As filed with the Securities and Exchange Commission on February 13, 1997
                                                     Registration No. 333-14289
================================================================================

                       Securities and Exchange Commission
                             Washington, D.C. 20549
                                 Amendment No. 3
                                       To
                                    Form S-1
             Registration Statement under the Securities Act of 1933

                           Trans Global Services, Inc.

                             Asher S. Levitsky P.C.
                           Esanu Katsky Korins & Siger
                                605 Third Avenue
                            New York, New York 10158
                                 (212) 953-6000
                               Fax: (212) 953-6899
            (Name, address and telephone number of agent for service)

                                   Copies to:


Lewis S. Schiller, Chief Executive Officer        Stuart Neuhauser, Esq.
Trans Global Services, Inc.                       Bernstein & Wasserman, LLP
1770 Motor Parkway                                950 Third Avenue
Hauppauge, NY 11788                               New York, NY 10022
(516) 582-9000                                    (212) 826-0730
Fax: (516) 582-9052                               Fax: (212) 371-4730

                         Calculation of Registration Fee

================================================================================

                                                                                                   Maximum
                                                       Amount to be       Maximum Offering        Aggregate        Registration
Title of each class of securities to be registered      Registered        Price Per Unit(1)     Offering Price         Fee
--------------------------------------------------     ------------       -----------------     --------------     ------------
Units, each Unit consisting of one share of Series     1,150,000 Units           $6.00          $6,900,000.00         $2,379.30
G Convertible 1,150,000 Units Redeemable Preferred
Stock, par value $.01 per share, and one Series E
Redeemable Common Stock Purchase Warrants(2)

Common Stock, par value $.01 per share(3),(4)                 --                    --                     --                --

Common Stock, par value $.01 per share(4),(5)          1,150,000 Shs.             3.00           3,450,000.00          1,189.66

Representative's Unit Purchase Options(6)                100,000 Optns.            .001                100.00               .04

Units, each Unit consisting of one share of Series       100,000 Units            9.90             990,000.00            341.38
G Convertible Redeemable Preferred Stock, par value
$.01 per share, and one Series F Redeemable Common
Stock Purchase Warrants(4),(7)

Common Stock, par value $.01 per share(4),(8)                 --                    --                     --                --

Common Stock, par value $.01 per share(4),(9)            100,000 Shs.             4.95             495,000.00            170.69
                                                                                                                      ---------
                                                                                                                      $4,081.07
                                                                                                                      =========

================================================================================
                                                   (Footnotes on following page)

                                                 (Footnotes from preceding page)

(1) Estimated solely for purposes of computation of the registration fee pursuant to Rule 457.

(2) Includes 150,000 Units issuable upon exercise of the Underwriters' over-allotment option.

(3) Represents an indeterminate number of shares of Common Stock issuable upon conversion of the Series G Convertible Redeemable Preferred Stock ("Series G Preferred Stock").

(4) Pursuant to Rule 416, there are also being registered such additional securities as may become issuable pursuant to the anti-dilution provisions of the Warrants, the Series G Preferred Stock, the Series E Common Stock Purchase Warrants ("Warrants"), the Underwriters' Unit Purchase Options and the Series F Redeemable Common Stock Purchase Warrants ("Series F Warrants") issuable upon exercise of the Unit Purchase Options.

(5) Represents shares of Common Stock issuable upon exercise of the Warrants included in the Units offered pursuant to this Registration Statement.

(6) Represents options (the "Unit Purchase Options") to purchase 100,000 units to be issued to the Representative, each such unit consisting of one share of Series G Preferred Stock and one Series F Warrant.

(7)    Represents units issuable upon exercise of the Unit Purchase Options.

(8) Represents an indeterminate number of shares of Common Stock issuable upon conversion of the Series G Preferred Stock issuable pursuant to the Unit Purchase Options.

(9) Represents shares of Common Stock issuable upon exercise of the Series F Warrants issuable pursuant to the Unit Purchase Options.

                           Trans Global Services, Inc.

                   Cross-Reference Sheet Pursuant to Rule 404


         Item No.                                Caption in Prospectus
         --------                                ---------------------
1.  Forepart of the Registration        Registration Statement Facing Page,
    Statement and Outside Front Cover   Prospectus Cover Page
    of Prospectus

2.  Inside Front and Outside Back       Inside Cover Page, Back Cover Page
    Cover Pages of Prospectus

3.  Summary Information, Risk Factors   Prospectus Summary, Risk Factors
    and Ratio of Earnings to Fixed
    Charges

4.  Use of Proceeds                     Use of Proceeds

5.  Determination of Offering Price     Cover Page, Risk Factors, Underwriting

6.  Dilution                            Dilution

7.  Selling Security Holders            Cover Page, Inside Cover Page,
                                        Selling Security Holders

8.  Plan of Distribution                Cover Page, Inside Cover Page,
                                        Selling Security Holders, Underwriting

9.  Description of Securities to be     Description of Securities
    Registered

10. Interest of Named Experts and       N.A.
    Counsel

11. Information with Respect to the     (a)-(c) Prospectus Summary, Business
    Registrant                          (d)     Cover Page
                                        (e)     Financial Statements; Pro Forma
                                                Combined Condensed Statements of
                                                Operations
                                        (f)     Prospectus Summary, Trans Global
                                                Services, Inc. Selected
                                                Financial Data
                                        (g)     N.A.
                                        (h)     Trans Global Services, Inc.
                                                Management's Discussion and
                                                Analysis of Financial Condition
                                                and Results of Operations
                                        (i)     N.A.
                                        (j)-(k) Management
                                        (l)     Principal Stockholders
                                        (m)     Certain Transactions

12. Disclosure of Commission Position   N.A.
    on Indemnification for Securities
    Act Liabilities

PROSPECTUS           SUBJECT TO COMPLETION DATED FEBRUARY 13, 1997

                                 1,000,000 Units

                           Trans Global Services, Inc.

     (Each Unit consisting of one share of Series G Convertible Redeemable Preferred Stock, par value $.01 per share, and one Series E Redeemable
                         Common Stock Purchase Warrant)

                                ---------------

         Trans Global Services, Inc. (the "Company") is offering 1,000,000 Units, each Unit consisting of one share of Series G Convertible Redeemable Preferred Stock ("Series G Preferred Stock") and one Series E Redeemable Common Stock Purchase Warrant (the "Warrants"). The Series G Preferred Stock and Warrants comprising the Units will be separately transferable immediately upon issuance. Each share of Series G Preferred Stock pays an annual dividend of $.12 per share, is convertible, commencing one year from the date of this Prospectus or earlier with the consent of the Company and Patterson Travis, Inc., the representative of the Underwriters (the "Representative"), into four shares of Common Stock, subject to adjustment, and may be redeemed by the Company for $6.00 per share commencing one year from the date of this Prospectus on not less than 30 nor more than 60 day's notice. The consent of the Representative and the Company may not be given prior to 61 days from the date of this Prospectus. Each Warrant entitles the holder to purchase one share of Common Stock at $3.00 per share, subject to adjustment, during the period commencing 61 days from the date of this Prospectus and ending three years from the date of this Prospectus. The Warrants are redeemable by the Company, commencing one year from the date of this Prospectus or earlier (but not prior to 61 days from the date of this Prospectus) with the consent of the Representative, for $.05 per Warrant, on not more than 60 nor less than 30 days' written notice if the average closing price per share of Common Stock is at least $4.00 (subject to adjustment) for at least 20 trading days ending not earlier than 15 days prior to the date the Warrants are called for redemption. See "Description of Securities."

         Prior to this Offering, there has been no public market for the Units, Series G Preferred Stock or Warrants. The initial public offering price and composition of the Units, the conversion rate and other terms of the Series G Preferred Stock and the exercise price and other terms of the Warrants have been determined through negotiations between the Company and the Representative, and are not related to the Company's assets, book value, financial condition or other recognized criteria of value. The Company's Common Stock and Callable Common Stock Purchase Warrants ("1994 Warrants") are traded on The Nasdaq SmallCap Market under the symbols TGSI and TGSIW, respectively. Although the Company has applied for the inclusion of the Units, Series G Preferred Stock and Warrants on The Nasdaq SmallCap Market under the symbols TGSIU, TGSIP and TGSIZ, respectively, there can be no assurance that an active trading market in such securities will develop or be sustained.

                                ---------------

      AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE
       OF RISK AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD TO SUSTAIN A LOSS OF THEIR ENTIRE INVESTMENT.
                   SEE "RISK FACTORS," WHICH BEGIN ON PAGE 7.

                                ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                                              Underwriting
                       Price to       Discounts and           Proceeds to
                       Public         Commissions(1)          Company(2)
--------------------------------------------------------------------------------
Per Unit..........      $6.00            $ .60                   $5.40

--------------------------------------------------------------------------------
Total (3).........    $6,000,000       $600,000                $5,400,000
================================================================================
                                                           (footnotes on page 2)
         The Units are being offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Series G Preferred Stock and Warrants comprising the Units will be made against payment therefor at the offices of the Representative at One
Battery Park Plaza, New York, New York 10004 on                , 1997.

                             Patterson Travis, Inc.

                The date of this Prospectus is           , 1997

                                                     (footnotes from Cover Page)
(1) Excludes additional compensation to be received by the Representative in the form of (a) a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering ($.24 per Unit) for a total of $180,000 ($207,000 if the Underwriters' over-allotment option is exercised in full), (b) a two-year consulting agreement pursuant to which the Company will pay the Representative a fee of $100,000, and
         (c) options (the "Unit Purchase Options") to purchase 100,000 units at $9.90 per unit exercisable during the four-year period commencing one year from the date of this Prospectus. In addition, the Company has agreed to indemnify the Underwriters against certain liabilities, including liability under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting estimated expenses of the Offering of approximately $590,000 ($.59 per Unit), which are payable by the Company and which include the Representative's non-accountable expense allowance and consulting fee.

(3) The Company has granted to the Representative an option, exercisable on its own behalf or on behalf of the Underwriters, within 45 days after the date of this Prospectus, to purchase up to an additional 150,000 Units on the same terms solely to cover over-allotments. If the over-allotment option is exercised in full, the Total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $6,900,000, $690,000 and $6,210,000, respectively. See "Underwriting."

         The Company is subject to certain informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The adress of such site is http//www.sec.gov.

         The Company intends to furnish its stockholders with annual reports containing audited financial statements and with such other periodic reports as the Company may from time to time deem appropriate or as may be required by law. The Company uses the calendar year as its fiscal year.

      IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE UNITS, SERIES G PREFERRED STOCK AND/OR WARRANTS AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

      A SIGNIFICANT NUMBER OF UNITS MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITERS. SUCH CUSTOMERS MAY SUBSEQUENTLY ENGAGE IN THE SALE OR PURCHASE OF THE SECURITIES THROUGH OR WITH THE UNDERWRITERS. ALTHOUGH THEY HAVE NO OBLIGATION TO DO SO, THE UNDERWRITERS MAY BECOME MARKET MAKERS AND OTHERWISE EFFECT TRANSACTIONS IN THE SECURITIES, AND, IF THE UNDERWRITERS PARTICIPATE IN SUCH MARKET, THEY MAY BE DOMINATING INFLUENCES IN THE TRADING OF THE SECURITIES. THE PRICES AND THE LIQUIDITY OF THE SECURITIES MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE PARTICIPATION OF THE UNDERWRITERS IN SUCH MARKET, SHOULD A MARKET DEVELOP.

                               PROSPECTUS SUMMARY

         The following discussion summarizes certain information contained in this Prospectus. It does not purport to be complete and is qualified in its entirety by reference to more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                   THE COMPANY


         Trans Global Services, Inc. (the "Company"), is engaged in providing technical temporary staffing services. In performing such services, the Company addresses the current trend of major corporations in "downsizing" and "outsourcing" by providing engineers, designers and technical personnel on a temporary contract assignment basis pursuant to contracts with major corporations. The engagement may relate to a specific project or may cover an extended period based on the client's requirements. The Company seeks to offer its clients a cost-effective means of work force flexibility and the elimination of the inconvenience associated with the employment of temporary personnel, such as advertising, initial interviewing, fringe benefits and record keeping. Although the employees provided by the Company are on temporary contract assignment, they work with the client's permanent employees; however, they may receive different compensation and benefits than permanent employees.

         In providing its services, the Company engages the employees, pays the payroll and related costs, including FICA, worker's compensation and similar Federal and state mandated insurance and related payments. The Company charges its clients for services based upon the hourly payroll cost of the personnel. Each temporary employee submits to the Company a weekly time sheet with work hours approved by the client. The employee is paid on the basis of such hours, and the client is billed for those hours at agreed upon billing rates.

         The Company is a Delaware corporation which was incorporated in September 1993 under the name Concept Technologies Group, Inc. ("Concept"). The Company's executive offices are located at 1770 Motor Parkway, Hauppauge, New York 11788, telephone (516) 582-9000.

         In May 1995, Concept acquired all of the issued and outstanding stock of Trans Global Services, Inc., a Delaware corporation now known as TGS Services Corp. ("TGS"), in exchange for a controlling interest in the Company. Such transaction is referred to as the "Trans Global Transaction." See "Certain Transactions -- The Trans Global Transaction." In March 1996, the Company changed its corporate name to Trans Global Services, Inc. Prior to May 1995, the Company's primary business was the operation, through WWR Technology, Inc. ("WWR"), of the Klipsch(R) professional loudspeaker business. As a result of the Trans Global Transaction, the Company's principal business became the provision of technical temporary staffing services. See "Certain Transactions -- The Trans Global Transaction." As of September 30, 1995, the Company sold the stock of WWR to an affiliated party. See "Certain Transactions -- Sale of WWR."

         TGS is a Delaware corporation which was incorporated in January 1995 to hold the stock of its two subsidiaries, Avionics Research Holdings, Inc. ("Holdings") and Resource Management International, Inc. ("RMI"). Prior to January 1995, the stock of Holdings and RMI was held by SIS Capital Corp. ("SISC"), which is a wholly-owned subsidiary of Consolidated Technology Group Ltd. ("Consolidated"). Consolidated is a public company whose businesses include, in addition to the Company, the management and operation of magnetic resonance imaging centers, the manufacture and sale of electro-mechanical and electro-optical products, a range of telecommunications services, computerized health information systems and related services which are offered to health care providers, and the marketing and selling of three dimensional imaging products. Holdings was formed to acquire the stock of two related companies, Avionics Research Corporation of New York and Avionics Research Corp. of Florida (collectively, "Avionics") in December 1993. RMI was formed in 1994 to acquire assets of Job Shop Technical Services, Inc. ("Job Shop") in November 1994. RMI conducts business under the name The RMI Group. Avionics has been engaged in the contract engineering business since its organization in 1954, and RMI commenced such business in November 1994, with the acquisition of assets from Job Shop.

         References to the Company refer to the Company and TGS and its subsidiaries, unless the context indicates otherwise. References to Concept relate to the Company prior to the consummation of the Trans Global Transaction in May 1995.

         At December 31, 1996, SISC was the owner of approximately 48.9% of the Company's outstanding Common Stock and held warrants which, if converted and exercised, would result in SISC's ownership of approximately 54.5% of the Common Stock. Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company, is also chairman of the board and chief executive officer of Consolidated, SISC, Netsmart Technologies, Inc. ("Netsmart"), a public corporation of which SISC owns a majority of the Common Stock, and Lafayette Industries, Inc. ("Lafayette"), a public corporation controlled by SISC. Mr.

Schiller and SISC together owned approximately 53.9% of the Company's outstanding Common Stock and held warrants and options which, if exercised, would result in their ownership of approximately 59.7% of the Company's Common Stock. The Trinity Group, Inc. ("Trinity"), a wholly-owned subsidiary of Consolidated, has an agreement with the Company pursuant to which the Company pays Trinity fees of $10,000 per month through March 2000, which monthly fee will increase to $25,000 commencing with the month in which this Offering is completed. Mr. Norman J. Hoskin, a director of the Company, is a director of Consolidated, Netsmart, Lafayette and certain subsidiaries of Consolidated. Mr.
E. Gerald Kay, a director of the Company, is a director of Lafayette and certain subsidiaries of Consolidated. See "Management -- Directors and Executive Officers".


                                  THE OFFERING

Securities Offered:          1,000,000 Units at $6.00 per Unit. Each Unit
                             consists of one share of Series G Convertible
                             Redeemable Preferred Stock ("Series G Preferred
                             Stock") and one Series E Redeemable Common Stock
                             Purchase Warrant (the "Warrants"). The shares of
                             Series G Preferred Stock and Warrants comprising the Units will be separately transferable immediately upon issuance.

Description of Series G Preferred Stock:

Redemption:                  The Series G Preferred Stock is redeemable by the
                             Company, at its option, for $6.00 per share, in whole at any time and in part from time to time commencing one year from the Effective Date on not less than 30 nor more than 60 days notice.

Conversion:                  Commencing one year from the Effective Date, or
                             earlier with the consent of the Company and the Representative, each share of Series G Preferred
                             Stock will be convertible into four shares of Common Stock, subject to adjustment in the event of any stock split, distribution, dividend, combination of shares or other transaction having the effect of a reverse split or other recapitalizations or similar transactions. The consent of the Representative and the Company may not be given prior to 61 days from the date of this Prospectus.

Liquidation:                 Upon the liquidation, dissolution or winding up of
                             the Company, the holders of the Series G Preferred
                             Stock will receive a preference of $6.00 per share.
                             Upon receipt of such preference, the holders of the Series G Preferred Stock will not be entitled to any further payment. In the event of the merger or consolidation of the Company, the shares of Series
                             G Preferred Stock then outstanding will be deemed converted into Common Stock immediately prior to the effective time of the transaction.

Dividends:                   Annual dividends of $.12 per share of Series G
                             Preferred Stock, payable semiannually, in cash or shares of Common Stock, as the Company shall determine. After payment of the semi-annual dividend, each share of Series G Preferred Stock shall receive the same per share dividend as is payable with respect to one share of Common Stock payable during the semi-annual dividend period.

No Voting Rights:            The holders of the Series G Preferred Stock have no
                             voting rights except as required by law.

Description of Warrants:

Exercise of Warrants:        The Warrants are exercisable for the period
                             commencing 61 days from the date of this prospectus and ending three years from the date of this Prospectus. Subject to redemption by the Company, the Warrants may be exercised at any time during such exercise period at an exercise price of $3.00 per share, subject to adjustment.

Redemption:                  The Warrants are redeemable by the Company
                             commencing one year from the date of this Prospectus, or earlier (but not prior to 61 days from the date of this Prospectus) with the consent of the Representative, at $.05 per Warrant provided that the average closing price per share of the Common Stock is at least $4.00 per share, subject to adjustment, for a period of 20 trading days ending not earlier than 15 trading days prior to the date the board of directors calls the Warrants for redemption.

Use of Proceeds:             The net proceeds of this Offering will be used to
                             pay outstanding loans and obligations and for working capital and other corporate purposes. See
                             "Use of Proceeds."

Risk Factors:                Purchase of the Units involves a high degree of
                             risk and should be considered only by investors who can afford to sustain a loss of their entire investment. See "Risk Factors" and "Dilution."

Nasdaq Symbols:

Common Stock                 TGSI
1994 Warrants                TGSIW
Units                        TGSIU (Proposed)
Series G Preferred Stock     TGSIP (Proposed)
Series E Warrants            TGSIZ (Proposed)

Common Stock and Warrants(1) Outstanding:
                             At the date of this Prospectus:

                             22,886,331 shares of Common Stock(2)
                                567,245 1994 Warrants(3)

                             As Adjusted(4):

                             22,886,331 shares of Common Stock(2)
                              1,000,000 shares of Series G Preferred Stock
                              1,000,000 Warrants
                                567,245 1994 Warrants(3)

(1) Does not nclude privately held warrants to purchase an aggregate of 6,257,352 shares of Common Stock at exercise prices ranging from $.50 to $8.45 (collectively, the "Other Warrants").

(2) Does not include a maximum of 2,792,332 shares of Common Stock which may be issued pursuant to the Company's stock option plans, of which stock options to purchase 1,523,950 shares are outstanding, 567,245 shares of Common Stock issuable upon exercise of the 1994 Warrants, 6,257,352 shares of Common Stock issuable upon exercise of the Other Warrants, or any shares of Common Stock issuable upon conversion of the Series G Preferred Stock or the exercise of the Warrants, the Underwriters' over-allotment option or Unit Purchase Options or the securities underlying the Unit Purchase Options.

(3) The 1994 Warrants were issued as part of the Company's initial public offering in February 1994, have an exercise price of $7.00 per share, and expire in February 1997.

(4) Reflects the issuance of the 1,000,000 shares of Series G Preferred Stock and 1,000,000 Warrants comprising the Units offered hereby.

                          SUMMARY FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

Statement of Operations Data(1):
-------------------------------

                                         Nine months ended September 30,              Year Ended December 31,
                                         -------------------------------              -----------------------
                                           1996                 1995                 1995                  1994
                                           ----                 ----                 ----                  ----
Revenue                                  $45,380              $48,172              $63,152               $25,287
Net (loss) from continuing operations       (770)              (1,784)              (4,413)                 (411)
Net (loss)                                  (770)              (1,872)              (4,696)                 (411)
Net (loss) per share of Common Stock        (.09)                (.72)               (1.48)                 (.68)
Weighted average number of shares
 of Common Stock outstanding               8,525                2,592                3,173                   600
Ratio of earnings to fixed charges            (2)                  (2)                  (2)                   (2)


Balance Sheet Data:
------------------

                                            September 30, 1996                         December 31,
                                    -----------------------------------            --------------------
                                      As Adjusted(3)       Actual                1995                 1994
                                    ----------------- -----------------          ----                 ----
Working capital (deficiency)            $ 4,099            $(751)              $(2,401)             $(1,805)
Total assets                             17,254            14,604               12,763               10,345
Total liabilities                         5,676             7,876                8,511                9,033
Accumulated deficit                      (5,876)          (5,876)               (5,106)                (411)
Stockholders' equity(4)                  11,578             6,728                4,252                1,312
-----------------------

(1) Statement of operations data includes the operations of RMI commencing November 22, 1994.

(2) Earnings during this period were insufficient to cover combined fixed charges and Preferred Stock dividends. The dollar amounts of the coverage deficiencies were as follows: $860, $1,874, $4,503 and $501 for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994.

(3) As adjusted to reflect (a) the receipt by the Company of the net proceeds from the sale of the 1,000,000 Units offered hereby, (b) the issuance by the Company of 10,000,000 shares of Common Stock upon the conversion of shares of Series F $6 Convertible Preferred Stock ("Series F Preferred Stock") subsequent to September 30, 1996, and (c) the use of a portion of the proceeds of this Offering to pay certain debt. See "Use of Proceeds" and "Capitalization."

(4) Stockholders' equity includes $751 at September 30, 1996 and $4,850 as adjusted, relating to Preferred Stock.

                                  RISK FACTORS

         The purchase of the Units offered hereby involves a high degree of risk and should be considered only by investors who can afford to sustain the loss of their entire investment. In analyzing this Offering, prospective investors should carefully consider the following factors, among others.

         1.       Continuing and substantial losses.

                  (a) Losses from continuing operations. During the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, the Company sustained losses from continuing operations of $770,000, or $.09 per share, $4.4 million, or $1.39 per share, and $411,000, or $.68 per share, respectively, on revenue of $45.4 million, $63.2 million and $25.3 million, respectively. The net loss for 1995, after the loss for the discontinued operations and the loss on the sale of the discontinued segment, was $4.7 million, or $1.48 per share. The results of the Company's operations in 1995 reflect the results of operations of both Holdings and RMI for the entire year. At September 30, 1996, the Company had an accumulated deficit of approximately $5.9 million. The results of operations for 1994 reflect the operations of Holdings for the entire year and RMI commencing November 22, 1994. If the acquisition of Job Shop assets were consummated as of January 1, 1994, the pro forma results of operations of the Company and Job Shop for 1994 would reflect revenue of $64.8 million and a loss of $2.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  (b) Penalties for late payment of withholding tax. During the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company incurred penalties of $550,000 and $1.0 million, respectively, for penalties resulting from the late payment of withholding taxes. See "Risk Factors 4. -- Recent delinquency in payment of payroll tax obligations."

                  (c) Significant interest expenses. The Company finances its payroll obligations by borrowing from a non-affiliated asset-based lender at an interest rate of 2% in excess of prime. The Company also pays a fee of .3% of the face amount of the invoices financed, regardless of the amount borrowed against the invoice. In January 1997, the asset-based lender agreed to a monthly fee of $10,500, subject to adjustment under certain conditions, commencing April 1, 1997 or earlier at the request of the Company. The borrowings are secured by a security interest in all of the Company's assets. At September 30, 1996 and November 30, 1996, such borrowings were $3.6 million . The ability of the Company to operate profitably is dependent in part upon its ability to obtain adequate financing to enable the Company to become current in its payment of payroll taxes, thus eliminating the penalties, and reduce financing costs, however no assurance can be given that it can or will be able to reduce its financing costs. See "Risk Factors 2. -- Substantial capital requirements; acceleration of obligations to asset-based lender" in connection with a reduction to $3.0 million in the available credit from the Company's asset-based lender.

                  (d) Low gross margins. For the nine months ended September 30, 1996 and the years ended December 31, 1995 and 1994, the Company's gross margins were approximately 8.4%, 6.3% and 6.2%, respectively. Revenue from contract engineering services is based on the hourly cost of payroll plus a percentage. Accordingly, no assurance can be given that the Company will be able to increase its gross margin. The success of the Company's business is dependent upon its ability to generate sufficient revenues to enable it to cover its fixed costs and other operating expenses and to reduce its variable costs, principally its interest. See "Risk Factors 2. -- Substantial capital requirements; acceleration of obligations to asset-based lender." Under its agreements with its clients, the Company is required to pay its employees and pay all applicable Federal and state withholding and payroll taxes prior to receipt of payment from the clients. Furthermore, the Company's payments from its clients are based upon the hourly rate paid to the employee, without regard to when payroll taxes are payable with respect to the employee. Accordingly, the Company's cost of services are greater during the first part of the year, when Federal Social Security taxes and state unemployment and related taxes, which are based on a specific level of compensation, are due. Thus, until the Company satisfies such payroll tax obligations, it will have a lower gross margin than after such obligations are satisfied. Furthermore, to the extent that the Company experiences turnover in employees, its gross margin will be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         2. Substantial capital requirements; acceleration of obligations to asset-based lender.

                  (a) Working capital deficiency. As of September 30, 1996, the Company had a working capital deficiency of $751,000. Its working capital deficiency reflects (i) $3.6 million due to the Company's asset-based lender,
(ii) payroll taxes and related expenses of $3.1 million, and (iii) accounts payable and accrued expenses of $1.1 million, the most significant component of which was compensation due to the Company's contract employees, which was paid during the first week of October 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  (b) Substantial obligations to asset-based lender; acceleration of obligations. At September 30, 1996 and December 31, 1996, the Company owed approximately $3.6 million to its asset-based lender. The Company had been advised that, as a result of a change in its general lending policies, the Company's asset-based lender was to reduce the Company's maximum borrowing availability to $1 million, effective in late October 1996, which date had been orally extended until January 1997. In January 1997, the asset-based lender agreed to an amendment to its agreement with the Company pursuant to which, at April 1, 1997 or earlier at the request of the Company, the borrowing availability will be reduced to $3.0 million. Although the Company is seeking alternative financing sources, no assurance can be given that the Company can or will be able to obtain an alternate financing source, the failure of which could have a material adverse effect upon the Company. See "Management Discussion and Analysis of Financial Conditions and Results of Operations."

                  (c) Continuing cash requirements. At September 30, 1996, the Company's obligations for withholding taxes, including interest and penalties, was approximately $1.35 million. In July 1996, the Company received $2 million from the sale of Common Stock. The Company used approximately $1.3 million of such proceeds to pay delinquent withholding tax obligations, including interest and penalties. In connection with such payments, the Company entered into an agreement with the Internal Revenue Service ("IRS") pursuant to which the Company is to pay the balance of $1.5 million, plus interest, in eight monthly installments of $150,000, commencing in September 1996 and a final installment of $300,000 in May 1997. One of the conditions to the IRS' agreement is the timely payment by the Company of its current withholding tax obligations on an ongoing basis. See "Risk Factors 4. -- Recent delinquency in payment of payroll tax obligations."

                  The Company is continuing to seek ways to lower its cost of money. In view of the Company's relatively low gross margin, which was approximately 8.4% for the nine months ended September 30, 1996, 6.3% for 1995 and 6.2% for 1994, and its interest costs, which were approximately 1.1% of revenue for the nine months ended September 30, 1996 and 1.5% of revenue for 1995, the inability of the Company to reduce its interest expense would adversely affect its ability to operate profitably. The Company intends to address its capital requirements by seeking to increase its capital base through the sale of the Units and negotiate more favorable borrowing rates. However, no assurance can be given any increase in its capital base resulting from this Offering will enable the Company to operate profitably.

                  (d) Possible need for additional financing. Although the Company believes that the proceeds from this Offering will be sufficient to fund the Company's anticipated cash requirements for one year following the date of this Prospectus, conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction of the Company's operations. See "Use of Proceeds."

         3. Potential claim by Department of Labor, other potential claim. The United States Department of Labor and the independent court-appointed trustee of the Job Shop 401(k) Plan (collectively, "DOL") has filed a complaint against Job Shop and its principal stockholder for civil violations of ERISA resulting from the failure of Job Shop to deposit employee contributions to Job Shop's 401(k) retirement plan. A similar complaint was filed by former employees of Job Shop against Job Shop, its principal stockholder and others. At November 22, 1994, the amount due to the Job Shop 401(k) plan was approximately $3.0 million, which amount may have increased since such date as a result of interest and penalties. Neither the Company nor RMI, the subsidiary that acquired assets and assumed certain obligations of Job Shop in November 1994, has been named as a defendant in either of such actions. The DOL has raised with the Company the possibility that RMI may be liable with respect to Job Shop's ERISA liability as a successor corporation or purchaser of plan assets, even though RMI did not assume such obligations and paid value for those assets which it did purchase. Although the Company believes that RMI is not a successor corporation to Job Shop and is not responsible for Job Shop's ERISA violations, the DOL may take a contrary position. If the DOL takes such a position and prevails, it would have a material adverse effect upon the operations of RMI and possibly the Company as a whole. During the nine months ended September 30, 1996, the Company established a $300,000 reserve with respect to the DOL claim. The Company has a proposed agreement with the DOL pursuant to which it will pay $300,000 to the DOL in satisfaction of any claims the DOL may have against it. A portion of the proceeds of this Offering are allocated to such payment. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                  In May 1991, prior to the acquisition of Holdings by the Company, the Government Printing Office wrote Avionics asking for reimbursement of approximately $300,000 for allegedly unauthorized work on two programs. The Company believes that these claims are without merit and intends to contest these claims vigorously if reasserted. The Company believes that the ultimate disposition of this matter will not have a material adverse affect on the Company's consolidated financial position.

         4. Recent delinquency in payment of payroll tax obligations; use of proceeds to pay tax obligations. The nature of the technical temporary staffing industry is that the service company, such as the Company, pays its employees weekly, but does not receive payment from its clients until the following week. As a result of the size of the tax deposit and because of the lack of available cash under its financing arrangement, the Company, as of June 30, 1996, was approximately five weeks late in payment of Federal withholding tax of approximately $1.6 million. As a result of such failure, the IRS imposed interest and significant penalties. During the nine months ended September 30, 1996 and the year ended December 31, 1995, the Company's selling, general and administrative expenses included approximately $550,000 and $1.0 million, respectively, in penalties for late withholding payments. During July and August, the Company paid the IRS approximately $1.3 million on account of such withholding tax obligations, including interest and penalties, and entered into a payment agreement with the IRS pursuant to which (a) the Company agreed to pay the remaining $1.5 million, plus interest, in eight monthly installments of $150,000, commencing in September 1996, and a final installment of $300,000 in May 1997, and (b) the IRS agreed to subordinate its lien to the lien of the Company's asset-based lender. The IRS' agreement is contingent upon the Company's making timely payments of its withholding tax obligations. At September 30, 1996, the Company owed the IRS approximately $1.35 million pursuant to its agreement with the IRS, and the Company was current in its withholding tax obligations. At January 15, 1997, the amount due to the IRS was approximately $800,000. The Company intends to use approximately $800,000, or 16.7% of the net proceeds of this Offering, to pay the IRS. See "Use of Proceeds."

         5. Concentration of business in aerospace industry; dependence on major customers. The Company's principal clients are in the aerospace industry. The Company's three largest clients for the nine months ended September 30, 1996 were The Boeing Company ("Boeing"), Lockheed-Martin Corporation ("Lockheed") and Northrop Grumman Corporation ("Northrop Grumman"), which accounted for revenues of approximately $23.1 million, or 50.9% of revenue for the period. For 1995, the Company's three largest clients were Northrop Grumman, Boeing and Lockheed Ft. Worth Company which accounted for revenues of $34 million, or 54% of revenue. The Company's largest client in 1994 was Northrop Grumman, which accounted for $14.3 million, or 57% of revenue. The Company's contracts with its clients may generally be terminated without significant notice and any loss of a major client may have a material adverse effect upon the Company. Although the Company's agreements with its clients in the aerospace industry are with the clients and not government departments or agencies, the Company's business in the aerospace industry may be affected by government policies relating to defense spending. The Company's business may also be affected by the consolidation of companies in the aerospace industry. The Company intends to expand its marketing effort to other major companies in industries which it believes are downsizing their present operations and relying on outside consultants to perform services which had been performed by their employees. See "Business -- Markets and Marketing."

         6. Dependence upon industry trends. The technical temporary staffing business is dependent upon the continuation of present trends in industry toward downsizing and outsourcing. The Company hires its employees to perform specific services for its clients. The interviewing process may be conducted by the clients, and the clients define the scope of the work. In some instances, the Company's employees were formerly employed by the clients, and may have performed the same duties and reported to the same supervisor. Clients engage technical personnel on a contract basis, rather than hiring such individuals directly, because of the flexibility in retaining personnel and the ability to obtain the services of the Company's employees without the need to provide the compensation and other benefits which would be required to be paid to employees. To the extent that these factors change, either as a result of government policies, company policy or other factors, the Company's business would be adversely affected. Furthermore, to the extent that legislation, government regulations or court decisions require employees of technical staffing companies to receive the same benefits as the clients' employees, the Company's business may be adversely affected. See "Business -- Market and Marketing."

         7. Substantial obligations to and from related parties; related party transactions. Effective June 30, 1996, SISC exchanged $1,000,000 of its debt for shares of Series F Preferred Stock pursuant to a debt and equity restructure with SISC (the "SISC Recapitalization"). Pursuant to the SISC Recapitalization, the Company issued to SISC 9,900 shares of Series F Preferred Stock and warrants to purchase 3,200,000 shares of Common Stock at $1.25 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and all of the shares of Series B, C and D Preferred Stock owned by SISC, including accrued dividends due on the Series D Preferred Stock. As part of the SISC Recapitalization, the Company issued 100 shares of Series F Preferred Stock to DLB, Inc. ("DLB"), which owned 5% of the Series B and C Preferred Stock. DLB is owned by Mr. Schiller's wife, but Mr. Schiller disclaims beneficial interest in DLB or any securities owned by DLB. SISC transferred 1,000 shares of Series F Preferred Stock to Mr. Lewis S. Schiller, chairman of the board of the Company and Consolidated, pursuant to Mr. Schiller's employment agreement with Consolidated. The 10,000 shares of Series F Preferred Stock held by SISC, Mr. Schiller and DLB were convertible into 10,000,000 shares of Common Stock, and all of the shares of Series F Preferred Stock were converted into Common Stock in October and December 1996. See "Certain Transactions." No shares of Series F Preferred Stock are presently outstanding.

         The Company has made advances to three subsidiaries of SISC ("SISC Subsidiaries") which are not owned or controlled by the Company. Such advances were approximately $1.4 million at September 30, 1996. The Company cannot predict whether or when these advances will be repaid because of the SISC Subsidiaries' lack of working capital.

         At September 30, 1995, the stock of WWR was sold to a subsidiary of Consolidated. See "Certain Transactions -- Sale of WWR." At September 30, 1996, WWR owed $400,000 to a nonaffiliated lender. The note matures in June 1997 and is guaranteed by Walnut Capital Corp. ("Walnut") and the Kanter Family Foundation (the "Kanter Foundation"). The Kanter Foundation and Walnut are affiliated with Mr. Joel S. Kanter, who was a director of the Company until February 1997. The Company, SISC and Consolidated have guaranteed the guarantee obligations of the Kanter Foundation and Walnut.

         Trinity, a subsidiary of Consolidated and an affiliate of SISC, has a management services agreement with the Company pursuant to which the Company is to pay Trinity $10,000 per month through March 2000, which monthly fee will increase to $25,000 commencing with the month in which this Offering is completed. Mr. Lewis S. Schiller, who is the chairman of the board and chief executive officer of the Company, is the chief executive officer of SISC, Consolidated and Trinity. However, Mr.
Schiller receives no cash compensation from the Company.

         At September 30, 1996, Holdings owed former owners of its business $138,000, which is due in installments through May 1997. This obligation was incurred by Holdings in 1993 in connection with the purchase of the business. At the time of the purchase, Holdings was owned by Mr. Joseph G. Sicinski, president of the Company, and one other individual who is not affiliated with the Company. See "Certain Transactions."

         A portion of the proceeds of this Offering is being used to make certain tax payments to the IRS. See "Use of Proceeds." To the extent that any of such taxes are not paid by the Company, certain officers of the Company may have personal liability with respect thereto.

         8. Potential conflict of interest. Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company is chairman of the board and chief executive officer of Consolidated. As a result of holding such positions, Mr. Schiller is in a position to determine the terms and conditions of any transactions between the Company and Consolidated, SISC and the SISC Subsidiaries. In addition, Mr. Norman J. Hoskin, a director of the Company, is also a director of Consolidated and certain subsidiaries of Consolidated, and Mr. E. Gerald Kay, a director of the Company, is also a director of certain subsidiaries of Consolidated. See "Risk Factors -- 7. Substantial obligations to and from related parties; related party transactions," "Risk Factors -- 14. Continued Control by SISC" and "Management -- Directors and Executive Officers."

         9. Broad discretion as to use of proceeds; potential unspecified acquisitions. Approximately $2.6 million, representing approximately 54.2% of the net proceeds of this Offering, are allocated to working capital and other corporate purposes. In addition, to the extent that any proceeds from this Offering are not used to pay the Company's asset-based lender, such proceeds will be used for working capital and other corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of a significant portion of the net proceeds of this Offering. Purchasers of the Units offered hereby will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions. The Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. No assurance can be given that any such agreements will result in additional revenue or net income for the Company. Furthermore, investors may not have the opportunity to review the business or financial statements of potential acquisition candidates or vote on any acquisition. See "Use of Proceeds" and "Business -- Potential Business Agreements."

         10. Potential change in use of proceeds. Notwithstanding the Company's plan to develop its business as described in this Prospectus, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses, as well as changes in the economic climate or changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the Board of Directors. Accordingly, in the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may engage in other, unrelated businesses and use a portion of the proceeds of the Offering for such purpose. However, the Company has no such intention at this time. No assurance can be given that any such businesses can or will be profitably operated.

         11. Dependence on management. The Company's business is dependent upon its senior executive officers, principally Mr. Joseph G. Sicinski, president, who is responsible for the Company's operations, including marketing and business development. Mr. Sicinski has an employment agreement with the Company pursuant to which he receives annual compensation at the rate of $234,000, plus a bonus equal to 5% of the Company's consolidated income before income taxes, but not more than 200% of his salary. The loss of service of Mr. Sicinski or other key management employees would have a material adverse effect upon the Company's business and prospects. The Company does has $500,000 of key man life insurance on Mr. Sicinski's life.

         12. Competition. The business of providing employees on either a permanent or temporary basis is highly competitive and is typically local in nature. The Company competes with numerous technical service organizations, a number of which are better capitalized, better known, have more extensive industry contracts and conduct extensive advertising campaigns aimed at both employers and job applicants. No assurance can be given as to the ability of the Company to expand its client base into other industries. See "Business -- Competition."

         13. Need to attract qualified personnel. The ability of the Company to generate revenues is dependent upon both its ability to obtain contracts with clients and to provide its clients with qualified employees. The market for qualified personnel is highly competitive, and the Company competes with other companies in obtaining contracts with potential clients and in attracting employees. See "Business -- Competition."

         14. Continued control by SISC. As of December 31, 1996, SISC and Mr. Lewis S. Schiller beneficially owned 48.9% and 5.0% of the Company's outstanding Common Stock, respectively. SISC is a wholly-owned subsidiary of Consolidated, and Mr. Schiller is chief executive officer of the Company, SISC and Consolidated. Furthermore, SISC holds presently exercisable warrants to purchase 2,550,000 shares of Common Stock at $1.25 per share and 267,500 shares of Common Stock at $3.50 per share, and Mr. Schiller holds presently exercisable warrants to purchase 250,000 shares of Common Stock at $1.25 per share and 47,500 shares of Common Stock at $3.50 per share and options to purchase 5,000 shares of Common Stock at $1.03 per share and 150,000 shares of Common Stock at $1.125 per share. After including the shares of Common Stock issuable upon exercise of such warrants and options, SISC and Mr. Schiller beneficially own in the aggregate, 59.7% of the Common Stock. As a result, Mr. Schiller, as chief executive officer of SISC and the Company, has the power to elect all of the Company's directors and approve any matter requiring stockholder approval as well as to determine the terms of any agreements between the Company, on the one hand, and SISC, Consolidated and their subsidiaries and affiliates, on the other hand. See "Principal Stockholders."

         15. Possible delisting from The Nasdaq System and market illiquidity. The Company's Common Stock and 1994 Warrants are, and the Units, Series G Preferred Stock and Warrants are expected to be, included in The Nasdaq SmallCap Market. For continued inclusion on The Nasdaq SmallCap Market, (i) the Company will have to maintain at least $2,000,000 in total assets and $1,000,000 in capital and surplus, (ii) the minimum bid price of the Common Stock will have to be $1.00 per share, (iii) there must be at least 100,000 shares in the public float valued at $1,000,000 or more, (iv) the Common Stock must have at least two active market makers, and (v) the Common Stock must be held by at least 300 holders. In addition, the Company may be required to maintain a stock price of at least $1.00 per share. Nasdaq has recently announced proposed changes which make the criteria for continued inclusion in the Nasdaq SmallCap Market stricter. If the Company is unable to satisfy Nasdaq's requirements for continued listing, such securities may be delisted from The Nasdaq SmallCap Market. In such event, trading, if any, in such securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of the Company, and lower prices for the Company's securities than might otherwise be attained.

         A significant number of the Units may be sold to customers of the Underwriters. Such customers may subsequently engage in the sale or purchase of the securities through or with the Underwriters. Although they have no obligation to do so, the Underwriters may become market makers and otherwise effect transactions in securities of the Company, and, if they participate in such market, may be dominating influences in the trading of the securities. The prices and the liquidity of the securities may be significantly affected by the degree, if any, of the participation of the Underwriters in such market, should a market arise.

         16. Risks of low-priced stocks; penny stock regulations. If the Company's securities were delisted from The Nasdaq SmallCap Market (See "Risk Factors -- 15. Possible delisting of securities from The Nasdaq System and market illiquidity") they may become subject to Rule 15g-9 under the 1934 Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's Common Stock and Warrants and may affect the ability of purchasers in this Offering to sell any of the Common Stock or Warrants acquired pursuant to this Prospectus in the secondary market.

         The Commission's regulations define a "penny stock" to be any equity security that has a market price (as therein defined) less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to the Company's Common Stock, Units, Preferred Stock and Warrants if the Common Stock is listed on The Nasdaq SmallCap Market and has certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will continue to qualify for exemption from these restrictions. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Common Stock or Warrants could be materially adversely affected.

         17. Potential adverse effect of redemption of Warrants. Commencing one year from the date of this Prospectus, or earlier with the consent of the Representative, the Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon not more than 60 nor less than 30 days' notice if the average closing price per share of the Common Stock is at least $4.00 subject to adjustment, during 20 trading days ending not earlier than 15 days prior to the date of the Warrants are called for redemption. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The Company will not call the Warrants for redemption except pursuant to a currently effective prospectus and registration statement. See "Description of Securities --Series E Redeemable Common Stock Purchase Warrants."

         18. Current prospectus and state registration required to exercise Warrants. Holders of the Warrants will only be able to exercise the Warrants if
(a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect and (b) such securities are qualified for sale or exemption from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken to use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, and may not call the Warrants for redemption unless there is a current and effective registration statement covering the issuance of the Common Stock upon exercise of the Warrants, there can be no assurance that the Company will be able to do so. Pursuant to Section 10(a)(3) of the Securities Act, this Prospectus, unless amended or supplemented in accordance with the rules and regulations of the Commission pursuant to the Securities Act, may not be used by the Company in connection with the exercise of any Warrants subsequent to nine months from the date of this Prospectus. Prior to the expiration of nine months from the date of this Prospectus, it may be necessary to amend or supplement this Prospectus under certain conditions, in which event the Warrants could not be exercised prior to the date of the amended Prospectus or supplement. Unless there is an effective and current registration statement covering the issuance of the Common Stock upon exercise of the Warrants, the Company will not accept payment for, or issue Common Stock with respect to, the exercise of any Warrants, and any payments made by a Warrant holder will be returned by the Company. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders of Warrants reside. See "Description of Securities -- Series E Redeemable Common Stock Purchase Warrants."

         The Company has registered or qualified the Warrants for sale in a limited number of states. Although the Company is not aware of any states which prohibit the registration or qualification of securities of the type offered by the Company and anticipates that it will qualify for available after-market exemptions in a majority of states within several months after the completion of the Offering, there can be no assurance that an exception permitting the exercise of the Warrants will be available in any jurisdiction other than in those states which the Common Stock and Warrants were initially registered or are exempt from registration at the time a holder seeks to exercise Warrants.

         19. Arbitrary offering price and terms. The price and composition of the Units, the conversion rate and other terms of the Series G Preferred Stock and the exercise price and other terms of the Warrants have been determined by negotiation between the Company and the Representative and do not necessarily bear any relation to the results of the Company's operations or its financial condition or any other indicia of value.

         20. No Common Stock dividends anticipated. The Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends on its Common Stock in the foreseeable future. The annual dividend requirement of the Series G Preferred Stock is $90,000, which are payable in cash or in shares of Common Stock, as the board of directors may determine. If the Over-Allotment Option and the Representative's Unit Purchase Option are exercised, the annual dividend on the Series G Preferred Stock will be $150,000.

         21. Shares eligible for future sale; shares issuable pursuant to warrants, options and preferred stock; registration rights. Approximately 9,400,000 of the 22,886,331 shares of Common Stock outstanding at December 31, 1996, may be publicly sold as a result of either the registration of such shares as part of the Company's initial public offering in February 1994, the expiration of the two-year holding period pursuant to Rule 144 of the Commission or the expiration of the restricted period pursuant to Regulation S of the Commission. The remaining shares become eligible for sale pursuant to Rule 144 of the Commission two years after the date of issuance by the Company or the date of transfer by an affiliate of the Company. Such share will become eligible for sale pursuant to Rule 144 in May 1997, as to 3,091,782 shares, June 1997 as to 108,000 shares, September 1997 as to 954,000 shares and April 1998 as to 10,393,000 shares. SISC and the Company's directors and executive officers have agreed to a 24-month lockup during which they may not sell their shares without the prior approval of the Representative.

         As of December 31, 1996, the Company had (a) outstanding 1994 Warrants to purchase 567,245 shares of Common Stock at $7.00 per share through November 1996, which warrants are publicly traded, (b) warrants to purchase an aggregate of 1,302,352 shares of Common Stock at exercise prices ranging from $2.00 to $7.00 per share with various expiration dates, and (c) warrants to purchase 4,900,000 shares of Common Stock at $.50 per share through April 2001, which are held by SISC and the Company's directors. In addition, the underwriter of the Company's initial public offering holds unit purchase options to purchase 55,000 of the units issued in the Company's initial public offering in February 1994, at $8.45 per unit through February 1999. Each such unit consisted of one share of the Company Common Stock and a warrant to purchase one share of the Company Common Stock at $7.00 per share through February 1997, after giving effect to extensions from the original maturity date of February 1996.

         The Company has adopted three stock option plans pursuant to which a maximum of 2,792,332 shares of the Common Stock may be issued, of which options to purchase 1,523,950 shares are outstanding.

         The Company cannot predict the effect, if any, that the issuance of shares of Common Stock upon exercise of options or warrants or the registration of such shares will have on the market for and market price of the Common Stock.

         22. Potential adverse impact of Preferred Stock on rights of holders of Common Stock. The Company's certificate of incorporation authorizes the issuance of so-called "blank check" preferred stock with the board of directors having the right to determine the designations, rights, preferences and privileges of the holders of one or more series of Preferred Stock. Accordingly, the board of directors is empowered, without stockholder approval, to issue Preferred Stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of Common Stock. The board of directors has in the past issued shares of Preferred Stock with the right to vote more than one vote per share. The Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change of control of the Company. The possible impact on takeover attempts could adversely affect the price of the Company Stock. Although the Company has no present intention to issue any additional shares of Preferred Stock or to create any additional series of Preferred Stock, the Company may issue such shares in the future.

         23. No public market. Prior to this Offering, there has been no public trading market for the Units, Series G Preferred Stock or Warrants. Although the Common Stock and 1994 Warrants are listed on The Nasdaq SmallCap Market and the Company has applied to have the Units, Series G Preferred Stock and Warrants included in The Nasdaq SmallCap Market, there can be no assurance that an active market in any of such securities will develop or, if such a market develops, that it will be sustained.

         24. Dilution. Assuming conversion of all of the Series G Preferred Stock, without allocating any value to the Warrants, purchasers of the Units will incur dilution in the net tangible book value per share of Common Stock of $1.21, or 80.7%, from the initial public offering price of $1.50 per share, based on the conversion rate of four shares of Common Stock for each share of Series G Preferred Stock.


                       MARKET FOR COMMON STOCK; DIVIDENDS

         The Company's securities have been traded on The Nasdaq SmallCap Market since the Company's initial public offering on February 15, 1994, pursuant to which the Company sold units (the "1994 Units"), each 1994 Unit consisting of one share of Common Stock and one 1994 Warrant. The Common Stock and 1994 Warrants have been traded on The Nasdaq SmallCap Market since September 22, 1994. From July 28, 1994, when the Units were split into their individual components and trading of the Common Stock and 1994 Warrants commenced on The Nasdaq SmallCap Market, the symbols for the Common Stock and 1994 Warrants were "CTGI" and "CTGIW," respectively. Effective on September 21, 1995, the trading symbols were changed to "TGSI" and "TGSIW," respectively.

         The high and low closing bid prices for the Company's Common Stock and 1994 Warrants since September 1994, when the trading in 1994 Units terminated and trading in the Common Stock and 1994 Warrants commenced are as follows:


                               Common Stock              1994 Warrants
                               High      Low          High            Low
1994
  Third Quarter
   (from September 22)        $5-7/8    $4-5/8       $1-1/4          $5/8
  Fourth Quarter               5-3/4     3-1/8        1-3/8           1/2
1995
  First Quarter                3-7/8     2            1               3/8
  Second Quarter               4-3/4     3-1/2         7/8            5/8
  Third Quarter                4-1/4     2-1/8         15/16          5/16
  Fourth Quarter               3-1/2     1-3/8         1/2            11/32
1996
  First Quarter                1-11/16    15/16        15/32          3/16
  Second Quarter               1-3/4     1-7/32        1/2            5/16
  Third Quarter                1-31/32   1-3/8         11/32          7/32
  Fourth Quarter               2-1/4     1-7/16        7/32           5/32
1997
 First Quarter
  (through January 28)         2-1/16    1-1/4         7/32           1/8

         The closing bid prices for the Common Stock and 1994 Warrants on January 28, 1997 were $2-1/16 and $.125, respectively. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

         As of December 31, 1996, the Company believes that there were approximately 1,300 beneficial holders of the Common Stock.

         The Company has paid no dividends on its Common Stock since inception, and does not expect to pay any dividends for the foreseeable future. See "Description of Securities -- Series G Preferred Stock" in connection with dividends payable with respect to the Series G Preferred Stock.


                                 USE OF PROCEEDS

         The Company intends to utilize the net proceeds from the sale of the Units issued pursuant to this Prospectus, estimated at approximately $4.8 million (assuming the Underwriters' over-allotment option is not exercised), substantially as follows:

         (a) Approximately $1.1 million (22.9% of the net proceeds) to reduce the Company's obligations to its asset-based lender.(1)

         (b) Approximately $1.1 million (22.9%) to prepay the Company's obligations to the IRS and the DOL.(2)

         (c) The balance of approximately $2.6 million (54.2%) for working capital and other general corporate purposes.
------------
(1) At December 31, 1996, the Company owed its asset-based lender approximately $3.6 million. Pursuant to a January 1997 amendment to the Company's agreement with its asset-based lender, the Company's borrowing availability will be reduced to $3.0 million on April 1, 1997 or earlier at the request of the Company. The Company is seeking alternative financing sources. In the event that the Company obtains such financing on reasonable terms, all or a portion of the proceeds allocated to pay the asset-based lender may be used for working capital and other corporate purposes.

(2) Pursuant to the Company's agreement with the IRS, the Company is to pay the $1.5 million plus interest in eight monthly installments of $150,000, commencing in September 1996, and a final installment of $300,000 in May 1997. As of January 15, 1997, the amount due to the IRS was approximately $800,000. The Company intends to prepay all or a portion of its obligations to the IRS from the proceeds of this Offering. However, the Company reserves the right to pay the IRS in accordance with its agreement, in which event the proceeds allocated to the prepayment of the Company's obligations to the IRS, to the extent not so used, will be used for working capital and other corporate purposes. Pursuant to a proposed agreement with the DOL, the Company is to pay the DOL $300,000 from the proceeds of this Offering. The total amount due to the IRS and the DOL as of January 31, 1997 is approximately $1.1 million.

         The foregoing represents the Company's best estimate of its allocation of the proceeds of this Offering based upon the present state of its business, operations and plans, current business conditions and the Company's evaluation of the market for the Company's services. Management will have broad discretion to determine the use of a substantial portion of the proceeds of this Offering, and conditions may develop which could cause management to reallocate proceeds from the categories listed above, including difficulties encountered in marketing its services. Furthermore, future events, including the problems, expenses, difficulties, complications and delays frequently encountered by businesses and those described under "Risk Factors," as well as changes in the economic climate and changes or anticipated changes in government regulations, may make the reallocation of funds necessary or desirable. Any such reallocation will be at the discretion of the board of directors. Furthermore, in the event that the Company determines that it is unable to develop a profitable business as described in this Prospectus, the Company may use the proceeds from this Offering to engage in other unrelated businesses, although it has no such intention at this time.

         The Company believes that the net proceeds from this Offering will be sufficient to satisfy the Company's cash requirements for at least twelve months following the date of this Prospectus. However, it is possible that conditions may arise as a result of which the Company may require additional capital prior to one year from the date of this Prospectus, and no assurance can be given that the Company will be able to obtain any or adequate funds when required or that any funds available to it will be on reasonable terms. The failure to obtain necessary funds could result in the reduction or cessation of operations by the Company.

         The Company may use a portion of the proceeds of this Offering in connection with acquisitions, joint ventures or other arrangements, which management deems necessary or desirable in connection with the development of the Company's business and related activities. The Company has not entered into any letters of intent or agreements with respect to any such arrangements or transactions. However, to the extent that the Company negotiates such a transaction which requires payment of cash, the Company will use a portion of the proceeds allocated to working capital and other corporate purposes to make such acquisition. In this connection, the Company may reallocate all or a portion of the proceeds allocated to payment of the Company's asset-based lender and the prepayment of the Company's obligations to the IRS. "Business -- Potential Business Agreements."

         Pending the application of the funds as described above, said funds will be invested in short-term interest-bearing deposits and securities.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to reflect (a) the sale of the 1,000,000 Units offered hereby and the application of a portion of the proceeds from this Offering to pay short-term debt and (b) the issuance subsequent to September 30, 1996 of 10,000,000 shares of Common Stock upon the conversion of Series F Preferred Stock.

                                                                                               September 30, 1996
                                                                                           Actual              As Adjusted
                                                                                                (Dollars in thousands)
Short-term debt:
     Loan payable -- asset-based lender(1)                                                  $ 3,565             $ 2,465
     Other notes payable(2)                                                                     138                 138
                                                                                            -------             -------
                                                                                            $ 3,703             $ 2,603
                                                                                            =======             =======
Stockholders' equity:
     Preferred Stock, par value $.01 per share, 3,000,000 shares authorized(3) of which:
       10,000 shares are issued, outstanding and designated as Series F Preferred
       Stock(4), none outstanding as adjusted                                                    --                  --
       1,250,000 shares are designated as Series G Convertible Redeemable
       Preferred Stock, none issued or outstanding, 1,000,000 shares
       outstanding, as adjusted(5)                                                               --                  --
     Common Stock, par value $.01 per share, 20,000,000 shares authorized3,                     129                 229
     12,851,331 shares issued and outstanding and 22,851,331 shares outstanding as adjusted(6)
     Capital in excess of par 7                                                              12,814              17,564
     Accumulated deficit                                                                     (5,876)             (5,876)
     Deferred compensation fee                                                                 (339)               (339)
                                                                                            -------             --------
Stockholders' equity                                                                        $ 6,728             $11,578
                                                                                            -------             =======
------------

(1) The Company's loan from its asset-based lender bears interest at prime plus 2%. In addition, the Company pays a fee of .3% of the face amount of all invoices financed, regardless of the amount borrowed against the invoice. See Note 2 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.

(2) See Note 8 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.

(3) In November 1996, the Company's certificate of incorporation was amended to increase the authorized capital stock to 20,000,000 shares of Preferred Stock and 50,000,000 shares of Common Stock.

(4) The liquidation preference of the Series F Preferred Stock is $1 per share, or an aggregate of $10,000. Subsequent to September 30, 1996, all of the shares of Series F Preferred Stock were converted into an aggregate of 10,000,000 shares of Common Stock.

(5) The liquidation preference of the Series G Preferred Stock is $6.00 per share. The Series G Preferred Stock is redeemable at $6.00 per share. See "Description of Capital Stock -- Series G Preferred Stock" for information concerning the rights, preferences and privileges of the holders of the Series G Preferred Stock.

(6) Does not include an aggregate of 10,184,174 shares of Common Stock reserved as follows: (a) 2,792,332 shares issuable pursuant to the Company's stock option plans, of which stock options to purchase 1,434,100 shares are outstanding, (b) 567,245 shares of Common Stock issuable pursuant to the 1994 Warrants, and (c) 6,257,352 shares of Common Stock issuable upon exercise of the Other Warrants. The number of reserved shares of Common Stock does not include any shares of Common Stock issuable upon conversion of the Series G Preferred Stock, or the exercise of the Warrants, the Underwriters' over-allotment option or Unit Purchase Options or the securities underlying the Unit Purchase Options.
   See "Certain Transactions," "Description of Securities" and "Underwriting."

(7) Includes $751 at June 30, 1996 and $4,850, as adjusted, relating to the Preferred Stock.

         See "Business -- Property" and Note 10 of Notes to Trans Global Services, Inc. Consolidated Financial Statements for information concerning the Company's long-term lease obligations.


                           TRANS GLOBAL SERVICES, INC.
                             SELECTED FINANCIAL DATA
                    (In thousands, except per share amounts)

         Set forth below is selected financial data with respect to the Company for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994. The selected financial data has been derived from the financial statements which appear elsewhere in this Prospectus. The unaudited financial data for the interim periods reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the data for such periods. The results of operations for the interim periods are not necessarily indicative of operating results for the entire year. This data should be read in conjunction with the financial statements of the Company and the related notes which are included elsewhere in this Prospectus.

Statement of Operations Data(1):

                                              Nine months ended September 30,                 Year Ended December 31,
                                                1996                   1995                  1995                  1994
                                                ----                   ----                  ----                  ----
Revenue                                      $45,380                $48,172               $63,152               $25,287
Net (loss) from continuing operations           (770)                (1,784)               (4,413)                 (411)
Net (loss)                                      (770)                (1,872)               (4,696)                 (411)
Net (loss) per share of Common Stock            (.09)                  (.72)                (1.48)                 (.68)
Weighted average number of shares of
 Common Stock outstanding                      8,525                  2,592                 3,173                   600
Ratio of earnings to fixed charges                (2)                    (2)                   (2)                   (2)


Balance Sheet Data:

                                                              December 31,
                               September 30, 1996        1995             1994
                               ------------------        ----             ----
Working capital (deficiency)         $(751)            $(2,401)         $(1,805)
Total assets                        14,604              12,763           10,345
Total liabilities                    7,876               8,511            9,033
Accumulated deficit                 (5,876)             (5,106)            (411)
Stockholders' equity(3)              6,728               4,252            1,312

------------

(1) Statement of operations data includes the operations of RMI commencing November 22, 1994.

(2) Earnings during this period were insufficient to cover combined fixed charges and Preferred Stock dividends. The dollar amounts of the coverage deficiencies were as follows: $860, 1,874, $4,503 and $501 for the nine months ended September 30, 1996 and 1995 and the years ended December 31, 1995 and 1994.

(3) Stockholders' equity includes $751 additional paid-in capital relating to Preferred Stock.

                           TRANS GLOBAL SERVICES, INC.
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

Results of Operations

         The following information relates to the business of the Company and TGS for the periods covered. The only business conducted by the Company is the technical temporary staffing services business, which was conducted by TGS and its affiliated companies prior to the completion of the Trans Global Transaction. The business conducted by the Company prior to the Trans Global Transaction is no longer conducted by the Company and is treated as discontinued operations. References to the Company operations prior to January 1995, when the Company was organized, relate to the operations of Avionics and RMI as subsidiaries of SISC.

Nine months ended September 30, 1996 and 1995

         Revenue from technical temporary staffing services is based on the hourly cost of payroll plus a percentage. The success of the Company's business will be dependent upon its ability to generate sufficient revenues to enable it to cover its fixed costs and other operating expenses, and to reduce its variable costs, principally its interest. Under its agreements with its clients, the Company is required to pay its employees and pay all applicable Federal and state withholding and payroll taxes prior to receipt of payment from the clients. Furthermore, the Company's payments from its clients are based upon the hourly rate paid to the employee, without regard to when payroll taxes are payable with respect to the employee. Accordingly, the Company's cost of services are greater during the first part of the year, when Federal Social Security taxes and state unemployment and related taxes, which are based on a specific level of compensation, are due. Thus, until the Company satisfies its payroll tax obligations, it will have a lower gross margin than after such obligations are satisfied. Furthermore, to the extent that the Company experiences turnover in employees, its gross margin will be adversely affected. For example, in 1996, Social Security taxes are payable on the first $62,700 of compensation. Once that level of compensation is paid with respect to any employee, there is no further requirement for the Company to pay Social Security tax for such employee. Since most of the Company's employees receive compensation in excess of that amount, the Company's costs with respect to any employee are significantly higher during the period when it is required to pay Social Security taxes than it is after such taxes have been paid.

         For the nine months ended September 30, 1996 (the "September 1996 period"), the Company had revenues of $45.4 million reflecting a 5.8% decrease from the revenue of $48.2 million during the nine months ended September 30, 1995 (the "September 1995 period"). This decrease is attributed to the loss of a contract on January 1, 1996, from one of the Company's larger customers in the aerospace industry. By September 30, 1996, the Company had increased its revenue base so that, at such date, the annual rate of revenue was substantially the same as it was prior to the loss of the customer. During the September 1996 period, 50.9% of the Company's revenue was derived from three clients and 63.3% of such revenue was derived from five clients. See "Business -- Markets and Marketing." The Company's gross margin for the September 1996 period was 8.4%, as compared to 6.0% for the September 1995 period. The increase reflects a higher gross margin on the new contracts entered into by the Company as compared with the lower gross margin on the contract that was lost.

         Selling, general and administrative expenses were approximately $3.5 million, or 7.7% of revenue, for the September 1996 period and $2.9 million, or 6.0% of revenue, for the September 1995 period. This percentage increase is primarily attributed to penalties of $550,000 for late withholding tax payments. In addition, the increase in selling, general and administrative expenses, as a percent of revenue, reflects the 5.8% decline in revenue.

         The Company finances its payroll obligations by borrowing from a non-affiliated asset-based lender at an interest rate of 2% in excess of prime. The Company also pays a fee of .30% of the face amount of the invoices financed, regardless of the amount borrowed against the invoice. This reflects a reduction in the financing charges resulting from a June 1995 amendment to its borrowing agreement. Prior to the amendment, the Company paid interest at a rate of 4% in excess of prime and a fee of 1% of its borrowings relating to RMI's operations. Pursuant to a January 1997 amendment to the Company's agreement with its asset-based lender, on April 1, 1997 or earlier at the request of the Company, the borrowing availability will be reduced to $3.0 million and the Company will pay a fixed monthly fee of $10,500 to the asset-based lender. The fee will be subject to increases to the extent that receivables in any month exceed $10.0 million. The interest rate of 2% in excess of prime will not be affected by the amendment. The borrowings are secured by a security interest in all of the Company's assets. At September 30, 1996 and December 31, 1996, such borrowings were $3.6 million. The ability of the Company to operate profitably is dependent in part upon its ability to reduce its financing costs. The interest rates (exclusive of the fee) payable by the Company at September 30, 1996 and 1995 was 10.25%. During the September 1996 period, the interest expense was approximately $500,000, as compared to $740,000 for the September 1995 period, reflecting a decrease of 31%, which reflects the reduced borrowing rates which were effective in June 1995.

         During the September 1996 period, the Company established a $300,000 reserve in connection with the claim by the DOL arising from the acquisition of Job Shop assets, which is reflected on the Consolidated Statements of Operations as a contingency reserve. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         The Company has not provided for income taxes for the September 1996 period due to a current period loss. Federal and state tax benefits have not been recognized for the September 1996 period since, under SFAS No. 109, "Accounting for Income Taxes," the Company has determined that more likely than not the deferred tax asset will not be realized.

Years Ended December 31, 1995 and 1994

         For the year ended December 31, 1995, the Company had revenues of $63.2 million, reflecting a 150% increase in revenue from the revenue of $25.3 million during 1994. During 1994, the Company's operations consisted of Avionics for the entire year and RMI from November 22, 1994, the date of the acquisition of Job Shop assets. The increase in revenue in 1995 reflected the inclusion of the operations of RMI for the entire year, as well as an increase in revenue from Avionics' clients resulting from its increased marketing effort. The increase in costs of sales from $23.7 million for 1994 to $59.2 million for 1995 also reflects the inclusion of the operations of RMI. The gross margin was 6.3% for both 1995 and 1994.

         Selling, general and administrative expenses increased by 540% from $1.0 million for 1994 to $6.4 million for 1995. This increase reflects a number of factors, including (i) $2.3 million from the issuance of securities for consulting services, (ii) $2.0 million managing expenses relating to the operations of RMI; and (iii) $1.0 million of penalties resulting from late withholding tax payments. Although the Company has been taking steps to reduce overhead, it is possible that selling, general and administrative expenses may continue at modestly reduced levels for the short-term future. In 1994, selling, general and administrative expenses reflected a $159,000 credit resulting from the refund of a withholding tax penalty previously paid by the Company.

         During 1995, the Company also incurred approximately $528,000 of acquisition expenses reflecting the value of securities issued in connection with the Trans Global Transaction. The acquisition expenses reflect the value of Common Stock issued to a finder in connection with the Trans Global Transaction and in consideration of agreements by certain of the Company's stockholders to enter into lock-up agreements. The delivery of such shares of Common Stock was deferred until after the Company's certificate of incorporation was amended to increase its authorized Common Stock. See Note 14 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.

         Amortization of customer lists and other intangible assets increased by 47% during 1995 from $309,000 to $455,000, reflecting the increased amortization resulting from the November 1994 acquisition of Job Shop assets. During 1994, the amortization related primarily to the December 1993 acquisition of Avionics.

         The Company incurred an operating loss for 1995 of $3.4 million, compared with operating income of $277,000 for 1994. The increase in the loss reflects (i) the substantial increase in selling, general and administrative expenses, (ii) the acquisition expenses relating to the Trans Global Transaction and (iii) the increased amortization of intangibles.

         The Company's interest expense reflects principally its obligations due to its asset-based lender. In June 1995, the Company effected a reduction in the financing costs under its agreement with its asset-based lender for borrows by RMI. The interest rate (exclusive of the fee) payable by the Company at December 31, 1995 was 10.25%. In 1995, the average outstanding borrows increased 147% from $1.5 million to $3.7 million. The increase in outstanding borrows reflected the inclusion of the operations of RMI for the entire year in 1995. As a result, although the Company was able to reduce its finance rates from 1994 to 1995, finance costs increased 38.4% from $696,000 for 1994 to $963,000 for 1995.

         As a result of the foregoing, the Company sustained a loss from continuing operations of $4.4 million, or $1.39 per share, for 1995 as compared with a loss of $411,000, or $.68 per share, for 1994.

         At September 30, 1995, the Company disposed of WWR, which operated its loudspeaker business. Such business is reflected as a discontinued operation. This operation generated a loss of approximately $25,000 for 1995. After giving effect to the loss from discontinued operations, the Company's net loss for 1995 was $4.7 million, or $1.44 per share.

Years Ended December 31, 1994 and 1993

         The results of operations for the Company for 1994 reflect the operations of Avionics for the entire year and the operations of RMI from November 22, 1994, when RMI acquired assets of Job Shop. Avionics was acquired in December 1993. RMI acquired assets of Job Shop, including its customer list, in exchange for 750,000 shares of common stock of Consolidated, the sole stockholder of SISC, and the payment of certain of Job Shop's obligations to the IRS pursuant to a settlement agreement with the IRS.

         The Company has sustained losses since its organization. Although the Company had an operating profit of $277,000 on revenue of $25.3 million for the year ended December 31, 1994, it shows a loss of $411,000 for the year principally as a result of interest expense of $696,000. Selling, general and administrative expenses in 1994 were affected by a credit of $159,000 representing a refund of a tax penalty previously paid. Net income was also affected by the amortization of intangibles of $309,000, a significant portion resulted from the November 1994 acquisition of Job Shop assets.

         The operations of Job Shop from January 1, 1994 to November 22, 1994 showed an operating profit of $206,000 and a net loss of $1.9 million on revenue of $39.5 million. Job Shop's interest expense for the period was $871,000.

         During 1994, the Company financed its payroll obligations by borrowing from an asset-based lender at interest rates of 2% and 4% in excess of prime. The Company also paid a fee of .33% and 1.0% of the face amount of the invoices financed, regardless of the amount borrowed against the invoice. At December 31, 1994, such borrows were $4.0 million, which was the maximum available under its borrowing formula. The interest rates payable by the Company at December 31, 1994 were 9.65% as to $1.5 million and 11.65% as to $2.5 million. The combined interest expense for the Company and Job Shop during 1994 was approximately $1.6 million.

Liquidity and Capital Resources

         As of September 30, 1996, the Company had a working capital deficiency of $751,000. Its working capital deficiency reflects (a) $3.6 million due to the Company's asset-based lender, (b) payroll taxes and related expenses of $3.1 million, and (c) accounts payable and accrued expenses of $1.1 million.

         At September 30, 1996, the Company required additional capital to enable it to expand its operations. The principal source of funds, other than its asset-based lender, is from the sale of securities. In July 1996, the Company raised $2 million from the sale of Common Stock and used such funds principally to pay tax obligations.

         At September 30, 1996 and December 31, 1996, the Company owed approximately $3.6 million to its asset-based lender. The Company had been advised that, as a result of a change in its general lending policies, the asset-based lender was to reduce the Company's maximum borrowing availability to $1 million, effective in late October 1996, which date had been orally extended until January 1997. In January 1997, the asset-based lender agreed to an amendment to its agreement with the Company pursuant to which, at April 30, 1997, or earlier at the request of the Company, the borrowing availability will be reduced to $3.0 million. The amendment also provides for a reduction in the monthly fee payable to the asset-based lender. Although the Company is seeking alternative financing sources, no assurance can be given that the Company can or will be able to obtain an alternate financing source, the failure of which could have a material adverse effect upon the Company.

         The Company and its subsidiaries have certain outstanding notes. One of these notes, issued by WWR in the amount of $400,000, is guaranteed by SISC and certain entities which are affiliated with a director of the Company. The Company has guaranteed the guarantee obligations of certain of such entities. The Company's obligation on its guarantee continues notwithstanding the sale of WWR to an affiliate of SISC in September 1995. See "Certain Transactions."

         In November 1994, RMI purchased assets of Job Shop. The DOL has raised with the Company the possibility that RMI may be liable with respect to Job Shop's ERISA liability as a successor corporation or purchaser of plan assets, even though RMI did not assume such obligations and paid value of those assets which it did purchase. At November 22, 1994, the date of the purchase of the Job Shop assets, the amount due to the Job Shop 401(k) plan was approximately $3.0 million, which amount may have increases since such date as a result of interest and penalties. Although the Company believes that RMI is not a successor corporation to Job Shop and is not responsible for Job Shop's ERISA violations, the DOL may take a contrary position. The Company and the DOL are currently engaged in discussions. If an agreement cannot be reached by the parties involved and the DOL prevails in court, it could have a material adverse effect upon the operations of RMI and possibly the Company as a whole. At September 30, 1996, the Company had reserved $300,000 with respect to the claim by the DOL, which management believed to be the maximum range of recovery by the DOL; however, no assurance can be given that such reserve will be adequate. The

Company has a proposed agreement with the DOL providing for the payment to the DOL of $300,000 from the proceeds of this Offering.

         In May 1991, prior to the acquisition of Avionics by the Company, the Government Printing Office wrote Avionics asking for reimbursement of approximately $300,000 for allegedly unauthorized work on two programs. Although the Company believes that these claims are without merit and intends to contest these claims vigorously if reasserted, it believes that the ultimate disposition of this matter will not have a material adverse affect on the Company's consolidated financial position.

         In August 1996, the Company entered into an agreement with the IRS to pay its delinquent payroll taxes, interest and penalties. The Company paid $1.3 million and has agreed to pay the balance in eight equal monthly installments of $150,000, commencing in September 1996, with the remaining balance of $300,000 to be paid in May 1997. The IRS has agreed to subordinate its lien to the lien of the Company's asset-based lender provided that the Company is in compliance with current IRS regulations concerning the timely deposit of Federal employment and withholding taxes. At September 30, 1996, the Company owed the IRS $1.35 million pursuant to its agreement with the IRS, and the Company was current in its withholding tax obligations.


                                    BUSINESS

         Since May 1995, the Company's principal business has been technical temporary staffing service. In performing such services, the Company, through its two wholly-owned subsidiaries, Holdings and RMI, addresses the current trend of major corporations in "downsizing" and "outsourcing" by providing engineers, designers and technical personnel on a temporary contract assignment basis pursuant to contracts with major corporations. The engagement may relate to a specific project or may cover an extended period based on the client's requirements. The Company believes that the market for outsourcing services such as those offered by the Company results from the trend in employment practices by major corporations in the aerospace, electronics, energy, engineering and telecommunications industries to reduce their permanent employee staff and to supplement their staff with temporary personnel on an as-needed basis. The Company seeks to offer its clients a cost-effective means of work force flexibility and the elimination of the inconvenience associated with the employment of temporary personnel, such as advertising, initial interviewing, fringe benefits and record keeping. Although the employees provided by the Company are on temporary contract assignment, they work with the client's permanent employees; however, they receive different compensation and benefits than permanent employees.

         In providing its services, the Company engages the employees, pays the payroll and related costs, including FICA, worker's compensation and similar Federal and state mandated insurance and related payments. The Company charges its clients for services based upon the hourly payroll cost of the personnel. Each temporary employee submits to the Company a weekly time sheet with work hours approved by the client. The employee is paid on the basis of such hours, and the client is billed for those hours at agreed upon billing rates.

         The Company also offers its clients a range of integrated logistical support services which are performed at the Company's facilities. These services, which are ancillary to a project, include the management of technical documents involving technical writing, preparation of engineering reports, parts provisioning documents and test equipment support documents, establishing maintenance concepts and procedures, and providing manpower and personnel support. In performing these services, the Company hires the necessary employees for its own account and may work with the client in developing and preparing the documentation. Payments would be made pursuant to a purchase order from the client on a project basis and not as a percentage of the cost of the employees. To date, the integrated logistics support business has not generated more than nominal revenue, and no assurance can be given that the Company will generate any significant revenue or profit from such services.

         The Company's strategy has been directed at increasing its customer base and providing additional services, such as integrated logistics support, to its existing customer base. The Company believes that the key to profitability is to provide a range of services to an increased customer base. In this connection, the Company is increasing its marketing effort both through its own personnel and in marketing efforts with other companies that offer complementary services.


Markets and Marketing

         The market for the Company's services is comprised of major corporations in such industries as aerospace, electronics, energy, engineering, computer services and telecommunications, where "downsizing" and "outsourcing" have become an increasingly important method of cost reduction. Typically, a client enters into an agreement with one or a small number of companies to serve as employer of record for its temporary staff, and its agreements are terminable by the client without significant notice.

         The Company maintains a computerized data base of technical personnel based upon their qualifications and experience. The data base, which contains more than 100,000 names, is generated through employees previously employed by the Company, referrals and responses to advertisements placed by the Company in a variety of local media, including newspapers, yellow pages, magazines and trade publications. Part of its responsibilities for any engagement is the recruitment and initial interviewing of potential employees, with the client conducting any final interviews it deems necessary. The majority of work performed by the Company' employees is performed at the client's premises and under the client's direction, although the Company is the employer of record.

         The Company markets its services to potential clients through its officers, management and recruitment personnel who seek to provide potential clients with a program designed to meet the client's specific requirements. The marketing effort utilizes referrals from other clients, sales calls, mailings and telemarketing. The Company also conducts an ongoing program to survey and evaluate the clients' needs and satisfaction with the Company's services, which it uses as part of its marketing effort.

         Although the Company has eight offices, including its main office in Long Island, New York, throughout the United States, there is no limited geographic markets for the Company's services. The Company has in the past established offices in new locations when it receives a contract in the area and it cannot effectively service such contract from its existing offices. The Company intends to continue to establish new offices as necessary to meet the needs of its customers.

         A client will utilize contract engineering services such as those provided by the Company when it requires a person with specific technical knowledge or capabilities which are not available from the client's permanent staff or to supplement its permanent staff for a specific project or to meet peak load requirements. When the client requires personnel, it provides the Company with a detailed job description. The Company then conducts an electronic search in its computerized resume data base for candidates matching the job description. In addition, each branch office maintains a file of active local resumes for candidates available for assignment in the vicinity of the branch office. The candidates are then contacted by telephone by the Company's recruiters, who interview interested candidates. If a candidate is acceptable to the Company and interested in the position, the Company refers the candidate to the client. An employment agreement is executed with the Company prior to the commencement of employment.

         The Company serves primarily the aerospace and electronics industries as well as the telecommunications, banking and computer science industries and public utilities along with numerous manufacturing companies. The Company is expanding its effort to address the general trend of "downsizing" and "outsourcing" by major corporations on a national basis. To meet this goal, the Company has commenced a national sales campaign addressing a broad spectrum of Fortune 500 companies, offering a managed staffing service to those companies in the process of downsizing and outsourcing specific functions. Since a company engaged in downsizing seeks to focus on its core business needs with its in-house staff, the Company seeks to identify and address the needs of a specific task or department not part of the core business for which outsourcing would be an appropriate method of addressing those needs. In addressing these needs, the Company has conducted marketing efforts with Manpower International, Inc., TAD Resources International Inc. and Olsten Corporation.

         The Company's contracts are generally terminable by the client on short notice.

         The Company's largest customers for the nine months ended September 30, 1996 were Boeing, Lockheed, Northrop Grumman, Gulfstream Aerospace Corp. and Bell Helicopter Textron, which accounted for approximately $9.9 million, $7.3 million, $5.9 million, $3.1 million and $2.5 million, or 21.9%, 16.1%, 13.0%, 6.9% and 5.4% of revenue, respectively. For the year ended December 31, 1995, Northrop Grumman, Lockheed and Boeing accounted for $19.4 million, $10.2 million and $9.6 million, or 30.7%, 16.1% and 15.2% of revenue, respectively. No other client accounted for 5% or more of the Company's revenues in either the nine months ended September 30, 1996 or the year ended December 30, 1995.

         Avionics' largest clients for both 1994 and 1993 were Northrop Grumman and Martin Marietta Corp., which accounted for approximately $14.5 million and $2.0 million, respectively, which represented approximately 57% and 8% of the Company's revenue for the year ended December 31, 1994, and approximately $9 million and $3 million, respectively, which represented approximately 65% and 22% of Avionics' revenue for the year ended December 31, 1993.

         RMI was formed in 1994 to acquire assets of Job Shop in November 1994. RMI conducts business under the name The RMI Group. During 1994, six clients of RMI and Job Shop accounted for aggregate revenues of $32 million, or approximately 90% of their combined revenue for the year. Boeing and Lockheed Ft. Worth Company, which accounted for revenues of $10 million and $7.5 million, or 22% and 17% of such combined revenue for 1994, were the only clients which accounted for more than 10% of the combined revenue of RMI and Job Shop. Four other clients, three of which are in the aerospace industry, accounted for aggregate revenue of $14.7 million, or 51% of the combined revenue of RMI and Job Shop for 1994.

Competition

         The business of providing employees on either a permanent or temporary basis is highly competitive and is typically local in nature. The Company competes with numerous technical service organizations, a number of which are better capitalized, better known, have more extensive industry contracts and conduct extensive advertising campaigns aimed at both employers and job applicants. The Company believes that the ability to demonstrate a pattern of providing reliable qualified employees is an important aspect of developing new business and retaining existing business. Furthermore, the ability of the Company to generate revenues is dependent not only upon its ability to obtain contracts with clients, but also to provide its clients with qualified employees. The market for qualified personnel is highly competitive, and the Company competes with other companies in attracting employees.


Government Regulations

         The technical temporary staffing industry, in which the Company is engaged, does not require licensing as a personnel or similar agency. However, as a provider of personnel for other corporations, it is subject to Federal and state regulations concerning the employment relationship, including those relating to wages and hours and unemployment compensation. It also maintains 401(k) plans for its employees and is subject to regulations concerning such plans.

         The Company does not have contracts with the government agencies. However, the Company does have contracts with clients, including major defense contractors, that have contracts with government agencies. The Company's contracts with its clients are based on hourly billing rates for each technical discipline. Many of the clients' contracts with government agencies are subject to renegotiation or cancellation for the convenience of the government. Since the manpower needs of each of the Company's clients are based on the client's own requirements and the client's needs are affected by any modification in requirements, any reduction in staffing by a client resulting from cancellation or modification of government contracts could adversely impact the business of the Company.


Potential Business Agreements

         Following completion of this Offering, the Company may enter into joint ventures, acquisitions or other arrangements, such as joint marketing arrangements and licensing agreements, which the Company believes would further the Company's growth and development. In negotiating such agreements or arrangements, the Company anticipates that such agreements would be based upon the manner in which the Company's business can be expanded, the extent to which the Company's services can be enhanced or the market for such services expanded into fields not then being addressed by the Company. In this connection, the Company may acquire businesses that are related directly or indirectly to its technical temporary staffing services business. No assurance can be given that any agreement which the Company enters into will generate any net income to the Company. To the extent that the Company enters into an agreement with an affiliated party, the terms and conditions of such agreement will be on terms at least as favorable to the Company as those the Company believes it could achieve in negotiations at arm's length with an independent third party.


Employees

         At December 31, 1996, the Company had 963 employees, of which 921 were contract service employees who performed services on the clients' premises and 42 were executive and administrative employees. Each of the Company's offices is staffed by recruiters and sales managers. Each contract service employee enters into a contract with the Company which sets forth the client for whom and the facility at which the employee's services are to be performed and the rate of pay. If an employee ceases to be required by the Company's clients for any reason, the Company has no further obligation to the employee. Although assignments can be for as short as 90 days, in some cases, it has been for several years. The average assignment is in the range of six to nine months. The Company's employees are not represented by a labor union, and the Company considers its employee relationship to be good.

Litigation and Claims

         There is no material litigation pending or threatened against the Company.

         The DOL has filed a complaint against Job Shop and its principal stockholder for civil violations of ERISA resulting from the failure of Job Shop to deposit employee contributions to Job Shop's 401(k) retirement plan. A similar complaint was filed by former employees of Job Shop against Job Shop, its principal stockholder and others. At November 22, 1994, the amount due to the Job Shop 401(k) plan was approximately $3.0 million, which amount may have increased since such date as a result of interest and penalties. Neither the Company nor RMI, the subsidiary which acquired assets and assumed certain obligations of Job Shop in November 1994, has been named as a defendant in either of such actions. The DOL has raised with the Company the possibility that RMI may by liable with respect to Job Shop's ERISA liability as a successor corporation or purchaser of plan assets, even though RMI did not assume such obligations and paid value for the Job Shop assets which it did purchase. Although the Company believes that RMI is not a successor corporation to Job Shop and is not responsible for Job Shop's ERISA violations, the DOL may take a contrary position. If the DOL takes such a position and prevails, it would have a material adverse effect upon the operations of RMI and possibly the Company as a whole. Although the Company is engaged in discussions with the DOL, no assurance can be given that such discussions will result in any settlement acceptable to the Company. However, in connection with the negotiations with the DOL and with the consent of the IRS, the Company has paid into escrow $400,000 of the money due the IRS in connection with the agreement with the IRS relating to the acquisition of Job Shop assets. See Note 11 of Notes to Trans Global Services, Inc. Consolidated Financial Statements. During the nine months ended September 30, 1996, the Company established a $300,000 reserve with respect to the DOL's claim, however, no assurance can be given that such reserve will be adequate.

         In May 1991, prior to the acquisition of Avionics by the Company, the Government Printing Office wrote the Company asking for reimbursement of approximately $300,000 for allegedly unauthorized work on two programs. The Company believes that these claims are without merit and intends to contest these claims vigorously if reasserted. The Company believes that the ultimate disposition of this matter will not have a material adverse affect on the Company's consolidated financial position. See Note 9 of Notes to Trans Global Services, Inc. Consolidated Financial Statements.


Properties

         The Company leases an aggregate of approximately 12,800 square feet of office facilities at two locations in Long Island, New York, where it maintains its executive offices. It also rents modest office space in Houston, Texas, Phoenix, Arizona, Arlington, Texas, Los Angeles, California, Seattle, Washington, Orlando, Florida and Wichita, Kansas. The aggregate annual rent payable by the Company is approximately $160,000, which is subject to annual increases. The Company believes that its present office space is adequate for its present needs and that additional office space is readily available on commercially reasonable terms.


Former Business of the Company

         Prior to May 1995, Concept's principal business was the operation, through WWR, of the Klipsch(R) professional loudspeaker business. It also is the developer and owner of several proprietary technologies with applications in environmental noise cancellation, medical monitoring, defense and communications. No significant revenue was generated from these activities, which have been discontinued by the Company. For the years ended December 31, 1994 and 1993, Concept had losses of $1.6 million, or $1.30 per share, and $1.4 million, or $1.95 per share, respectively, on revenue of $2.4 million and $3.0 million, respectively.

         WWR was incorporated in 1992 to acquire the professional products business segment of the Klipsch loudspeaker line from Klipsch. Klipsch's primary market has traditionally been the home high fidelity loudspeaker business. It had also developed a reputation as a manufacturer of rugged, well-designed loudspeakers for the professional, commercial and theater sound markets. The Company believed that the acquisition of the assets of the Klipsch professional speaker line would give WWR a major name in the industry.

         Concept's business focus from the time of the acquisition of the Klipsch professional speaker business until its disposition of WWR was to become a significant factor in the professional loudspeaker market, which is defined as any application for loudspeakers other than those used for home and automotive entertainment purposes. Although the Company sought to market the Klipsch speaker line and develop its other businesses, it was not able to operate profitably and, as a result, sought a business opportunity which it felt could develop into a profitable business. Following this strategy, Concept entered into the Trans Global

Transaction. See "Certain Transactions -- The Trans Global Transaction." At September 1995, the stock of WWR was sold to a subsidiary of Consolidated. See "Certain Transactions -- Sale of WWR."


                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth certain information concerning the directors, a nominee for director and the executive officers of the Company:

       Name           Age             Position with the Company
       ----           ---             -------------------------
Lewis S. Schiller      66      Chairman of the board, chief executive officer
                               and director
Joseph G. Sicinski     65      President and director
Glen R. Charles        42      Chief financial officer and treasurer
Grazyna B. Wnuk        32      Secretary
E. Gerald Kay(1)       57      Director
Norman J. Hoskin(1)    61      Director
----------

(1)      Member of the stock option committee.

         Mr. Lewis S. Schiller has been chairman of the board, chief executive officer and a director of the Company since the consummation of the Trans Global Transaction in May 1995. He served in the same capacities for TGS since its organization in January 1995 until the completion of the Trans Global Transaction in May 1995. Mr. Schiller is chairman of the board and chief executive officer of Consolidated, a corporation which, through subsidiaries, is engaged in various businesses. Mr. Schiller is also chairman of the board, chief executive officer and a director of Netsmart, a majority owned subsidiary of Consolidated that markets health information systems and other network based software systems, and Lafayette, a publicly-traded corporation controlled by SISC which is engaged in various manufacturing businesses. Consolidated's businesses include, in addition to the Company, the management and operation of magnetic resonance imaging centers, the manufacture and sale of electro-mechanical and electro-optical products, a range of telecommunications services, computerized health information systems and related services which are offered to health care providers, and the marketing and selling of three dimensional imaging products. Mr. Schiller has held his positions with Consolidated for more than the past five years. Mr. Schiller devotes a significant portion of his time to the business of Consolidated and its other subsidiaries, and he devotes only a portion of his time to the business of the Company.

         Mr. Joseph G. Sicinski has been president and a director of the Company since the consummation of the Trans Global Transaction in May 1995. He served in the same capacities for TGS since its organization in January 1995, and served as president of a predecessor of TGS since September 1992. For more than eight years prior thereto, he was executive vice president of corporate marketing for Interglobal Technical Services, Inc., which was engaged in providing technical temporary staffing services.

         Mr. Glen R. Charles has been chief financial officer and treasurer of the Company since May 1995 and of TGS since its organization in January 1995. He served as chief financial officer of RMI since its acquisition in November 1994. From 1992 to November 1994, he was engaged in the private practice of accounting. For more than five years prior thereto, he was chief financial officer of Telephone Support Systems, Inc., a manufacturer of telecommunications peripheral equipment.

         Ms. Grazyna B. Wnuk has been the secretary of the Company since May 1995. She is also secretary of Consolidated, a position she has held since 1991. She is also a director of Consolidated.

         Mr. E. Gerald Kay has been a director of the Company since the consummation of the Trans Global Transaction in May 1995. He has been chairman of the board and chief executive officer of Chem International, Inc., a pharmaceutical manufacturer, Manhattan Drug Co., Inc., a wholesaler of pharmaceutical products, The Vitamin Factory, Inc., a chain of retail vitamin stores, and Connaught Press, Inc., a publisher for more than the past five years. From 1988 to 1990, he was also president and a director of The Rexall Group, Inc., a distributor of Rexall brand products. Mr. Kay is a director of Lafayette and was a director of Netsmart from 1994 until December 1996.

         Mr. Norman J. Hoskin has been a director of the Company since 1995. He is chairman of Atlantic Capital Group, a financial advisory services company, a position he has held for more than the past five years. He is also chairman of the board and a director of Tapistron International, Inc., a high tech manufacturer of carpeting, and is a director of Consolidated, Netsmart, Lafayette, Aqua Care Systems, Inc., a water media filtration and remediation company, and Spintek Gaming, Inc., a manufacturer of gaming equipment.

         The Board of Directors presently has one committee, the stock option committee, which was formed in 1995 and which administers the Company's 1993 Stock Option Plan, the 1995 Stock Incentive Plan and the 1995 Long Term Incentive Plan.

         The Company's Certificate of Incorporation provides that to the fullest extent provided by Delaware law, a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also contains broad indemnification provisions. These provisions do not affect the liability of any director under Federal or applicable state securities laws.


Remuneration

         Set forth below is information with respect to compensation paid or accrued by the Company for 1996, 1995 and 1994 to its chief executive officer and to each other officer whose compensation exceeded $100,000 for 1996.

                                 Annual Compensation       Long-Term Compensation (Awards)
                                                          Restricted Stock      Options, SARs
Name and Principal Position     Year   Salary    Bonus    Awards (Dollars)        (Number)
---------------------------     ----   ------    -----    ----------------        --------
Lewis S. Schiller, CEO(1)       1996        --       --                 --         555,000(2)
                                1995        --       --                 --              --
                                1994        --       --                 --              --

Joseph G. Sicinski, President   1996   195,500       --                 --       1,200,000(3)
                                1995   178,000       --                 --         250,000(3)
                                1994   110,000   15,000                 --              --
---------------

(1) Mr. Schiller received no compensation from the Company. Effective December 31, 1994, Consolidated changed its fiscal year to a calendar year from the twelve months ended July 31. During the years ended December 31, 1996 and 1995, the period from August 1, 1994 to December 31, 1994 and the fiscal year ended July 31, 1994, the total compensation paid or accrued by Consolidated to Mr. Schiller was $340,000, $250,000, $94,000 and $181,451, respectively.

(2) Represents warrants to purchase 400,000 shares of Common Stock at $1.25 per share, an incentive stock option to purchase 150,000 shares of Common Stock at $1.125 per share and a nonqualified stock option to purchase 5,000 shares at $1.03 per share. Such options and warrants were granted at the fair market value on the date of grant. Mr. Schiller transferred warrants to purchase 150,000 shares to members of his family. See "Management -- Stock Option Plans" and "Certain Transactions."

(3) Represents warrants to purchase 400,000 shares of Common Stock at $1.25 per share and an incentive stock option to purchase 800,000 shares of Common Stock at $1.125 per share. Such options and warrants were granted at the fair market value on the date of grant. In connection with the grant of the incentive stock option to purchase 800,000 shares of Common Stock, Mr. Sicinski agreed to the cancellation of an incentive stock option to purchase 250,000 shares of Common Stock at $2.125, which was granted in 1995. See "Management -- Stock Option Plans" and "Certain Transactions."

         Pursuant to his employment agreement with Consolidated, Mr. Schiller received, prior to September 1, 1996, an annual salary of $250,000, subject to a cost of living increase, a bonus equal to 10% of Consolidated's net income before income taxes or cash flow, whichever is greater, in excess of $350,000. Effective September 1, 1996, Mr. Schiller's base salary was increased to $500,000. Pursuant to his employment agreement with Consolidated, Mr. Schiller has the right to acquire 10% of SISC's interest in its subsidiaries and investments, including its investment in the Company, at 110% of SISC's cost. See "Certain Transactions."

         In January 1995, Mr. Joseph G. Sicinski entered into a five-year employment agreement with the Company pursuant to which he received annual compensation of $180,000, subject to an annual cost of living increase. Effective September 1, 1996,

Mr. Sicinski entered into a new employment agreement for a five-year term commencing September 1, 1996 pursuant to which he receives annual compensation of $234,000, subject to an annual cost of living increase. In addition, Mr. Sicinski is entitled to a bonus equal to 5% of the Company's income before income taxes, but not more than 200% of his salary. The Company also provides Mr. Sicinski with an automobile which he may use for personal use.

         In August 1995, SISC granted Mr. Sicinski a five-year option to purchase 200,000 shares of Common Stock owned by SISC at $1.625 per share. In April 1996, SISC granted Mr. Sicinski a five-year option to purchase 800,000 shares of Common Stock owned by SISC at $.25 per share, and the prior option was canceled. The Company granted Mr. Sicinski certain demand and piggy-back registration rights with respect to the shares of Common Stock issuable upon exercise of such option.

         The Company pays its non-management directors a fee of $500 per month.

         The following table sets forth information concerning the exercise of options during the year ended December 31, 1996 and the year-end value of options held by the Company's officers named in the remuneration table. No SARs have been granted.

                       Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

                                                                                     Number of
                                                                                     Securities             Value of
                                                                                     Underlying             Unexercised In-
                                                                                     Unexercised            the-Money
                                                                                     Options at Fiscal      Options at Fiscal
                                                                                     Year End(1)            Year End(2)

                                         Shares Acquired                             Exercisable/           Exercisable/
         Name                            Upon Exercise          Value Realized       Unexercisable          Unexercisable
Lewis S. Schiller                            --                      --               555,000               $272,969/
                                                                                         --                     --
Joseph G. Sicinski                           --                      --                47,000/                382,000/
                                                                                       203,000                486,000
-----------

(1)      Includes options which became exercisable on January 1, 1997.

(2) Based on the closing price per share of Common Stock on December 31, 1996, which was $1.875.

         During 1996, the board of directors approved the repricing of incentive stock options granted to Mr. Joseph Sicinski in 1995, by the cancellation of incentive stock options to purchase 250,000 shares at $2.125 per share and the grant of an incentive stock option to purchase 800,000 shares of Common Stock at $1.125 per share. The grant of the new option and cancellation of the old option were based on the Company's improving results notwithstanding the decline in the stock price. Set forth below is information concerning the repricing of such options. Information is not included with respect to repricing of options granted to Mr. Milton E. McNally, who was chief executive officer of the Company prior to the consummation of the Trans Global Transaction in May 1995. In February 1995, the Company reduced to $2.25 per share the exercise price of outstanding options to purchase an aggregate of 92,500 shares of Common Stock from $3.00, as to 50,000 shares, $5.00 as to 30,000 shares and $6.40 as to 12,500 shares.

                                Option Repricings


                                   Number of
                                   Securities            Market Price
                                   Underlying            of Stock at        Exercise Price
                                   Options               Time of            at Time of         New          Length of Original Term
                                   Repriced or           Repricing or       Repricing or       Exercise     Remaining at Date of
Name                   Date        Amended               Amendment          Amendment          Price        Repricing or Amendment
Joseph B. Sicinski     3/18/96     250,000 shares1       $1.125             $2.125             $1.125       five years, five months

(1) In addition, in April 1996, SISC granted Mr. Sicinski an option to purchase 800,000 shares of Common Stock at $.25 per share. In August 1995, SISC had granted Mr. Sicinski an option to purchase 200,000 shares of Common Stock at $1.625 per share. This option was canceled in connection with the April 1996 grant.


Stock Option Plans

         The Company has three stock option plans. In 1993, the Company adopted the 1993 Stock Incentive Plan (the "1993 Plan"), covering an aggregate of 150,000 shares of Common Stock. Options to purchase 124,100 shares of Common Stock were granted at exercise prices of $3.00 as to 54,500 shares, $5.00 as to 14,600 shares and $5.00 as to 55,000 shares. The exercise price of all of such options was reduced to $2.25 per share in February 1995. As of August 31, 1996, options to purchase 10,150 shares had expired unexercised. No options under the 1993 Plan had been exercised. In January 1995, the board of directors adopted the 1995 Stock Incentive Plan (the "1995 Plan"), pursuant to which stock options and stock appreciation rights can be granted with respect to 305,000 shares of Common Stock. At August 31, 1996, options to purchase 290,000 shares of Common Stock were granted pursuant to the 1995 Plan, of which options to purchase 155,000 shares were exercised and options to purchase 85,000 shares at an exercise price of $1.00 per share were outstanding. In May 1995, the board of directors adopted, and, in March 1996, the stockholders approved the 1995 Long Term Incentive Plan (the "1995 Incentive Plan"), initially covering 500,000 shares of Common Stock. In April 1996, the board of directors approved, subject to stockholder approval, an amendment to the 1995 Plan which increased the number of shares of Common Stock currently subject to the 1995 Plan to 2,492,332 shares. The stockholders approved such amendment to the 1995 Incentive Plan in November 1996. The number of shares of Common Stock subject to the 1995 Plan automatically increases by 5% of any shares of Common Stock issued by the Company other than shares issued pursuant to the 1995 Plan. The information contained in this Prospectus relating to the 1993 Plan, the 1995 Plan and the 1995 Incentive Plan (collectively, the "Plans") is qualified in its entirety by the text of such plans, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

         Awards under the Plans may be made to key employees, including officers, and directors of the Company and its subsidiaries. Members and alternate members of the stock option committee are not eligible for options under the 1995 Incentive Plan, except that the 1995 Incentive Plan provides for the automatic grant to outside directors of non-qualified options to purchase 5,000 shares on February 1st of each year, commencing February 1, 1996. Messrs.
E. Gerald Kay and Norman J. Hoskin are the directors who qualify as non-management directors under the 1995 Plan. Pursuant to the 1995 Incentive Plan, Messrs. Schiller, Kay and Joel S. Kanter, who was a director of the Company until February 1997, were non-management directors on February 1, 1996, each received an option to purchase 5,000 shares of Common Stock at $1.031 per share, and Messrs. Hoskin, Kay and Kanter, who were non-management directors on February 1, 1997, each received an option to purchase 5,000 shares of Common Stock at $1.875 per share. The Plans impose no limit on the number of officers and other key employees to whom awards may be made.

         The Plans are administered by a committee of at least two disinterested directors appointed by the board (the "Committee"). Any member or alternate member of the Committee shall not be eligible to receive options or stock under the 1995 Incentive Plan (except as to the automatic grant of options to directors) or under any plan of the Company or any of its affiliates. The Committee has broad discretion in determining the persons to whom stock options or other awards are to be granted and the terms and conditions of the award, including the type of award, the exercise price and term and restrictions and forfeiture conditions. If no committee is appointed, the functions of the committee shall be performed by the board of directors. The Committee is presently comprised of Messrs. Norman J. Hoskin and E. Gerald Kay.

         The Committee has the authority to grant the following types of awards under the 1995 Plan: incentive or non-qualified stock options; stock appreciation rights; restricted stock; deferred stock; stock purchase rights and/or other stock-based awards.

The 1995 Incentive Plan is designed to provide the Committee with broad discretion to grant incentive stock-based rights. Allofficers, including Messrs. Lewis S. Schiller and Joseph G. Sicinski, who are also directors, are eligible for awards under the 1995 Incentive Plan.

         Tax consequences of awards provided under the 1995 Plan are dependent upon the type of award granted. The grant of incentive or nonqualified stock options does not result in any taxable income to the recipient or deduction to the Company. Upon exercise of a nonqualified stock option, the recipient recognizes income in the amount by which the fair market value on the date of exercise exceeds the exercise price of the option, and the Company receives a corresponding tax deduction. In the case of incentive stock options, no income is recognized to the employee, and no deduction is available to the Company, if the stock issued upon exercise of the option is not transferred within two years from the date of grant or one year from the date of exercise, whichever occurs later. However, the exercise of an incentive stock option may result in additional taxes through the application of the alternative minimum tax. In the event of a sale or other disqualifying transfer of stock issued upon exercise of an incentive stock option, the employee realizes income, and the Company receives a tax deduction, equal to the amount by which the lesser of the fair market value at the date of exercise or the proceeds from the sale exceeds the exercise price. The issuance of stock pursuant to a stock grant results in taxable income to the recipient at the date the rights to the stock become nonforfeitable, and the Company receives a deduction in such amount. However, if the recipient of the award makes an election in accordance with the Internal Revenue Code of 1986, as amended, the amount of his or her income is based on the fair market value on the date of grant rather than the fair market value on the date the rights become nonforfeitable. When compensation is to be recognized by the employee, appropriate arrangements are to be made with respect to the payment of withholding tax.

         In August 1995, the Company granted to Mr. Joseph G. Sicinski, president of the Company, a six-year incentive stock option to purchase an aggregate of 250,000 shares of Common Stock pursuant to the 1995 Plan at an exercise price of $2.125 per share, being the fair market value on the date of grant. The option was immediately exercisable as to 47,000 shares of Common Stock and becomes exercisable as to an additional 47,000 shares of Common Stock on each of January 1, 1996, 1997, 1998 and 1999 and becomes exercisable as to the remaining 15,000 shares of Common Stock on January 1, 2000.

         In March 1996, the committee granted incentive stock options to purchase an aggregate of 1,310,000 shares of Common Stock at $1.125 per share, being the fair market value on the date of grant. Such options were granted to Mr. Joseph G. Sicinski, president of the Company, who received an option to purchase 800,000 shares of Common Stock, Mr. Lewis S. Schiller, chairman of the board of the Company, who received an option to purchase 150,000 shares of Common Stock, Mr. Glen R. Charles, chief financial officer of the Company, who received an option to purchase 100,000 shares of Common Stock, and eleven other employees who received options to purchase an aggregate of 260,000 shares of Common Stock. In connection with the grant to Mr. Sicinski, he agreed to the cancellation of the previously granted incentive stock options. The option granted to Messrs. Schiller and Sicinski have a ten-year term, and the other options have five year terms. Except for the options granted to Messrs. Schiller, Sicinski and Charles, all options are immediately exercisable. The options granted to Messrs. Schiller and Charles are immediately exercisable as to 88,000 shares and become exercisable as to the remaining shares on January 1, 1997. The option granted to Mr. Sicinski is immediately exercisable as to 88,000 shares and becomes exercisable cumulatively as to an additional 88,000 shares on January 1 of each year from 1997 to 2004 and becomes exercisable as to the remaining 8,000 shares on January 1, 2005.

         The following table sets forth information concerning options granted during the year ended December 31, 1996 pursuant to the Company's 1995 Incentive Plan. See "Management -- Remuneration" and "Certain Transactions" for information relating to the issuance of warrants to officers and directors. No SARs were granted.

                  Option Grants in Year Ended December 31, 1996

                                                                Percent of Total
                                         Number of Shares       Options Granted
                                         Underlying             to Employees in       Exercise Price
         Name                            Options Granted        Fiscal Year           Per Share             Expiration Date
         ----                            ---------------        ----------------      --------------        ---------------
Lewis S. Schiller                           150,000                  11.3%              $1.125              3/17/06
                                              5,000(1)                0.3%               1.031              1/31/06
Joseph G. Sicinski(2)                       800,000                  60.4%               1.125              3/17/06
All current executive officers(3)           950,000                  71.7%               1.125              3/17/06
                                            100,000                   7.5%               1.125              3/17/01
All non-officer directors                    10,000(1)                0.8%               1.031              1/31/06
All other employees                         260,000                  19.6%               1.125              3/17/01
----------

(1)     These options are automatically granted pursuant to the 1995 Incentive
        Plan.

(2) In addition, in April 1996, SISC granted Mr. Sicinski an option to purchase 800,000 shares of Common Stock at $.25 per share. In August 1995, SISC had granted Mr. Sicinski an option to purchase 200,000 shares of Common Stock at $1.625 per share. This option was canceled in connection with the April 1996 grant.

(3) Including Messrs. Schiller and Sicinski. April 1996, the Company canceled this option and granted Mr. Sicinski a ten-year incentive stock option to purchase 800,000 shares of Common Stock at $1.125 per share.


                              CERTAIN TRANSACTIONS

The Trans Global Transaction

         On May 8, 1995, the Company acquired all of the issued and outstanding capital stock of TGS and issued (a) 1,000,000 shares of Common Stock, (b) 25,000 shares of Series A Convertible Participating Preferred Stock ("Series A Preferred Stock"), (c) 25,000 shares of Series B Preferred Stock which are convertible into an aggregate of 1,000,000 shares of Common Stock if net income before income taxes, as defined, is either $500,000 for 1995 or $1.5 million for either 1996 or 1997, (d) 25,000 shares of Series C Preferred Stock which are convertible into an aggregate of 1,500,000 shares of Common Stock if net income before income taxes, as defined, is $1.5 million for either 1996 or 1997, and
(e) 20,000 shares of Series D 6.25% Redeemable Cumulative Preferred Stock ("Series D Preferred Stock"), which are not convertible, but which have an aggregate redemption price of approximately $1.7 million. In addition, in connection with the Trans Global Transaction, the Company issued two-year warrants to purchase an aggregate of 500,000 shares of Common Stock at $3.50 per share. As a result of the March 1996 filing of a certificate of amendment to the Company's certificate of incorporation increasing the authorized Common Stock to 20,000,000 shares, the 25,000 shares of Series A Convertible Preferred Stock automatically, without any action on the part of the holder, became converted into 2,000,000 shares of Common Stock.

         As a result of, and at the time of, the Trans Global Transaction, SISC owned approximately 32.2% of the outstanding Common Stock, and 59.3% of the voting rights on all matters, including the election of directors, except where the holders of Common Stock are required by law to vote as a single class. As a result, SISC had the power to elect all of the directors of the Company. Mr. Lewis S. Schiller, chairman of the board, chief executive officer and a director of the Company, is the chairman of the board, chief executive officer and a director of Consolidated and SISC. Accordingly, both Consolidated and Mr. Schiller may be deemed control persons with respect to the Company.

Sale of WWR

         At June 30, 1995, the Company owed SISC approximately $1.1 million. Subsequent to June 30, 1995, the Company repaid $225,000 to SISC, and SISC advanced $275,000 to the Company and WWR to enable the Company to pay a $275,000 debenture due to Klipsch, Inc. ("Klipsch"), the company from which WWR purchased its loudspeaker business. The debenture became due on June 30, 1995. The advance was required because the Company and WWR did not have the cash to make the payment. As of September 30, 1995, the Company transferred the stock of WWR to an affiliate of SISC in consideration for which SISC released the Company from its obligations with respect to the $275,000 advance. In connection with the transaction, the Company issued 1,060,000 shares of Common Stock to SISC; however, the actual issuance of the shares has been deferred until the number of authorized shares of the Company's Common Stock was increased. WWR had, at the time of the transaction, a deficiency in stockholders' equity of approximately $1.4 million. Among WWR's liabilities was approximately $2.1 million payable to the Company, which, based upon WWR's historical and current cash flow, was not likely to be paid in the near future. This payable was satisfied through the issuance by Consolidated of shares of a newly created series of preferred stock which converts on September 30, 2000 into such number of shares of Consolidated's common stock, not to exceed 2.8 million shares, as has a value equal to $2.1 million. The directors believed that the transaction was in the best interest of the Company because it removed a $1.4 million net deficit from the Company's balance sheet, the business of WWR was not related to the business of the Company, and the Company has no experience in manufacturing operations. During the period from the completion of the Trans Global Transaction until the sale of WWR, the operations of WWR had been supervised by personnel of SISC and its affiliates and not by the Company. Furthermore, WWR was a defendant in litigation commenced by Klipsch, Inc. claiming that the license agreement pursuant to which WWR has the right to use the Klipsch name and certain patents has terminated. The Company is the guarantor with respect to a $530,000 note issued by WWR to a nonaffiliated lender, which note, as a result of a $130,000 payment in June 1996, was reduced to $400,000.


Loan and Equity Transactions With SISC

         TGS was organized by SISC in January 1995 to hold all of the stock of Holdings, which was acquired by SISC in December 1993, and RMI, which was acquired by SISC in November 1994. At the time of the organization of TGS, TGS issued to SISC, in consideration for the shares of Consolidated common stock issued in connection with the acquisitions of Holdings and RMI assets, 500 shares of Series A 5% Redeemable Cumulative Preferred Stock. The Company also issued to SISC warrants to purchase shares of its common stock. The TGS stock and warrants were issued to SISC in consideration for the transfer of the stock of Holdings and RMI and the advances made by SISC. In connection with the organization of TGS, TGS also issued a 3.4% interest to Mr. Joseph G. Sicinski, president of TGS, in exchange for certain rights Mr. Sicinski has with respect to the stock of Holdings.

         In connection with the organization of TGS in January 1995, SISC transferred a 5% interest in its common stock and warrants in TGS to DLB, in exchange for DLB's 10% interest in Avionics. DLB is owned by the wife of Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company; however, Mr. Schiller disclaims beneficial ownership in DLB or any securities owned by DLB.

         The Trans Global Agreement provides SISC and DLB with certain registration rights with respect to their warrants and the underlying Common Stock and provides Mr. Sicinski with certain registration rights with respect to the 100,000 shares of Common Stock issued to him pursuant to the Trans Global Agreement.

         Trinity, a wholly-owned subsidiary of Consolidated, is a party to a management services agreement dated as of January 1, 1995, pursuant to which Trinity will receive a monthly fee of $10,000 through March 2000, which monthly fee will increase to $25,000 commencing with the month in which this Offering is completed. The fees through October 1996 have been paid. Neither SISC, Consolidated nor any of their employees, including Mr. Lewis S. Schiller, chairman of the board and chief executive officer of the Company, have received any compensation from the Company or TGS. None of such persons provided significant services to Holdings or RMI prior to 1995.

         At June 30, 1996, prior to the SISC Recapitalization, the Company owed SISC approximately $1.1 million. At June 30, 1996, pursuant to the SISC Recapitalization, the Company issued to SISC 9,900 shares of Series F Preferred Stock and warrants to purchase 3,200,000 shares of Common Stock at $1.25 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and all of the shares of Series B, C and D Preferred Stock owned by SISC, including accrued dividends due on the Series D Preferred Stock. The 9,900 shares of Series F Preferred Stock were convertible into 9,900,000 shares of Common Stock. As a result of the SISC Recapitalization, the Company's obligations to SISC was reduced to $300,000, which was paid subsequent to June 30, 1996.

         Pursuant to Mr. Schiller's employment agreement with Consolidated, Mr. Schiller has the right to acquire 10% of SISC's interest in its subsidiaries and investments, including the Company's Common Stock, Preferred Stock and warrants held by SISC, at 110% of SISC's cost. At the closing of the Trans Global Transaction, Mr. Schiller exchanged such right for a right to purchase 10% of SISC's common stock, convertible preferred stock and warrants in the Company. Mr. Schiller has exercised his right to purchase 393,000 shares of Common Stock, warrants to purchase 47,500 shares of Common Stock and 2,500 shares of Series B and C Preferred Stock. In connection with the SISC Recapitalization, SISC transferred to Mr. Schiller 1,000 shares of Series F

Preferred Stock, and Mr. Schiller's shares of Series B and C Preferred Stock were canceled. Also in connection with the SISC Recapitalization, DLB exchanged its shares of Series B and C Preferred Stock for 100 shares of Series F Preferred Stock which were converted into 100,000 shares of Common Stock in December 1996.

         In October 1996, SISC converted 5,000 shares of Series F Preferred Stock into 5,000,000 shares of Common Stock, and in December 1996, SISC converted the remaining 3,900 shares of Series F Preferred Stock into 3,900,000 shares of Common Stock, and Mr. Schiller and DLB converted their 1,000 and 100 shares of Series F Preferred Stock into 1,000,000 and 100,000 shares of Common Stock, respectively.

         During the nine months ended September 30, 1996 and the years ended December 30, 1995 and 1994, the largest amount due to SISC was $1.0 million, $1.1 million and $885,000, respectively. These advances were incurred for working capital and in connection with the acquisition of Job Shop assets. At September 30, 1996, the Company's debt to SISC had been paid. The Company's advances from SISC bore interest at 10% per annum.

         The Company has from time to time made advances to three SISC Subsidiaries which are not owned or controlled by the Company. Such advances were approximately $1.4 million, $1.2 million and $274,000 at September 30, 1996, December 31, 1995 and December 31, 1994, respectively. The amounts outstanding on such dates represent the largest amounts outstanding during the respective periods ending on such dates. The Company cannot estimate whether or when the SISC Subsidiaries will pay the amounts due the Company because of their lack of available working capital. Advances to the SISC Subsidiaries may continue. In addition, the Company pays the compensation and benefits of certain non-executive employees who perform services for both the Company and one of the SISC Subsidiaries and share common space and other office expenses. The amount allocated to such SISC Subsidiary, which is approximately $150,000 per annum, is added to the obligations of the SISC Subsidiary to the Company.

         As of June 30, 1995, SISC converted $200,000 of the Company's obligations to SISC into 5,000 shares of Series E Preferred Stock. In March 1996, as a result of the filing of the certificate of amendment to the Company's certificate of incorporation increasing its authorized common stock, the 5,000 shares of Series E Preferred Stock automatically, without any action on the part of the holder, became converted into 120,000 shares of Common Stock.

         At June 30, 1996, WWR owed $400,000 to a nonaffiliated lender, after giving effect to a $130,000 payment in June 1996. The note matures in June 1997 and is guaranteed by Walnut and the Kanter Foundation. The Kanter Foundation and Walnut are affiliated with Mr. Joel S. Kanter, who was a director of the Company until February 1997. The Company, SISC and Consolidated have guaranteed the guarantee obligations of the Kanter Foundation and Walnut.


Other Related Party Transactions

         The Company was organized in September 1993 as Concept Technologies Group, Inc. to acquire the stock of three companies, each of which was controlled by Walnut. Walnut may be deemed a promoter of the Company. Following the acquisition of such subsidiaries and until the Trans Global Transaction, Walnut may be deemed a controlling stockholder of the Company. As a result of family relationships, the Kanter Foundation, The Holding Company and Windy City, as well as certain members of the Kanter family may be deemed affiliates of the Company. Mr. Joel Kanter, who was a director of the Company until February 1997, is president and a director of Windy City and Kanter Foundation. Since February 1995, he has been president of Walnut, to which he was a consultant prior to that date. Mr. Joshua Kanter, who was secretary of the Company prior to May 1995, is vice president of Windy City and the Kanter Foundation. Mr. Burton Kanter, the father of Joel and Joshua Kanter, is chief executive officer of Walnut and president and a director of The Holding Company. While there is little or no common beneficial ownership of Walnut, Windy City, the Kanter Foundation and The Holding Company, members of the Kanter family have varying degrees of control over these entities.

         In connection with the Trans Global Transaction, the Company requested certain holders of restricted securities to agree to a one year lockup from the effective date of the first registration statement filed by the Company following the closing of the Trans Global Transaction. Walnut, Windy City, the Kanter Foundation and The Holding Company received an aggregate of 181,080 shares of Common Stock and warrants to purchase 90,540 shares of Common Stock at $3.50 per share in consideration for agreeing to such lockups, which related to an aggregate of 362,160 shares of Common Stock.

         In October 1995, the Company authorized the issuance to each of Messrs.
E. Gerald Kay and Joel S. Kanter a warrant to purchase 75,000 shares of Common Stock at $3.50 per share. In April 1996, the Company issued to each of Messrs. Lewis S. Schiller and Joseph G. Sicinski a warrant to purchase 400,000 shares of Common Stock at $1.25 per share and to each of Messrs.

E. Gerald Kay, Joel S. Kanter and Norman J. Hoskin, a warrant to purchase 300,000 shares of Common Stock at $1.25 per share. In connection with such grants, Messrs. Kay and Kanter agreed to the waive the right to receive the previously authorized warrants, which had not been issued.

         During 1994 and 1995 the Company engaged Plaza Street Holdings, Inc. ("Plaza Street") to perform consulting services in connection with possible acquisition or merger candidates for the Company. Plaza Street is wholly-owned by Mr. Michael Alan Faber, who is a vice president of Walnut. Plaza Street received $50,000 for services rendered during 1994 (of which $15,000 was paid in 1995) and 1995.

         Prior to completion of the Company's initial offering in February 1994, the Company borrowed funds on an unsecured, short term basis from Walnut for working capital. The borrowing did not exceed $90,000, bore interest at 10% per annum and was repaid from the proceeds of the Issuer's initial public offering.

         Legal fees of $317,000 for the year ended December 31, 1994 were incurred by the Company with a law firm in which Mr. Joshua S. Kanter, who was secretary of the Company, is of counsel.

         The Company incurred $31,000 in stockholder/director expenses for the years ended December 31, 1994. Such expenses consist primarily of travel and related costs.

         The Company believes that the transaction with related parties were made on terms that were no less favorable to the Company that would have been available from non-affiliated third parties under similar circumstances.

                             PRINCIPAL STOCKHOLDERS

         Set forth below is information as of February 11, 1997 as to each person owning of record or known by the Company, based on information provided to the Company by the persons named below, to own beneficially at least 5% of the Company's Common Stock, of each nominee for director and for all officers and directors as a group.


                                                         Percent of Outstanding
Name and Address(1)                     Shares                Common Stock
-------------------                     ------
Lewis S. Schiller(2)                  15,610,000(3)                   59.7%
160 Broadway
New York, NY 10038

SIS Capital Corp.                     14,004,500(4)                   54.5%
Consolidated Technology Group Ltd.
160 Broadway
New York, NY 10038

Joseph G. Sicinski                     1,476,000(5)                    6.3%
1770 Motor Parkway
Hauppauge, NY 11788

E. Gerald Kay                            305,000(6),(7)                1.3%
225 Long Avenue
Hillside, NJ 07205

Norman J. Hoskin                         300,000(7),(8)                1.3%
2200 Corporate Blvd.
Boca Raton, FL 33431

All directors and officers as a       17,241,000(3),(5),(6),(7),(8)   62.3%
 group (seven individuals owning
 stock or warrants)
-------------

(1) Unless otherwise indicated, each person has the sole voting and sole investment power and direct beneficial ownership of the shares.

(2) Mr. Schiller is the chairman of the board and chief executive officer of Consolidated and chief executive officer of SISC. Accordingly, he has the right to vote the shares owned by SISC.

(3) Includes (a) 297,500 shares of Common Stock issuable upon the exercise of warrants held by Mr. Schiller, (b) 5,000 shares issuable upon exercise of an option held by Mr. Schiller, (c) 150,000 shares pursuant to an incentive stock option held by Mr. Schiller; (d) 11,187,000 shares of Common Stock owned by SISC, and (e) 2,817,500 shares of Common Stock issuable upon exercise of warrants held by SISC.

(4) Includes 2,817,500 shares of Common Stock issuable upon exercise of warrants held by SISC. SISC has granted Mr. Joseph G. Sicinski an option to purchase 800,000 of its shares of Common Stock which may be shares owned by SISC or issuable upon exercise of warrants owned by SISC.

(5) Includes (a) 176,000 shares of Common Stock issuable pursuant to an incentive stock option, (b) 100,000 shares issuable upon exercise of a warrant held by Mr. Sicinski and (c) 800,000 shares of Common Stock issuable pursuant to an option granted by SISC to Mr. Sicinski.

(6) Represents 300,000 shares of Common Stock issuable upon exercise of a warrant and 5,000 shares issuable upon exercise of an option held by Mr. Kay.

(7) Represents 300,000 shares of Common Stock issuable upon exercise of a warrant held by Mr. Hoskin.

(8) Includes 100,000 shares of Common Stock issuable upon exercise of an incentive stock option held by one other officer and 250,000 shares of Common Stock issuable upon exercise of a warrant held by another officer.

                            DESCRIPTION OF SECURITIES

Capital Stock

         The Company is authorized to issue 20,000,000 shares of Preferred Stock, par value $.01 per share, and 50,000,000 shares of Common Stock, par value $.01 per share. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock are entitled to share in such dividends as the Board of Directors, in its discretion, may declare from funds legally available. In the event of liquidation, each outstanding share entitles its holder to participate ratably in the assets remaining after payment of liabilities. At December 31, 1996, there were 22,886,331 shares of Common Stock outstanding.

         Stockholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or of any other securities of the Company, and there are no redemption or sinking fund provisions with regard to the Common Stock. All outstanding shares of Common Stock are, and those issuable pursuant to this Prospectus or upon exercise of the Warrants will be when issued as provided in this Prospectus, validly issued, fully paid, and nonassessable. Stockholders do not have cumulative voting rights.

         The Company's Board of Directors is authorized to issue, from time to time and without further stockholder action, up to 3,000,000 shares of preferred stock in one or more distinct series. The Board of Directors is authorized to fix the following rights and preferences, among others, for each series: (i) the rate of dividends and whether such dividends shall be cumulative; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation;
(iv) whether or not a sinking fund shall be provided for the redemption or purchase of shares; (v) the terms and conditions on which shares may be converted; and (vi) whether, and in what proportion to any other series or class, a series shall have voting rights other than required by law, and, if voting rights are granted, the number of voting rights per share. Except as set forth in this Prospectus, the Company has no plans, agreements or understandings with respect to the designation of any series or the issuance of any shares of preferred stock.

         There is presently one series of Preferred Stock which is authorized -- the Series G Preferred Stock. Set forth below is information concerning such series of Preferred Stock. The Board of Directors may create other series of Preferred Stock which are either junior or senior to or on a parity with the G Preferred Stock as to dividends and/or on any voluntary or mandatory liquidation without the approval of the holders of such series of Preferred Stock. The Company has previously authorized six other series of Preferred Stock, all of which have either been converted into shares of Common Stock or have been canceled. Such other series of Preferred Stock have been terminated.


Series G Preferred Stock

         The Company has authorized the issuance of 1,250,000 shares of Series G Preferred Stock, none of which are issued or outstanding. Holders of shares of Series G Preferred Stock are entitled to receive, when and as declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, dividends at an annual rate of $.12 per share. Dividends are payable semi-annually on the first day of March and September of each year, commencing September 1, 1997, to holders of record on the preceding February 15 and August 15, respectively. Dividends shall accrue from the closing date of this Offering, and are payable in cash or in shares of Common Stock, valued at fair market value, as the Company's board of directors shall determine. After payment of the semi-annual dividend, each share of Series G Preferred Stock shall receive the same per share dividend as is payable with respect to one share of Common Stock payable during the semi-annual dividend period, which shall be the semi-annual period ending on the day before such dividend payment date. For the purpose of determining whether a dividend with respect to the Common Stock is payable during a semi-annual dividend period, if the record date for determining holders of Common Stock entitled to receive a dividend is during such dividend period, the dividend shall be treated as a dividend payable during such semi-annual dividend period.

         Except as required by law, the holders of the Series G Preferred Stock have no voting rights.

         The holders of the Series G Preferred Stock will be entitled at any time, commencing one year from the date of this Prospectus, or earlier with the consent of the Company and the Representative, subject to prior redemption, to convert each share of Series G Preferred Stock into four shares of Common Stock of the Company. The consent of the Representative and the Company may not be given prior to 61 days from the date of this Prospectus. If the Series G Preferred Stock is called for redemption, conversion rights will expire at the close of business on the business date prior to the redemption date. The conversion rate is subject to adjustment upon the occurrence of certain events.

         The Company shall have the right to redeem the shares of Series G Preferred Stock at a redemption price of $6.00 per share, plus accumulated and unpaid dividends, at any time commencing one year from the date of this Prospectus. The Series G Preferred Stock may be redeemed in whole at any time and in part from time to time. Once the Series G Preferred Stock becomes redeemable, the Company may redeem the Series G Preferred Stock upon at least 30, but not more than 60, days' prior written notice to the registered holders. If the Series G Preferred Stock is called for redemption, conversion rights will expire at the close of business on the business day prior to the redemption date.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made on any securities of the Company which rank senior to the Series G Preferred Stock, holders of shares of Series G Preferred Stock will be entitled to receive from the assets of the Company $6.00 per share plus accrued and unpaid dividends to the payment date, before any payment or distribution is made to holders of shares of Common Stock or any other series or class of stock hereafter issued which ranks junior as to liquidation rights to the Series G Preferred Stock. Thereafter, the holders of the Series G Preferred Stock will not be entitled to any additional payment on liquidation.


Series E Redeemable Common Stock Purchase Warrants

         The holder of each Warrant is entitled, upon payment of the exercise price of $3.00 per share, to purchase one share of Common Stock. Unless previously redeemed, the Warrants are exercisable during the period commencing 61 days from the date of this Prospectus and ending three years from the date of this Prospectus. A holder of the Warrants (an "Exercising Holder") will only be able to exercise the Warrants if (a) a current prospectus under the Securities Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect, and (b) such securities are qualified for sale or exemption from qualification under the applicable securities laws of the state in which the Exercising Holder resides.

         The Warrants are subject to redemption by the Company, on not more than 60 nor less than 30 days' written notice, at a price of $.05 per Warrant, commencing one year from the date of this Prospectus, or earlier (but not prior to 61 days from the date of this Prospectus with the consent of the Representative, if the average closing price per share of the Common Stock is at least $4.00, subject to adjustment, for at least 20 trading days ending not earlier than 15 days prior to the date on which the Warrants are called for redemption. Holders of Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of such Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to each of the registered holders of the Warrants by first class mail, postage prepaid, within ten business days (or such longer period to which the Representative may consent) after the Warrants are called for redemption, but no earlier than the sixtieth nor later than the thirtieth day before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. (New York City time) on the business day immediately preceding the date fixed for redemption. The Warrants can only be redeemed if, on the date the Warrants are called for redemption, there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants.

         The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m. New York City time on the expiration date of the Warrants or, if the Warrants are called for redemption, the day prior to the redemption date (as explained above) at the offices of the Company's warrant agent (the "Warrant Agent") with the form of "Election to Purchase" on the reverse side of the certificate(s) filled out and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.

         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain specified events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other similar events.

         The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until the holder exercises the Warrants.

         Although the Warrants have a fixed exercise price and a formula for adjustments in certain events and have a fixed expiration date, it is possible that in the future the Company may wish to reduce the exercise price or extend the exercise period of the Warrants. The Company has no plans to reduce such price or extend the exercise period of the Warrants. Any such change would be effected pursuant to a post-effective amendment to the registration statement of which this Prospectus is a part or a new registration statement, and no Warrants with amended terms may be exercised unless and until such post-effective amendment or new registration statement has been declared effective by the Commission.

         The Warrants are issued pursuant to a warrant agreement among the Company and American Stock Transfer & Trust Company, as warrant agent.


1994 Warrants

         In February 1994, the Company, in its initial public offering, sold an aggregate of 567,245 units, each unit consisting of one share of Common Stock and one 1994 Warrant. Each 1994 Warrant entitles the holders to purchase one share of Common Stock at $7.00 per share. The 1994 Warrant were exercisable until August 14, 1996, and the exercise period was extended to November 14, 1996. The 1994 Warrants may be redeemed by the Company for $.10 per 1994 Warrant if the price of the Common Stock is at least $6.00 per share for 30 consecutive trading days.

         The 1994 Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m. New York City time on the expiration date of the 1994 Warrants or, if the 1994 Warrants are called for redemption, the day prior to the redemption date at the offices of the warrant agent for the 1994 Warrants, accompanied by payment of the full exercise price for the number of Warrants being exercised.

         The 1994 Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

         The Company is not required to issue fractional shares of Common Stock, and in lieu thereof will make a cash payment based upon the current market value of such fractional shares. The holder of the Warrants will not possess any rights as a stockholder of the Company unless and until the holder exercises the Warrants.

         The 1994 Warrants may not be exercised unless there is a current and effective registration statement covering the issuance of the shares of Common Stock on exercise of the 1994 Warrants. As of the date of this Prospectus, the Company has not filed such a registration statement and, accordingly, the 1994 Warrants may not be exercised.


Other Warrants

         There are also outstanding other warrants to purchase an aggregate of 1,242,890 shares of Common Stock at exercise prices ranging from $2.00 to $6.50 per share with varying exercise periods. The Other Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events. The holders of certain of these warrants have registration rights with respect to the warrants or the underlying shares of Common Stock. See "Underwriting" with respect to warrants issuable to the Underwriters upon exercise of the Unit Purchase Options.

Dividend Policy

         Except for the obligation of the Company to pay dividends with respect to the Series F and G Preferred Stock, the Company presently intends to retain future earnings, if any, in order to provide funds for use in the operation and expansion of its business and accordingly does not anticipate paying cash dividends on its Common Stock in the foreseeable future. See "Description of Securities" for information concerning dividends payable with respect to the Series F and G Preferred Stock.

Shares Eligible for Future Sale

         Approximately 9,400,000 of the 22,886,331 shares of Common Stock outstanding at December 31, 1996, may be publicly sold as a result of either the registration of such shares as part of the Company's initial public offering in February 1994, the expiration of two-year holding period pursuant to Rule 144 of the Commission or the expiration of the restricted period pursuant to Regulation S of the Commission. The remaining shares become eligible for sale pursuant to Rule 144 of the Commission two years after the date of issuance by the Company or the date of transfer by an affiliate of the Company. Such share will become eligible for sale pursuant to Rule 144 in May 1997, as to 3,091,782 shares, June 1997 as to 108,000 shares, September 1997 as to 954,000 shares and April 1998 as to 5,393,000 shares. SISC and the Company's directors and executive officers have agreed to a 24 -month lockup during which they may not sell their shares without the prior approval of the Representative.

         As of December 31, 1996, the Company had (a) outstanding 1994 Warrants to purchase 567,245 shares of Common Stock at $7.00 per share through November 1996, which warrants are publicly traded, (b) warrants to purchase an aggregate of 1,302,352 shares of Common Stock at exercise prices ranging from $2.00 to $7.00 per share with various expiration dates, and (c) warrants to purchase 4,900,000 shares of Common Stock at $.50 per share through April 2001, which are held by SISC and the Company's directors. In addition, the underwriter of the Company's initial public offering holds unit purchase options to purchase 55,000 of the units issued in the Company's initial public offering in February 1994, at $8.45 per unit through February 1999. Each such unit consists of one share of the Company Common Stock and a warrant to purchase one share of the Company Common Stock at $7.00 per share through August 1996.

         The Company has adopted three stock option plans pursuant to which a maximum of 2,792,332 shares of the Common Stock may be issued, of which options to purchase 1,523,950 shares are outstanding.

         The Company cannot predict the effect, if any, that the issuance of shares of Common Stock upon exercise of options or warrants or the registration of such shares will have on the market for and market price of the Common Stock.

Section 203 of the Delaware General Corporation Law

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

         These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the certificate of incorporation or by-laws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the certificate of incorporation nor the by-laws of the Company currently excludes the Company from the restrictions imposed by Section 203.

Transfer Agent and Warrant Agent

         The transfer agent for the Common Stock and the Series G Preferred Stock and the Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  UNDERWRITING

         The several underwriters, of which Patterson Travis, Inc. (the "Representative") is the representative, have severally agreed, on the terms and subject to the conditions of the Underwriting Agreement, to purchase from the Company, and the Company has agreed to sell to the Underwriters, the following
Units:


                                                           Number of Units
Patterson Travis, Inc.                                     ---------------

                                                           ---------------
         Total                                                 1,000,000
                                                           ===============

         The Underwriters are committed to purchase and pay for all of the Units offered hereby on a "firm commitment" basis if any are purchased.

         The Representative has advised the Company that the Underwriters propose to offer the Units to the public at the respective public offering prices set forth on the cover page of this Prospectus. The Underwriters may allow to certain dealers, who are members of the National Association of Securities Dealers, Inc. ("NASD"), concessions not exceeding $. per Unit, of which not more than $. per Unit may be reallowed to other dealers who are members of the NASD. After the initial public offering, the offering price, the concession and the reallowance may be changed.

         The Company has granted an option to the Underwriters, which may be exercised by the Representative for its own account or for the account of the several Underwriters, exercisable during the 45 day period from the date of this Prospectus, to purchase up to a maximum of 150,000 additional Units at the offering price, less the underwriting discounts, for the sole purpose of covering over-allotments of the Units. The Underwriting Agreement also provides that the Company will pay the Representative a fee in the event the Company enters into an acquisition, merger or similar transaction with a party introduced to it by the Representative. As of the date of this Prospectus, the Representative has not introduced the Company to any such party.

         The Company has agreed to pay to the Representative a non-accountable expense allowance of 3% of the aggregate public offering price of all Units sold (including any Units sold pursuant to the Underwriters' over-allotment option).

         The Company has agreed to enter into a two-year consulting agreement with the Representative pursuant to which the Company will pay the Representative, on its own behalf and not as representative of the Underwriters, a fee of $100,000, which is to be paid in full at the closing of this Offering. During the period of the consulting agreement, the Representative will be reimbursed for its Company-authorized out-of-pocket expenses.

         The Company's officers, directors, 5% stockholders and their affiliates have agreed not to sell publicly any of their securities without the written consent of the Representative for a period of 24 months from the date of this Prospectus.

         The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with the Registration Statement, including liabilities under the Securities Act.

         In connection with this Offering, the Company has agreed to sell to the Underwriters, for a purchase price of $100.00, Unit Purchase Options to purchase from the Company up to 100,000 units at an exercise price equal to 165% of the initial public offering price per unit. The units issuable upon exercise of the Unit Purchase Options are similar to the Units offered hereby, except that, (i) the warrants included in such units are Series F Redeemable Common Stock Purchase Warrants ("Series F Warrants") and have an exercise price of $4.95 per share and (ii) in the event that the Unit Purchase Options are exercised after the redemption (but before the expiration) of the Warrants, the Series F Warrants underlying the Unit Purchase Options are immediately redeemable by the Company. The Unit Purchase Options are exercisable for a four-year period commencing one year from the date of this Prospectus, except that, if the Warrants expire prior to the exercise of the Unit Purchase Options, upon such exercise the Company will issue one share of Series G Preferred Stock and no warrants. During the one-year period commencing on the date of this Prospectus, the Unit Purchase Options may not be sold, transferred, assigned or hypothecated, except to the officers of the Underwriters or to selling group members or officers or partners or members thereof, all of which shall be bound by such restrictions. The Unit Purchase Options will contain anti-dilution provisions providing for adjustment under certain circumstances similar to those applicable to the Warrants included in the Units. The holders of the Unit Purchase Options have no voting, dividend or other rights as stockholders of the Company with respect to securities underlying the Unit Purchase Options. The holders of the Unit Purchase Options have been given the opportunity to profit from a rise in the market for the Company's securities at a nominal cost, with a resulting dilution in the interests of stockholders. The holders of the Unit Purchase Options can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain equity capital, if then needed, by a new equity offering on terms more favorable than those provided by the Unit Purchase Options. Such facts may adversely affect the terms on which the Company could obtain additional financing. Any profit received by the Underwriters on the sale of the Unit Purchase Options or the securities issuable upon exercise of the Unit Purchase Options may be deemed additional underwriting compensation.

         The Company has agreed during the term of the Unit Purchase Options and for two years thereafter to give advance notice to the holders of the Unit Purchase Options or underlying securities of its intention to file a registration statement, and, in such case, the holders of the Unit Purchase Options and underlying securities shall have the right to require the Company to include the underlying securities in such registration statement at the Company's expense. At the demand of the holders of a majority of holders of the Unit Purchase Options and underlying Common Stock, including Common Stock issued or issuable upon exercise of the Series F Warrants issuable upon exercise of the Unit Purchase Options, during the term of the Unit Purchase Options, the Company will also be required to file one such registration statement at the Company's expense. In addition, the Company has agreed to cooperate with the holders of the Unit Purchase Options in filing a registration at the expense of the holders of the Unit Purchase Options or underlying securities.

         The Company has also agreed to pay the Representative, in its individual capacity and not as representative of the Underwriters, a Warrant solicitation fee equal to 5% of the exercise price of the Warrants, a portion of which may be reallowed to a member of the NASD who solicited or assisted in the solicitation of the exercise of the Warrants. The Warrant exercise fee shall not be payable with respect to any Warrant exercises prior to the first anniversary of the date of this Prospectus and may be paid only if (i) the market price of the Common Stock on the date the Warrant is exercised is greater than the exercise price of the Warrant, (ii) the exercise of the Warrant was solicited by a member of the NASD and the customer states in writing that the transaction was solicited and designates in writing the broker-dealer to receive compensation for the exercise, (iii) the Warrant is not held in a discretionary account, (iv) disclosure of the compensation arrangements are made, in addition to the disclosure provided in this Prospectus, in documents provided to holders of warrants at the time of exercise, and (v) the solicitation of the Warrant was not made in violation of Rule 10b-6 of the Commission under the Securities Exchange Act of 1934.

         Rule 10b-6 of the Commission pursuant to the Exchange Act may prohibit the Representative from engaging in any market making activities with regard to the Company's securities for the period from nine business days (or such other applicable period as Rule 10b-6 may provide) prior to any solicitation by the Representative of the exercise of Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative may have to receive a fee for the exercise of Warrants following such solicitation. As a result, the Representative may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable.

         Prior to this Offering there has been no public market for the Units, Series G Preferred Stock or Warrants. The public offering price and composition of the Units, the conversion rate and other terms of the Series G Preferred Stock and the exercise price and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Representative.

         The Representative has informed the Company that sales to any account over which the Underwriters exercise discretionary authority will not exceed 1% of this Offering.


                                  LEGAL MATTERS

         Esanu Katsky Korins & Siger, 605 Third Avenue, New York, New York 10158, counsel for the Company, have given their opinion as to the authorization and valid issuance of the shares of Common Stock and Warrants comprising the Units offered by this Prospectus. Bernstein & Wasserman, LLP, 950 Third Avenue, New York, New York 10022, is acting as counsel for the Underwriters in connection with this Offering.

                                     EXPERTS

         The financial statements of the Company and the statements of operations and retained earnings (deficit) and cash flows of Avionics included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their reports appearing herein and are included in reliance on their reports given on the authority of that firm as experts in accounting and auditing.

         The statements of operation, changes in divisional equity and cash flows of the International Technical Division of Job Shop Technical Services, Inc. (the "Job Shop Division") for the period January 1 to November 21, 1994 included in this Prospectus have been audited by Moore Stephens, P.C., independent certified public accountants, as stated in their report appearing herein, which report includes explanatory paragraphs as to the ability of the Job Shop Division to continue as a going concern and as to the outcome of certain litigation and an investigation, and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing.

         The statements of operation, accumulated deficit and cash flows of Job Shop for the year ended December 31, 1993 included in this Prospectus have been audited by Edward Isaacs & Company LLP, independent certified public accountants, as stated in their report appearing herein, which report includes an explanatory paragraph as to the ability of Job Shop to continue as a going concern, and are included in reliance on their report given on the authority of that firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         A Registration Statement on Form S-1 relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission. This Prospectus does not contain all of the information set forth in such Registration Statement. For further information with respect to the Company and to the securities offered hereby, reference is made to such Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

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                                     - 42 -

INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                                          Page
Trans Global Services, Inc. and Subsidiaries

   Report of Independent Certified Public Accountants...................   F-3

   Balance Sheets as of September 30, 1996 [ Unaudited] and December
   31, 1995 and 1994....................................................   F-4

   Statements of Operations for the nine months ended September 30,
   1996 and 1995 [Unaudited] and for the years ended December 31,
   1995 and 1994........................................................   F-6

   Statements of Changes in Stockholders' Equity for the nine months ended September 30, 1996 [Unaudited] and for the years ended December
   31, 1995 and 1994....................................................   F-7

   Statements of Cash Flows for the nine months ended September 30, 1996 and 1995 [Unaudited] and for the years ended December 31, 1995
   and 1994.............................................................   F-9

   Notes to Financial Statements........................................   F-12


Avionics Research Corporation

   Report of Independent Certified Public Accountants...................   F-24

   Combined Statement of Operations and Retained Earnings [Deficit]
   for the year ended December 31, 1993.................................   F-25

   Combined Statement of Cash Flows for the year ended December 31, 1993.. F-26

   Notes to Combined Financial Statements................................  F-27


International Technical Services Division of Job Shop Technical
Services, Inc.

   Report of Independent Certified Public Accountants...................   F-29

   Statement of Operations for the period January 1 to November 21, 1994.. F-30

   Statement of Changes in Divisional Equity for the period January 1 to
   November 21, 1994...................................................... F-31

   Statement of Cash Flows for the period ended January 1 to November 21,
   1994.................................................................   F-32

   Notes to Financial Statements........................................   F-33


Job Shop Technical Services, Inc.

   Independent Auditors' Report.........................................   F-36

   Statement of Operations for the year ended December 31, 1993.........   F-37

   Statement of Accumulated Deficit for the year ended December 31, 1993.  F-38

   Statement of Cash Flows for the year ended December 31, 1993.........   F-39

   Notes to Financial Statements........................................   F-40

                              . . . . . . . . . . .

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                                      F-2

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders of Trans Global Services, Inc.
   Hauppauge, New York


                  We have audited the accompanying balance sheets of Trans Global Services, Inc. and its subsidiaries as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trans Global Services, Inc. and its subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                              MORTENSON AND ASSOCIATES, P. C.
                                              Certified Public Accountants.

Cranford, New Jersey
March 27, 1996

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                    September 30,                 December 31,
                                                                    -------------                 ------------
                                                                       1 9 9 6            1 9 9 5               1 9 9 4
                                                                       -------            -------               -------
                                                                   [Consolidated]     [Consolidated]          [Combined]
                                                                     [Unaudited]
Assets:
Current Assets:
   Cash and Cash Equivalents                                      $         515,479   $       210,597     $            --
   Accounts Receivable - Net                                              6,405,729         4,869,116           5,427,078
   Loans Receivable - Officer                                                22,500            22,500                  --
   Prepaid Expenses and Other Current Assets                                181,239            80,966              90,483
                                                                  -----------------   ---------------     ---------------
   Total Current Assets                                                   7,124,947         5,183,179           5,517,561
                                                                  -----------------   ---------------     ---------------
Property and Equipment - Net                                                 67,521            41,205              11,428
                                                                  -----------------   ---------------     ---------------
Other Assets:
   Due from Affiliates                                                    1,449,785         1,234,428                  --
   Customer Lists                                                         2,894,777         3,063,503           3,453,468
   Goodwill - Net                                                           836,270           872,705             921,285
   Covenant Not-to-Compete                                                  105,744           241,833             423,285
   Other Assets                                                              24,215            25,074              17,546
   Investment in Preferred Stock of Affiliate                             2,100,730         2,100,730                  --
                                                                  -----------------   ---------------     ---------------
   Total Other Assets                                                     7,411,521         7,538,273           4,815,584
                                                                  -----------------   ---------------     ---------------
   Total Assets                                                   $      14,603,989   $    12,762,657     $    10,344,573
                                                                  =================   ===============     ===============

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                    September 30,                 December 31,
                                                                    -------------                 ------------
                                                                       1 9 9 6            1 9 9 5               1 9 9 4
                                                                       -------            -------               -------
                                                                   [Consolidated]     [Consolidated]          [Combined]
                                                                     [Unaudited]
Liabilities and Stockholders' Equity:
Current Liabilities:
   Cash Overdraft                                                 $              --   $            --     $       360,306
   Accounts Payable and Accrued Expenses                                    649,376           551,094           1,281,159
   Accrued Payroll and Related Taxes and Expenses                         3,148,766         1,755,685             707,161
   Accrued Payroll Tax Penalties                                             75,000           700,000                  --
   Accrued Contingency Settlement                                           300,000                --                  --
   Loans Payable - Asset-Based Lender                                     3,564,862         3,678,702           4,019,161
   Notes Payable - Bank                                                          --            60,513                  --
   Note Payable - Other                                                     138,230           138,230             155,308
   Subordinated Debt Current Portion - IRS Debt                                  --           700,000             800,000
                                                                  -----------------   ---------------     ---------------
   Total Current Liabilities                                              7,876,234         7,584,224           7,323,095
                                                                  -----------------   ---------------     ---------------
Other Liabilities:
   Due to Affiliates                                                             --           926,832                  --
   Notes Payable - Long-Term                                                     --                --             124,870
   Subordinated Debt Long-Term Portion - IRS Debt                                --                --             700,000
   Notes Payable - Related Party                                                 --                --             884,980
                                                                  -----------------   ---------------     ---------------
   Total Other Liabilities                                                       --           926,832           1,709,850
                                                                  -----------------   ---------------     ---------------
Commitments and Contingencies                                                    --                --                  --
                                                                  -----------------   ---------------     ---------------

Stockholders' Equity:
   Preferred Stock, $.01 Par Value, 3,000,000 Shares Authorized
     [25,000 Shares each of Series A, B and C, 20,000 Shares of
     Series D [Liquidation Preference of $1,700,000] December 31,
     1994 and 1995; and 5,000 Shares of Series E, December 31,
     1995, and 10,000 Shares of Series F - September 30, 1996]                  100             1,000                 950

   Common Stock, $.01 Par Value, 20,000,000 Shares Authorized,
     Shares Issued and Outstanding [12,851,331 - September 30,
     1996, 3,424,609 - December 31, 1995, 600,000 -
     December 31, 1994]                                                     128,514            34,246               6,000

Capital in Excess of Par Value                                           12,813,934         9,831,234           1,715,300

Deferred Consulting Fees                                                   (338,691)         (508,512)                 --

Accumulated Deficit                                                      (5,876,102)       (5,106,367)           (410,622)
                                                                  -----------------   ---------------     ---------------
   Total Stockholders' Equity                                             6,727,755         4,251,601           1,311,628
                                                                  -----------------   ---------------     ---------------
   Total Liabilities and Stockholders' Equity                     $      14,603,989   $    12,762,657     $    10,344,573
                                                                  =================   ===============     ===============

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                             Nine months ended                     Years ended
                                                               September 30,                       December 31,
                                                        1 9 9 6            1 9 9 5           1 9 9 5           1 9 9 4
                                                        -------            -------           -------           -------
                                                    [Consolidated]     [Consolidated]    [Consolidated]      [Combined]
                                                      [Unaudited]        [Unaudited]
Revenues                                             $     45,379,718  $    48,172,197  $     63,151,995  $    25,287,089
Cost of Services Provided                                  41,562,317       45,288,653        59,157,016       23,704,230
                                                     ----------------  ---------------  ----------------  ---------------
   Gross Profit                                             3,817,401        2,883,544         3,994,979        1,582,859
                                                     ----------------  ---------------  ----------------  ---------------
Operating Expenses:
   Selling, General and Administrative
     Expenses                                               3,495,625        2,888,637         6,448,030          997,122
   Amortization - Intangibles                                 341,400          484,243           455,197          308,974
   Acquisition Expenses                                            --          528,578           528,578               --
                                                     ----------------  ---------------  ----------------  ---------------
   Total Operating Expenses                                 3,837,025        3,901,458         7,431,805        1,306,096
                                                     ----------------  ---------------  ----------------  ---------------
   Operating [Loss] Profit                                    (19,624)      (1,017,914)       (3,436,826)         276,763
                                                     ----------------  ---------------  ----------------  ---------------
Other Income [Expenses]:
   Interest Expense                                          (508,688)        (739,691)         (963,211)        (696,129)
   Other Income [Expense]                                      58,577          (26,000)          (12,890)           8,744
   Contingency Settlement                                    (300,000)              --                --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Total Other [Expenses] - Net                              (750,111)        (765,691)         (976,101)        (687,385)
                                                     ----------------  ---------------  ----------------  ---------------
   Net Loss From Continuing Operations                       (769,735)      (1,783,605)       (4,412,927)        (410,622)
                                                     ----------------  ---------------  ----------------  ---------------

Discontinued Operations:
   Loss from Discontinued Operations                               --          (88,866)         (247,076)              --
   Loss on Sale of Discontinued Segment                            --               --           (35,742)              --
                                                     ----------------  ---------------  ----------------  ---------------
   Total Discontinued Operations                                   --          (88,866)         (282,818)              --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Loss                                          $       (769,735) $    (1,872,471) $     (4,695,745) $      (410,622)
                                                     ================  ===============  ================  ===============

Net Loss Per Share of Common Stock:
   Continuing Operations                             $           (.09) $          (.69) $          (1.39) $          (.68)
   Discontinued Operations                                         --             (.03)             (.09)              --
                                                     ----------------  ---------------  ----------------  ---------------
   Totals                                            $           (.09) $          (.72) $          (1.48) $          (.68)
                                                     ================  ===============  ================  ===============
Weighted Average Number of Shares of
   Common Stock                                             8,525,227        2,591,982         3,172,696          600,000
                                                     ================  ===============  ================  ===============

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                             Preferred      Preferred Stock
                            Preferred Stock                         Preferred Stock $.01   Stock $0.01 Par  $0.01 Par Value
                            $0.01 Par Value       Preferred         Par Value Series "D"  Value Series "E"    Convertible
                            "A" Convertible    Stock $.01 Par        Convertible 6.25%      Convertible      Participating
                             Participating   Value Series "B" & "C"     Redeemable         Participating      Series "F"
                             -------------   ----------------------     ----------         -------------      ----------
                              Authorized     Convertible Authorized     Authorized          Authorized        Authorized
                             25,000 Shares     25,000 Shares Each      20,000 Shares       5,000 Shares      9,950 Shares
                            Shares    Amount   Shares   Amount       Shares   Amount     Shares    Amount   Shares  Amount
                            ------    ------   ------   ------       ------   ------     ------    ------   ------  ------
Issuance of Stock at
  Inception                 25,000   $   250   50,000   $  500       20,000   $  200         --    $   --       --  $   --

Net [Loss] for the Period
  Ended December 31, 1994       --        --       --       --           --       --         --        --       --      --
                           -------   -------  -------  -------     --------   ------     ------    ------   ------  ------

Balance - December 31,
  1994                      25,000       250   50,000      500       20,000      200         --        --       --      --

Acquisition of Concept          --        --       --       --           --       --         --        --       --      --

Exercise of Stock Options       --        --       --       --           --       --         --        --       --      --

Issuance of Common Stock
 - Private Placement            --        --       --       --           --       --         --        --       --      --

Issuance of Common Stock
 - Legend Stock                 --        --       --       --           --       --         --        --       --      --

Issuance of Preferred
 Stock to Repay Debt            --        --       --       --           --       --      5,000        50       --      --

Issuance of Common Stock
 - Regulation S                 --        --       --       --           --       --         --        --       --      --

Issuance of Below Market
  Options                       --        --       --       --           --       --         --        --       --      --

Issuance of Common Stock
  - Sale of WWR                 --        --       --       --           --       --         --        --       --      --

Amortization of Deferred
  Consulting Costs              --        --       --       --           --       --         --        --       --      --

Acquisition Expenses            --        --       --       --           --       --         --        --       --      --
Issuance of Common Stock
 - Sirrom Capital               --        --       --       --           --       --         --        --       --      --

Exercise of Stock Options       --        --       --       --           --       --         --        --       --      --

Reverse Merger Costs            --        --       --       --           --       --         --        --       --      --

Forgiveness of Accrued
  Interest Prior Years          --        --       --       --           --       --         --        --       --      --

Net Loss                        --        --       --       --           --       --         --        --       --      --
                           -------   -------  -------  -------     --------   ------     ------    ------   ------- ------
Balance - December 31,
  1995 - Forward            25,000   $   250   50,000  $   500    20,000  $      200      5,000    $   50        --  $  --
                                                                                                                (continued)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                             Common Stock $.01
                             -----------------
                            Par Value Authorized  Capital in                                 Total
                              4,000,000 Shares    Excess of     Accumulated    Deferred   Stockholders'
                            Shares    Amount      Par Value       Deficit       Charges      Equity
                            -------   -------     -----------     --------      -------      -------
Issuance of Stock at
  Inception                 600,000   $ 6,000     $ 1,715,300     $     --   $       --  $ 1,722,250

Net [Loss] for the Period
  Ended December 31, 1994        --        --              --     (410,622)          --     (410,622)
                            -------   -------     -----------     --------   ----------   ----------

Balance - December 31,
  1994                      600,000     6,000       1,715,300     (410,622)          --    1,311,628

Acquisition of Concept    1,485,589    14,856         967,966           --           --      982,822

Exercise of Stock Options   767,000     7,670       3,226,366           --   (2,543,536)     690,500

Issuance of Common Stock
 - Private Placement        151,300     1,513         452,387           --           --      453,900

Issuance of Common Stock
 - Legend Stock               2,600        26             (26)          --           --           --

Issuance of Preferred
 Stock to Repay Debt             --        --         199,950           --           --      200,000

Issuance of Common Stock
 - Regulation S             390,000     3,900         996,100           --           --    1,000,000

Issuance of Below Market
  Options                        --        --         178,750           --     (178,750)          --

Issuance of Common Stock
 - Sale of WWR                   --        --       1,537,000           --           --    1,537,000

Amortization of Deferred
  Consulting Costs               --        --              --           --    2,213,774    2,213,774

Acquisition Expenses             --        --         528,578           --           --      528,578
Issuance of Common Stock
 - Sirrom Capital             3,120        31          10,499           --           --       10,530

Exercise of Stock Options    25,000       250          24,750           --           --       25,000

Reverse Merger Costs             --        --        (117,854)          --           --     (117,854)

Forgiveness of Accrued
  Interest Prior Years           --        --         111,468           --           --      111,468

Net Loss                         --        --              --   (4,695,745)          --   (4,695,745)
                          ---------   -------     -----------  -----------   ----------   ----------
Balance - December 31,
  1995 - Forward          3,424,609   $34,246     $ 9,831,234  $(5,106,367)  $ (508,512) $ 4,251,601
                                                                                          (concluded)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

                                                                                             Preferred      Preferred Stock
                            Preferred Stock                         Preferred Stock $.01   Stock $0.01 Par  $0.01 Par Value
                            $0.01 Par Value       Preferred         Par Value Series "D"  Value Series "E"    Convertible
                            "A" Convertible    Stock $.01 Par        Convertible 6.25%      Convertible      Participating
                             Participating   Value Series "B" & "C"     Redeemable         Participating      Series "F"
                             -------------   ----------------------     ----------         -------------      ----------
                              Authorized     Convertible Authorized     Authorized          Authorized        Authorized
                             25,000 Shares     25,000 Shares Each      20,000 Shares       5,000 Shares      9,950 Shares
                            Shares    Amount   Shares   Amount       Shares   Amount     Shares    Amount   Shares  Amount
                            ------   -------   ------   ------       ------   ------     ------    ------   ------  ------
Balance - December 31,
  1995 - Forwarded          25,000   $   250   50,000   $  500       20,000   $  200      5,000    $   50       --  $   --

Conversion of Series
 "A" and "E" Preferred
 Stock to Common           (25,000)     (250)      --       --           --       --     (5,000)      (50)      --      --

Issuance of Common Stock
 - Regulation S                 --        --       --       --           --       --         --        --       --      --

Issuance of Common Stock
 - Sirrom Capital               --        --       --       --           --       --         --        --       --      --

Deferred Issuance of
 Common  Stock Related
 to Acquisition Stock
 of Concept                     --        --       --       --           --       --         --        --       --      --

Deferred Issuance of
 Common Stock Related
 to Sale of WWR                 --        --       --       --           --       --         --        --       --      --

SISC Recapitalization           --        --  (50,000)    (500)     (20,000)    (200)        --        --   10,000     100

Amortization of Deferred
 Consulting Costs               --        --       --       --           --       --         --        --       --      --

Expiration of Below
 Market Options                 --        --       --       --           --       --         --        --       --      --

Issuance of Below
 Market Options                 --        --       --       --           --       --         --        --       --      --

Recapture of Amortization
 on Expired Below
 Market Options                 --        --       --       --           --       --         --        --       --      --

Net Loss                        --        --       --       --           --       --         --        --       --      --
                            ------   -------   ------   ------       ------   ------     ------    ------   ------   -----
Balance - September 30,
 1996 [Unaudited]               --   $    --       --   $   --           --   $   --         --    $   --   10,000  $  100
                            ======   =======   ======   ======       ======   ======     ======    ======   ======  ======
                                                                                                                (continued)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------

                            Common Stock $.01
                            -----------------
                          Par Value Authorized    Capital in                                   Total
                              4,000,000 Shares    Excess of     Accumulated    Deferred     Stockholders'
                            Shares    Amount      Par Value       Deficit       Charges        Equity
                          ---------   -------   ------------    -----------    ----------    ----------
Balance - December 31,
  1995 - Forwarded        3,424,609   $34,246   $ 9,831,234     $(5,106,367)   $ (508,512)   $4,251,601

Conversion of Series
 "A" and "E" Preferred
 Stock to Common          2,120,000    21,200       (20,900)             --            --            --

Issuance of Common Stock
 - Regulation S           5,500,000    55,000     2,320,000              --            --     2,375,000

Issuance of Common Stock
 - Sirrom Capital             6,240        63         9,443              --            --         9,506

Deferred Issuance of
 Common Stock Related
 to Acquisition Stock
 of Concept                 740,482     7,405        (7,405)             --            --            --

Deferred Issuance of
 Common Stock Related
 to Sale of WWR           1,060,000    10,600       (10,600)             --            --            --

SISC Recapitalization            --        --       750,600              --            --       750,000

Amortization of Deferred
 Consulting Costs                --        --            --              --       194,890       194,890

Expiration of Below
 Market Options                  --        --      (138,125)             --       138,125            --

Issuance of Below
 Market Options                  --        --        79,687              --       (79,687)           --

Recapture of Amortization
 on Expired Below Market
 Options                         --        --            --              --       (83,507)      (83,507)

Net Loss                         --        --            --        (769,735)           --      (769,735)
                         ----------  --------   -----------     -----------    ----------     ---------
Balance - September 30,
 1996 [Unaudited]        12,851,331  $128,514   $12,813,934     $(5,876,102)   $ (338,691)    $6,727,755
                         ==========  ========   ===========     ===========    ==========     ==========
                                                                                             (concluded)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                             Nine months ended                     Years ended
                                                               September 30,                       December 31,
                                                        1 9 9 6            1 9 9 5           1 9 9 5           1 9 9 4
                                                        -------            -------           -------           -------
                                                    [Consolidated]     [Consolidated]    [Consolidated]      [Combined]
                                                      [Unaudited]        [Unaudited]
Operating Activities:
   Net Loss from Continuing Operations               $       (769,735) $    (1,783,605) $     (4,412,927) $      (410,622)
                                                     ----------------  ---------------  ----------------  ---------------
   Adjustments to Reconcile Net Loss to
     Net Cash Provided by Operating Activities:
     Depreciation and Amortization                            360,451          471,793           466,817          316,253
     Provision for Doubtful Accounts                               --               --            67,363               --
     Loss on Disposal of Property and Equipment                    --               --                --            2,542
     Charges from Option Exercise                             111,383          258,558         2,213,774               --
     Non-Cash Expenses Related to Trans Global
       Transaction                                                 --          528,578           528,578               --
     Common Stock Issued for Services Rendered                  9,506               --            10,530               --

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Receivables                                         (1,536,613)        (500,897)          473,305         (271,498)
       Work in Process                                             --               --                --           22,600
       Inventories                                                 --               --            55,226               --
       Loan Receivable - Officer                                   --          (22,500)          (22,500)              --
       Prepaid Expenses and Other Current
         Assets                                              (100,273)         (34,750)          (84,852)          25,897

     Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                   98,282          (58,854)         (544,981)        (535,841)
       Accrued Payroll Taxes and Related
         Expenses                                           1,393,081        1,009,389         1,076,504         (242,033)
       Accrued Payroll Tax Penalties                         (625,000)              --           700,000               --
       Accrued Contingency Settlement                         300,000               --                --               --
       Accrued Interest                                            --           53,302                --               --
                                                     ----------------  ---------------  ----------------  ---------------
     Total Adjustments                                         10,817        1,704,619         4,939,764         (683,080)
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Continuing Operations                          (758,918)         (78,986)          526,837       (1,093,702)
                                                     ----------------  ---------------  ----------------  ---------------

   Net Loss from Discontinued Operations                           --          (88,866)         (282,818)              --
   Adjustments to Reconcile Net Loss to
     Net Cash Used for Discontinued Operations:
     Gain on Sale of Discontinued Segment                          --            8,923                --               --
     Depreciation and Amortization                                 --           68,558           149,906               --
     Loss on Sale of Discontinued Segments                         --               --            35,742               --
     Other                                                         --          (17,846)               --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Continuing Operations                                --          (29,231)          (97,170)              --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Operating Activities -
     Forward                                         $       (758,918) $      (108,217) $        429,667  $    (1,093,702)

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                             Nine months ended                     Years ended
                                                               September 30,                       December 31,
                                                        1 9 9 6            1 9 9 5           1 9 9 5           1 9 9 4
                                                        -------            -------           -------           -------
                                                    [Consolidated]     [Consolidated]    [Consolidated]      [Combined]
                                                      [Unaudited]        [Unaudited]
   Net Cash - Operating Activities -
     Forwarded                                       $       (758,918) $      (108,217) $        429,667  $    (1,093,702)
                                                     ----------------  ---------------  ----------------  ---------------
Investing Activities:
   Decrease in Deferred Offering Costs and
     Other Assets                                                  --               --                --               --
   Capital Expenditures                                       (45,517)        (112,072)         (110,384)          (2,095)
   Cash of Merged Company                                          --          504,210           504,210               --
   Net [Advances to] and Repayments to
     Affiliates                                              (215,357)        (799,571)         (791,105)         459,241
   Net Cash of Subsidiary Sold                                     --          (46,600)          (46,600)              --
   Proceeds on Sale of Property and Equipment                      --               --                --            1,300
   Other                                                          859               --                --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Investing Activities                           (260,015)        (454,033)         (443,879)         458,446
                                                     ----------------  ---------------  ----------------  ---------------
Financing Activities:
   Net Advances from and [Payments] to
     Asset-Based Lender                                      (113,840)        (172,504)         (340,459)         550,443
   Repayment of Long-Term Debt                                     --               --          (125,201)        (144,837)
   Repayment of Subordinated Debt                            (700,000)        (500,000)         (800,000)              --
   Net Advances from Affiliates                                    --          236,789                --               --
   Net [Payments] to Affiliates                              (176,832)              --          (201,471)              --
   Issuance of Common Stock                                 2,375,000        1,453,900         1,453,900               --
   Expenses Related to Merged Company                              --               --          (117,154)              --
   Exercise of Stock Options                                       --          690,500           715,500               --
   Cash Overdraft                                                  --               --          (360,306)         229,650
   Repayment of Note Payable                                  (60,513)              --                --               --
   Loan Repayment                                                  --         (373,812)               --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Net Cash - Financing Activities                          1,323,815        1,334,873           224,809          635,256
                                                     ----------------  ---------------  ----------------  ---------------
   Net Increase in Cash and Cash
     Equivalents                                              304,882          772,623           210,597               --

Cash and Cash Equivalents - Beginning
   of Periods                                                 210,597         (360,306)               --               --
                                                     ----------------  ---------------  ----------------  ---------------
   Cash and Cash Equivalents - End of
     Periods                                         $        515,479  $       412,317  $        210,597  $            --
                                                     ================  ===============  ================  ===============

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the periods for:
     Interest                                        $        508,688  $       685,680  $        909,200  $       696,129
     Income Taxes                                    $             --  $            --  $             --  $            --

See Notes to Financial Statements.

TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
 During the nine months ended September 30, 1996, the Company had the following:
     o Issued preferred stock with a value of $750,000 to an affiliate and reduced amounts owed to such affiliate by $750,000 plus accrued interest.
     o A stock option granted in 1995 expired without having exercised 85,000 shares. This resulted in a recapture of $83,507 of amortization expense. Additional stock options were granted and incurred non-cash deferred charges of $79,687 which will be amortized over the 2 year life of the grant.

   During the year ended December 31, 1995, the Company had the following:
     o Acquired the net assets of Concept Technologies Group, Inc. through a reverse merger. Total net assets of such entities acquired was $982,822 including cash of $504,210 at the date of acquisition.
     o Issued preferred stock with a value of $200,000 to an affiliate and reduced amounts owed to such affiliate by $200,000 plus accrued interest.
     o Issued stock options and received exercise proceeds of $715,500 and incurred non-cash deferred changes of $2,213,774.
     o An affiliate forgave $111,468 of accrued interest payable which has been recorded as a contribution to capital.

See Notes to Financial Statements.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[1] Basis of Presentation

On May 8, 1995, the Company acquired all of the issued and outstanding capital stock of Trans Global Services, Inc. ["Trans Global"] and issued [a] 1,000,000 shares of Common Stock, [b] shares of a series of preferred stock that, upon the filing of a certificate of amendment to the Company's certificate of incorporation increasing the authorized Common Stock, are convertible into 2,000,000 shares of Common Stock and vote with the Common Stock [based on the number of shares of Common Stock issuable upon conversion], [c] shares of two series of preferred stock which are convertible into an aggregate of 2,500,000 shares of Common Stock if certain levels of net income before income taxes for 1995 and 1996 are attained, and [d] shares of a series of preferred stock which are not convertible, but which have an aggregate redemption price of approximately $1.7 million, and is payable from 50% of the net proceeds received by the Company from the sale of equity securities.

As a result of the acquisition of Trans Global [the "Trans Global Transaction"], [i] the principal business of the Company became the business of providing engineers, designers and other technical personnel to its clients, which include major companies in the aerospace, electronics, computer and other industries, which is Trans Global's business, and [ii] the principal stockholder of the Company became SIS Capital Corp. ["SISC"], a wholly-owned subsidiary of Consolidated Technology Group Ltd., ["Consolidated"], a publicly held company. Trans Global operates through two subsidiaries, Avionics Research Holdings, Inc. ["Holdings"], formerly ARC Acquisition Group ["ARC"] and Resource Management International, Inc. ["RMI"].

The Trans Global Transaction was accounted for as a reverse merger, with Trans Global being the surviving company. Trans Global was formed by SISC in January 1995, to hold the stock of two predecessor corporations, ARC, which was acquired by SISC in December 1993, and RMI, which was acquired by SISC in November 1994. In accounting for the reverse merger, the equity of Trans Global, as the surviving corporation, and Concept Technologies Group, Ltd., which, when referred to as the acquired corporation is referred to as "Concept", as the acquired corporation, was recapitalized as of March 31,1995. The recapitalization included the reclassification of Concept's accumulated deficit of $11,060,479 as a reduction of capital in excess of par value-common stock and the reclassification of Trans Global's March 31,1995 preferred stock and common stock to capital in excess of par value-common stock.

The Company's principal business [the "Concept business"] prior to the Trans Global Transaction was the ownership and operation of WWR Technology, Inc, ["WWR"] the Klipsch Professional Loudspeaker business, which has been discontinued. It also is the developer and owner of several proprietary technologies with applications in environmental noise cancellation, medical monitoring, defense and communications, however, such technologies have not generated any significant revenues for the Company, and those operations have also been discontinued.

As of September 30, 1995 the Company sold all of the issued and outstanding shares of capital stock of a subsidiary, WWR to SES Holdings, in consideration for which SISC released the Company from its obligations with respect to a $275,000 advance made to the Company and WWR in order to enable WWR to pay an outstanding debenture. As part of the transaction, the Company issued to SISC 1,060,000 shares of Common Stock, the delivery of which was deferred until the approval of an amendment of the Company's Certificate of Incorporation increasing its authorized common stock. WWR had, at the time of the transaction, a deficiency in stockholders' equity of approximately $1.5 million. Among WWR's liabilities was approximately $2.1 million, payable to the Company, which, based upon WWR's historical and current cash flow, would not likely be paid in the near future. This payable was satisfied through the issuance by Consolidated, the parent of SISC, of shares of a newly-created series of Consolidated preferred stock which converts on December 31, 2000 into such number of shares of Consolidated's common stock, not to exceed 2.8 million shares, as have a value equal to $2.1 million. This is on the balance sheet as investment in Preferred Stock of Affiliate.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #2
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[1] Basis of Presentation [Continued]

The balance sheet information at December 31, 1995 reflects the consolidated financial position of the Company with Trans Global as the surviving entity and the sale of WWR stock. The results of operations for the twelve months ended December 31, 1995 and the cash flows for the twelve months ended December 31, 1995 reflect the operations of Trans Global from the beginning of the period.

[2] Summary of Significant Accounting Policies

Principles of Consolidation - The consolidated financial statements include the accounts of Concept Technologies Group, Inc. and Trans Global and its affiliates, ARC and RMI. All intercompany transactions have been eliminated in consolidation.

Principles of Combination - The 1994 combined financial statements include the accounts of Trans Global and its affiliates [the "Company"], ARC and RMI. All intercompany transactions have been eliminated in combination.

The combined financial statements reflect the combined financial position of Trans Global, ARC and RMI as of December 31, 1994 and the results of operations of ARC from January 1, 1994 to December 31, 1994 and of RMI from November 22, 1994 [period of acquisition] to December 31, 1994.

Receivables - The Company finances a majority of its receivables from an asset-based lender under agreements entered into in August 1994. The agreements have a maximum availability of funds of $5,500,000. Funds can be advanced in an amount equal to 85% of the total face amount of outstanding and unpaid receivables, with the asset-based lender having the right to reserve 15% of the outstanding and unpaid receivables financed. The interest rate is equal to the base lending rate of an agreed upon bank, which was 8.25% at December 31, 1995 plus 2% and a commission of .3% of the receivables financed. The asset-based lender has a security interest in all accounts receivables, contract rights, personal property, fixtures and inventory of the Company. At December 31,1995 and 1994, the total amount advanced by the asset-based lender was $3,678,702 and $4,019,161, respectively. The weighted average interest rate on this short-term borrowing outstanding as of December 31, 1995 is approximately 11%.

Prepaid Expenses and Other Current Assets - Prepaid expenses consist of approximately $78,000 of prepaid insurance.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the respective assets. Estimated useful lives range from 3 to 10 years as follows:

Furniture and Fixtures                                           5 - 7  years
Leasehold Improvements                                          5 - 10  years
Transportation Equipment                                         3 - 4  years
Equipment                                                       5 - 10  years

Expenditures for maintenance and repairs, which do not improve or extend the life of the respective assets are expensed currently while major repairs are capitalized.

Revenue Recognition - The Company records revenue as services are provided by engineering personnel.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #3
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[2] Summary of Significant Accounting Policies [Continued]

Loss Per Share - reflects the weighted average number of shares issued during the period [ including shares for which the issuance has been deferred but with respect to which the consideration has been received by the Company]. With respect to the year ended December 31, 1995, additional shares were to be issued by the Company, but the persons to whom such shares were to be issued agreed to defer receipt of the shares until the Company increases its authorized common stock. Such shares were issued upon the filing of an amendment to the Company's certificate of incorporation increasing the authorized capital stock. Such an amendment was approved by the Company's board of directors, in May 1995 and by stockholders in March 1996. The consideration for such shares is included in additional paid in capital. Upon the issuance of the shares, the par value of the shares will be transferred from additional paid in capital to common stock. At December 31, 1995, the total number of shares to be so issued was 1,800,482 of which 1,460,000 were issuable to SISC. Common Stock equivalents are not included in the computation since their effect would be anti-dilutive.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk - The Company extends credit to customers which results in accounts receivable arising from its normal business activities and does not require its customers to collateralize their payables to the Company. It routinely assesses the financial strength of its customers and believes that its accounts receivable credit risk exposure is limited. Such estimate of the financial strength of such customers may be subject to change in the near term.

[3] Going Concern Considerations

The accompanying consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As shown in the consolidated financial statements, the Company incurred a net loss of $4,695,745 for the year ended December 31, 1995, and has accumulated a deficit to that date of $5,106,367. The continuation of the Company as a going concern is dependent upon its ability to obtain additional and more favorable financing and proceeds from a proposed public offering. All of these factors had raised substantial doubt about the ability of the Company to continue as a going concern.

Such substantial doubt has been alleviated due to the Company's availability of substantial additional funding under its existing financing arrangements and the approximately $2 million in financing to be made available in connection with a proposed public offering. Additionally, the $4.7 million loss for 1995 was due primarily to non-cash expenses as evidenced by the Company's ability to generate positive cash flow of $210,597 for the year. Another factor is the Company's ability to replace certain former contracts with contracts that will generate higher gross profit margins.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #4
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[4] Property and Equipment

Property and equipment at December 31, 1995 and 1994 is as follows:

                                                     1 9 9 5           1 9 9 4
                                                     -------           -------

Equipment                                         $  253,279        $  223,109
Furniture and Fixtures                               180,452           169,027
Leasehold Improvements                                 1,039             1,039
                                                  ----------        ----------

Total - At Cost                                      434,770           393,175
Less: Accumulated Depreciation                       393,565           381,747
                                                  ----------        ----------
   Total                                          $   41,205        $   11,428
   -----                                          ==========        ==========

Depreciation expense charged to operations was $11,820 in 1995 and $5,973 in 1994.

[5] Intangibles

The Company acquired its subsidiaries [See Note 1] during 1994. As part of the purchase agreement, the Company acquired customer lists, a restrictive covenant and goodwill. The intangible assets acquired and the related amortization on the straight-line method are summarized as follows:

                                                                        Accumulated                  Net of
                                                                       Amortization               Amortization
                                        Life                           December 31,               December 31,
                                        Years            Cost             1 9 9 5                     1995
Customer Lists                            15        $    3,374,477    $       310,974         $       3,063,503
Goodwill                                  20        $      971,623    $        98,918         $         872,705
Covenants Not-to-Compete                   5        $      907,257    $       665,424         $         241,833

Management has determined that expected future cash flows exceed the carrying value of the intangibles at December 31, 1995. It is at least reasonably possible that management's estimate of expected future cash flows will change, in the near term.

[6] Subordinated Debt

The Company, as part of its acquisition of RMI, agreed to assume a certain debt for delinquent taxes owed to the Internal Revenue Service. The total outstanding amount of the debt was $2,000,000, of which $500,000 was paid at the closing of the acquisition of RMI. The remaining $1,500,000 is payable in 15 monthly installments of $100,000 commencing May 31, 1995. The remaining balance as of December 31, 1995 is $700,000. No interest is being charged on this obligation. Such agreement requires the Company to be in compliance with current IRS Regulations concerning the timely deposit of Federal employment and withholding taxes [See Note 11].

[7] Related Party Transactions

During the period ended December 31, 1995, the Company borrowed from SISC $48,529 . Interest is accumulated at 10% per annum. The Company also advanced $1,041,105 to companies affiliated to SISC. The Company exchanged $200,000 of debt to SISC for 5,000 shares of Series E Convertible Participating Preferred Stock [See Note 15].

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #5
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[7] Related Party Transactions [Continued]

During the period ended December 31, 1994, the Company received $1,276,577 in loans from parties which are related by common control. Interest is accumulated at 10% per annum. The Company also advanced $391,597 to companies affiliated to such related party. The net balance, exclusive of interest, as of December 31, 1994 is $884,980

Also see Notes 14 and 15.

[8] Notes Payable

Bank - Note payable to bank in the amount of $60,513 is payable on demand. The note bears interest at 9.45%. The Company is not current remitting monthly payments of principal and interest and is therefore in default.

Other - Note payable to former stockholders of an acquired subsidiary due September 1996 with interest at 7%.

[9] Income Taxes

For financial reporting purposes at December 31, 1995, the Company has net operating loss carryforwards of approximately $4,800,000 expiring by 2010. The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur including significant changes in stock ownership.

The expiration dates of net operating loss carryforwards are as follows:

December 31,                                            Amount

   2007                                             $           --
   2008                                                         --
   2009                                                    400,000
   2010                                                  4,400,000
                                                    --------------

   Total                                            $    4,800,000
   -----                                            ==============

A deferred tax asset arising primarily from the benefits of net operating loss carryforwards of approximately $1,900,000 is offset by an allowance of $1,900,000.

[10] Commitments

The Company leases office space and several office machines under operating leases which expire in 1998. The following is an analysis of commitments as of December 31, 1995:

1996                                                $      142,959
1997                                                        96,894
1998                                                        56,142
Thereafter                                                      --
                                                    --------------

   Total                                            $      295,995
   -----                                            ==============

Rent expense amounted to $141,684 and $67,776 for the years ended December 31, 1995 and 1994.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #6
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[11] Contingencies

On May 14, 1991, the Government Printing Office wrote the Company asking to be reimbursed a total of $296,292 for "unauthorized timework" on two programs. The Company has been in contact with the Department of Justice which has stated that they were declining prosecution of the Company regarding this matter. Management believes these claims are without merit and intends to contest these claims vigorously if reasserted by the Government Printing Office and believes that the ultimate disposition of this matter will not have a material adverse effect on the financial position of the Company.

Although all payroll taxes due as of December 31, 1995 have been paid, the Company was delinquent in payment of certain payroll tax obligations at such date. Although, the Company has paid approximately $314,000 in penalties to the Internal Revenue Service, which is reflected in the Statements of Operations, as selling, general and administrative expenses, it continues to contest these penalties. The estimated range of potential expense would be from $0-$700,000. The Company has accrued $700,000 in penalties which is also reflected in selling, general and administrative expense [See Note 21].

The United States Department of Labor ["DOL"] has filed a complaint against Job Shop Technical Services, Inc. ["Job Shop"] and its principal stockholder for civil violations of ERISA resulting from the failure of Job Shop to deposit employee contributions to Job Shop's 401[k] retirement plan. A similar complaint was filed by former employees of Job Shop against Job Shop, its principal stockholder and others. At November 22, 1994, the amount due to the Job Shop 401[k] plan was approximately $3.0 million, which amount may have increased since such date as a result of interest and penalties. Neither the Company nor RMI, which is the subsidiary which acquired assets and assumed certain obligations of Job Shop in November 1994, has been named as a defendant in either of such actions. The DOL has raised with the Company the possibility that RMI may be liable with respect to Job Shop's ERISA liability as a successor corporation or purchaser of plan assets, even though RMI did not assume such obligations and paid value for those assets which it did purchase. Although the Company believes that RMI is not a successor corporation to Job Shop and is not responsible for Job Shop's ERISA violations, the DOL may take a contrary position. If the DOL takes such a position and prevails, it would have a material adverse effect upon the operations of RMI and possibly the Company as a whole. Although the Company is engaged in discussions with the DOL, no assurance can be given that such discussions will result in any settlement acceptable to the Company. However, in connection with the negotiations and with the consent of the IRS, the Company paid into escrow $400,000 of the money due the IRS in connection with the agreement with the IRS relating to the acquisition of Job Shop assets.

WWR is a defendant in litigation commenced by Klipsch, Inc. claiming that the license agreement pursuant to which WWR has the right to use the Klipsch name and certain patents has terminated. The Company is the guarantor of a $530,000 note issued by WWR to a non-affiliated lender. As of December 31, 1995, the Company owed SISC approximately $925,000, which reflects the repayment by the Company of $225,000 and additional borrowings from SISC of approximately $500,000. The Company was released from its obligations for a $275,000 loan in connection with the sale of WWR.

Due to the uncertainties in the legal process it is reasonably possible that management's view of the outcomes of the above matters will change in the near term.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #7
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[12] Fair Value of Financial Instruments

Effective December 31, 1995, the Company adopted SFAS No. 107, which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences or realization or settlement. The following table summarizes financial instruments by individual balance sheet accounts as of December 31, 1995:

                                              Carrying Amount       Fair Value

Debt Maturing Within One Year                     4,577,445          4,577,445
Long-Term Debt                                      926,832            926,832

For certain financial instruments, including cash and cash equivalents, trade receivables and payables, and short-term debt, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations. The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities. The carrying amount of long-term debt approximates fair value. The Company is contingently liable for a debt arrangement totaling $530,000 at December 31, 1995. The Company knows of no event of default which would require it to satisfy this guarantee and, therefore, the fair value of this contingent liability is considered immaterial.

[13] Economic Dependency

Three customers of the Company, accounted for 31%, 14% and 10% respectively, of the sales for 1995. Accounts receivable of approximately $1,350,000 were due from these customers collectively.

[14] Employment  and Management Contracts

In January 1995, the President of Trans Global, entered into a five-year employment agreement pursuant to which he receives annual compensation of $180,000, subject to an annual cost of living increase. In addition, he is entitled to a bonus equal to 5% of Trans Global's income before income taxes, but not more than 200% of his salary.

In January 1995, the Company entered into a consulting agreement with the Trinity Group, Inc. [Trinity], a wholly owned subsidiary of Consolidated, through March 31, 2000. Trinity is engaged in the business of providing management services to businesses and has been providing such services to the Company on an ongoing basis. Trinity is receiving monthly compensation at the rate of $10,000 per month.

[15] Stockholders Equity

At December 31, 1995 the authorized capital stock of the Company consisted of 100,000 shares of preferred stock, and 4,000,000 shares of common stock, par value $.01 per share. The Board of Directors has the right to create and to define the rights, preferences and privileges of the holders of one or more series of preferred stock. The Company authorized five series of preferred stock which are described below.

Preferred Stock:

Series A Convertible Participating Preferred Stock - 25,000 shares were issued and outstanding. The Series A Preferred Stock was automatically converted into an aggregate of 2,000,000 shares of common stock, on March 11, 1996, upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation increasing the authorized shares of common stock.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #8
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[15] Stockholders Equity [Continued]

Series B Convertible Preferred Stock - 25,000 shares were issued. Each share of Series B Preferred Stock will be automatically converted into 40 shares of common stock if either [A] the Company has income before income taxes equal by at least $500,000 for the year ended December 31, 1995; or [B] the Company has income before income taxes of at least $1,500,000 for the year ended December 31, 1996 or 1997.

Series C Convertible Preferred Stock - 25,000 shares were issued. Each share of Series C Preferred stock will be automatically converted into 60 shares of common stock if the Company has income before income taxes of at least $1,500,000 for the year ended December 31, 1996 or 1997.

Series D 6.25% Redeemable Cumulative Preferred Stock - 20,000 shares were issued. The series D preferred stock is not convertible and has an aggregate redemption value of approximately $1,700,000.

Series E Convertible Participating Preferred Stock - 5,000 shares were issued. Each share of the series E preferred stock was converted into 24 shares of common stock and was automatically converted upon the filing of a Certificate of Amendment to the Certificate of Incorporation of the Corporation increasing the authorized shares of common stock.

Common Stock - On July 12, 1995 the Company sold 390,000 shares of common stock pursuant to Regulation S of the Securities Act of 1933 and received net proceeds of $1,000,000.

Pursuant to the Trans Global Transaction, the Company was required to issue to the former owners of TGS an aggregate amount of 1,000,000 shares of common stock. At the closing, the Company issued 600,000 of those shares. The issuance of the remaining shares was deferred until March 1996, when an amendment was approved to the Company's Certificate of Incorporation increasing its authorized common stock. In a separate transaction which was contemporaneous with the Trans Global Transaction, the Company issued to certain accredited investors 151,300 shares of common stock and series A warrants to purchase 453,900 shares of common stock. The net proceeds from such sale was $453,900.

Stock Options and Warrants - Pursuant to the reverse merger, the Company issued the following common stock purchase warrants:

Series A Common Stock Purchase Warrants - Issued to certain accredited investors series A warrants to purchase an aggregate of 453,900 shares of common stock. The exercise price of the Series A warrants is $3.50 per share of common stock and are exercisable upon the effectiveness of a registration statement which includes the series A warrants and expire 45 days after the effective date of such registration statement.

Series B Common Stock Purchase Warrants - Issued to SISC and DLB, Inc. series B common stock purchase warrants to purchase an aggregate of 500,000 shares of common stock. The exercise price of the series B warrants is $3.50 per share of common stock and are exercisable upon the exercise or expiration of the series A warrants. The series B warrants expire on May 5, 1997.

Series C Redeemable Common Stock Purchase Warrants - Issued to holders of restricted shares of the Company's common stock, in consideration for the agreement of such holders to a one-year lock-up of the restricted common stock, series C redeemable common stock purchase warrants to purchase 107,740 shares of common stock. The exercise price of the warrants is $3.50 per share and are exercisable until May 5, 1997.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #9
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[15] Stockholders Equity [Continued]

Non-Employee Directors, Consultants and Advisors Stock Plan - During the year ended December 31,1995, the Company authorized a stock option plan for Non-Employee Directors, Consultants and Advisors to provide compensation for services rendered to the Company in lieu of cash payments. At various times, the Company has registered and granted shares pursuant to the plan. During the year ended December 31, 1995, 767,000 shares were granted and exercised , at an average price of $.90 per share, resulting in $2,543,536 of deferred charge costs computed as follows:

Shares                                                              767,000
Value of Stock at Date of Grant [Weighted Average]          $      4.216475
                                                            ---------------
                                                                  3,234,036
Exercise Price                                                     (690,500)

   Total Charges Deferred at the Time of Exercise           $     2,543,536
   ----------------------------------------------           ===============

In accordance with the agreements relating to the various parties involved, amortization of the deferred portion in the amount of $2,213,774 was charged to income from operations for the year ended December 31, 1995. The unamortized deferred consulting expense is recorded in the equity section of the balance sheet. Such deferred charges are being amortized over four years, the term of the related contracts.

On August 14, 1995 an option was granted to a consultant to purchase 110,000 shares of common stock, at a price of $1.00 per share. The value of the stock at the date of grant was $2.625 per share. The deferred charges amount to:

Shares                                                              110,000
Value of Stock at Date of Grant [Weighted Average]          $         2,625
                                                            ---------------
                                                                    288,750
Exercise Price                                                      110,000

   Total Charges Deferred at the Time of Exercise           $       178,750
   ----------------------------------------------           ===============

The option was exercised as to 25,000 shares on October 9, 1995. Such exercise was made by a reduction in the Company's indebtedness to SISC.

[16] Stock Option Plans

The Company has three stock option plans. In 1993, the Company adopted the 1993 Stock Incentive Plan [the "1993 Plan"], covering an aggregate of 150,000 shares of Common Stock. Options to purchase 124,100 shares of Common Stock were granted at exercise prices of $3.00 as to 54,500 shares, $5.00 as to 14,600 shares and $5.00 as to 55,000 shares. The exercise price of all of such options was reduced to $2.25 per share in February 1995. As of August 31, 1996, options to purchase 10,150 shares had expired unexercised. No options under the 1993 Plan had been exercised. In January 1995, the board of directors adopted the 1995 Stock Incentive Plan [the "1995 Plan"], pursuant to which stock options and stock appreciation rights can be granted with respect to 305,000 shares of Common Stock. At August 31, 1996, options to purchase 290,000 shares of Common Stock were granted pursuant to the 1995 Plan, of which options to purchase 155,000 shares were exercised and options to purchase 85,000 shares at an exercise price of $1.00 per share were outstanding. In May 1995, the board of directors adopted, and, in March 1996, the stockholders approved the 1995 Long Term Incentive Plan [the "1995 Incentive Plan"], initially covering 500,000 shares of Common Stock.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #10
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[16] Stock Option Plans [Continued]

In August 1995, the Company granted to an officer six-year incentive stock options to purchase an aggregate of 250,000 shares of Common Stock pursuant to the 1995 Plan at an exercise price of $2.125 per share, being the fair market value on the date of grant. The option is immediately exercisable as to 47,000 shares of Common Stock and becomes exercisable as to an additional 47,000 shares of Common Stock on each of January 1, 1996, 1997, 1998 and 1999 and becomes exercisable as to the remaining 15, 000 share of Common Stock on January 1, 2000 [See Note 22].

[17] Discontinued Segment

During the year ended December 31, 1995, the Company disposed of a segment of the business that was unrelated to its present line. The revenues generated by that segment amounted to $1.5 million. The loss relating to the discontinued operations was $247,000.

[18] Fourth Quarter Data

The Company incurred a loss in the fourth quarter of $2.8 million. This loss was primarily due to the expensing of the deferred consulting costs of $2 million and accrued payroll tax penalties of $700,000.

[19] Subsequent Events

On January 6, 1996 the Company sold 500,000 shares of common stock pursuant to Regulation S of the Securities Act of 1933 and received net proceeds of $375,000.

On March 11, 1996, the Company held its annual meeting of stockholders, at which the stockholders approved an amendment to the Company's certificate of incorporation to a] change the name of the Company to Trans Global Services, Inc., and to b] change the authorized capital stock of the Company by increasing the number of authorized shares of preferred stock, par value $.01 per share, from 100,000 shares to 3,000,000 shares and increasing the number of authorized shares of common stock, par value $.01 per share, from 4,000,000 shares to 20,000,000 shares was approved.

Pursuant to a preliminary letter of intent, the Company will engage an investment banking firm as its agent in connection with a proposed offering of approximately $5 million, net of related expenses, of equity securities. In connection with the Offering, the Company will receive a bridge loan of approximately $2,000,000 for working capital and other financing and operational purposes.

[20] New Authoritative Accounting Pronouncements

The Financial Accounting Standards Board ["FASB"] issued Statement of Financial Accounting Standards ["SFAS"] No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", in March of 1995. SFAS No. 121 established accounting standards for the impairment of long-lived assets and certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 may have a material impact on the Company's financial statements.

The FASB has also issued SFAS No. 123, "Accounting for Stock-Based Compensation", in October 1995. SFAS No. 123 uses a fair value based method of accounting for stock options and similar equity instruments as contrasted to the intrinsic valued based method of accounting prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has not decided if it will adopt SFAS No. 123 or continue to apply APB Opinion No. 25 for financial reporting purposes. SFAS No. 123 will have to be adopted for financial note disclosure purposes in any event. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995; the disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #11
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[21] Unaudited Interim Statements

The financial statements for the nine months ended September 30, 1996 and 1995 are unaudited; however, in the opinion of management all adjustments [consisting solely of normal recurring adjustments] necessary to a fair presentation of the financial statements for these interim periods have been made. The results for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

[22] Subsequent Events [Unaudited]

In March 1996, the Company amended its certificate of incorporation increasing the authorized Preferred Stock to 3,000,000 shares and the authorized Common Stock to 20,000,000 shares. At the time of the amendment, the 25,000 shares of Series A Convertible Preferred Stock and the 5,000 shares of Series E Preferred Stock automatically, without any action on the part of the holder, became converted into 2,000,000 and 120,000 shares of Common Stock, respectively.

In April 1996, the Company issued to each of Messrs. Lewis S. Schiller and Joseph G. Sicinski a warrant to purchase 400,000 shares of Common Stock at $1.25 per share and to each of Messrs. E. Gerald Kay, Joel S. Kanter and Norman J. Hoskin, a warrant to purchase 300,000 shares of Common Stock at $1.25 per share. In connection with such grants, Messrs. Kay and Kanter agreed to waive the right to receive previously authorized warrants, which had not been issued.

In April 1996, the committee granted incentive stock options to purchase an aggregate of 1,310,000 shares of common stock at $1.125 per share, being the fair market value on the date of grant. Such options were granted to Mr. Joseph
G. Sicinski, president of the company, who received an option to purchase 800,000 shares of common stock, Mr. Lewis S. Schiller, chairman of the board of the Company, who received an option to purchase 150,000 shares of common stock, one other officer, who received an option to purchase 100,000 shares of common stock, and eleven other employees who received options to purchase an aggregate of 260,000 shares of common stock. In connection with the grant to Mr. Sicinski, he agreed to the cancellation of the previously granted incentive stock options. The option granted to Messrs. Schiller and Sicinski have a ten year term, and the other options have five year terms [See Note 15].

In April 1996, the board of directors approved, subject to stockholder approval, an amendment to the 1995 Plan which increased the number of shares of Common Stock currently subject to the 1995 Plan to 2,492,332 shares. The number of shares of Common Stock subject to the 1995 Plan automatically increases by 5% of any shares of Common Stock issued by the Company other than shares issued pursuant to the 1995 Plan.

At June 30, 1996, the May 8, 1995 merger [See Note 1] was recapitalized pursuant to which the Company issued to SISC 9,900 shares of Series F Preferred Stock and warrants to purchase 3,200,000 shares of Common Stock at $1.25 per share in exchange for the cancellation of $750,000 principal amount of the Company's debt to SISC and all of the shares of Series B, C and D Preferred Stock owned by SISC, including accrued dividends due on the Series D Preferred Stock. The 9,900 shares of Series F Preferred Stock are convertible into 9,900,000 shares of common stock. As a result of the SISC Recapitalization, the Company's obligations to SISC was reduced to $300,000, which was paid subsequent to June 30, 1996. In October and December 1996, the 9,900 shares of Series F Preferred Stock were converted into 9,900,000 shares of common stock. Also, in connection with the aforementioned recapitalization, another stockholder exchanged its shares of Series B and C Preferred Stock for 100 shares of Series F Preferred Stock which were converted into 100,000 shares of Common Stock in December 1996.

In July 1996, the Company raised $2 million from the sale of common stock through a regulation S offering.

                  TRANS GLOBAL SERVICES, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS, Sheet #12
                [Information as of and for the Nine months ended
                   September 30, 1996 and 1995 are Unaudited]
--------------------------------------------------------------------------------
[22] Subsequent Events [Unaudited] [Continued]

In August 1996, the Company entered into an agreement with the IRS to pay its delinquent payroll taxes, interest and penalties. The Company paid $1.3 million and has agreed to pay the balance in eight equal monthly installments of $150,000, commencing in September 1996, with the remaining balance of $300,000 to be paid in May 1997. The IRS has agreed to subordinate its lien to the lien of the Company's asset-based lender provided that the Company is in compliance with current IRS regulations concerning the timely deposit of Federal employment and withholding taxes [See Note 11].

In October 1996, the Company filed a registration statement with respect to an offering of its securities. In January 1997, the agreement with Trinity was amended increasing the monthly fee to $25,000 commencing with the month in which the Company completes such public offering [See Note 14].

In November 1996, the Company amended its certificate of incorporation increasing the authorized preferred stock to 20,000,000 shares and the authorized common stock to 50,000,000 shares.


                           . . . . . . . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders of Avionics Research Corporation
   Hauppauge, New York


                  We have audited the accompanying combined statements of operations and retained earnings [deficit], and cash flows of Avionics Research Corporation of New York and Avionics Research Corporation of Florida, divisions of ARC Acquisition Group, Inc. for the year ended December 31, 1993. These combined statements of operations and retained earnings [deficit], and cash flows are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined statements of operations and retained earnings [deficit], and cash flows based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statements of operations and retained earnings [deficit], and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statements of operations and retained earnings [deficit], and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined statements of operations and retained earnings [deficit], and cash flows. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the combined statements of operations and retained earnings [deficit], and cash flows referred to above present fairly, in all material respects, the combined results of operations and cash flows of Avionics Research Corporation of New York and Avionics Research Corporation of Florida, divisions of ARC Acquisition Group, Inc. for the year ended December 31, 1993.


                                             MORTENSON AND ASSOCIATES, P. C.
                                             Certified Public Accountants.

Cranford, New Jersey
May 5, 1994

AVIONICS RESEARCH CORPORATION
--------------------------------------------------------------------------------

COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS [DEFICIT]
FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Sales                                                          $    14,032,787
Cost of Sales,
   As shown on Schedule #1                                          13,142,021

   Gross Profit                                                        890,766

Operating Expenses:
   Selling Expenses                                                    112,832
   General and Administrative                                          646,058

   Total Operating Expenses                                            758,890

   Operating Profit                                                    131,876

Other [Expenses],
   As shown on Schedule #4                                            (660,103)

   [Loss] Before Taxes                                                (528,227)

Provision for Income Taxes                                                  --

   Net [Loss]                                                         (528,227)

Retained Earnings - Beginning of Year                                  203,715
                                                               ---------------
   Retained Earnings [Deficit] - End of Year                   $      (324,512)
                                                               ===============

See Notes to Combined Financial Statements.

AVIONICS RESEARCH CORPORATION
--------------------------------------------------------------------------------

COMBINED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Operating Activities:
   Net [Loss]                                                  $      (528,227)
                                                                ---------------
   Adjustments to Reconcile Net [Loss] to
     Net Cash Provided by Operating Activities:
     Depreciation                                                        6,806

   Change in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                                            (392,343)
       Work in Process                                                  (7,400)
       Prepaid Expenses and Other Receivables                            4,506
       Net Proceeds from [Payments to] Affiliates                      245,763

     Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                           923,584
       Taxes Payable                                                   304,894

     Total Adjustments                                               1,085,810

   Net Cash - Operating Activities                                     557,583
                                                               ---------------

Investing Activities:
   Acquisition of Property and Equipment                                (2,456)
   Security Deposit                                                     (4,125)

   Net Cash - Investing Activities                                      (6,581)
                                                               ---------------

Financing Activities:
   Loan Payable - Factor                                              (473,590)
                                                               ---------------
   Net Increase in Cash                                                 77,412

Cash - Beginning of Year                                                27,644
                                                               ---------------
Cash - End of Year                                             $       105,056
                                                               ===============

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for:
     Interest                                                  $       169,511
     Income Taxes                                              $            --

See Notes to Combined Financial Statements.

AVIONICS RESEARCH CORPORATION
NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
[1] Principals of Combination

The combined financial statements as of December 31, 1993 include the accounts of Avionics Research Corporation of New York and Avionics Research Corporation of Florida [collectively, the "Company"].
All intercompany balances have been eliminated.

The Company provides engineering personnel primarily in the aerospace, marine, electronics and energy industries on a temporary basis to its customers located throughout the United States.

[2] Summary of Significant Accounting Policies

Receivables - The Company finances a majority of its receivables with a factor under an agreement entered into in August 1993. The agreement expires in one year and has a maximum availability of funds of $1,500,000. Funds can be advanced in an amount equal to 85% of the total face amount of outstanding and unpaid receivables, with the factor having the right to reserve 15% of the outstanding and unpaid receivables financed. The discount rate charged is based upon the gross amount of the receivables financed. These rates range from 2.65% to 7.95% based upon aging categories. At December 31, 1993, the total amount advanced by the factor was $871,900.

Work in Process - Work in Process is generally stated using the percentage of completion method for work in process.

Property and Equipment - Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line and accelerated methods over the estimated useful lives of the respective assets. Estimated useful lives range from 5 to 10 years as follows:

Furniture and Fixtures                                       5 - 7 years
Leasehold Improvements                                      5 - 10 years
Transportation Equipment                                     3 - 4 years
Equipment                                                   5 - 10 years

Expenditures for maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed currently while major renewals are capitalized.

Revenue Recognition - The Company records revenue as services are provided by engineering personnel.

Income Taxes - Federal income tax returns are filed on a consolidated basis with those of the parent company. On a consolidated basis, there is no tax expense.

For state income tax purposes, the parent company has a net operating loss carryforward at December 31, 1993. The effect of state income taxes refundable due to carryback of net operating loss is not material.

On a separate return basis, no provision for income taxes is necessary due to available net operating loss carryforwards of the parent company at December 31, 1993, which are in excess of net taxable income of these entities.

Concentration of Credit Risk - The Company extends credit to customers, which results in accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, believes that its accounts receivable credit risk exposure is limited.

AVIONICS RESEARCH CORPORATION
NOTES TO COMBINED FINANCIAL STATEMENTS, Sheet #2
--------------------------------------------------------------------------------
[3] Due to Affiliates

This balance represents the net difference between funds collected and disbursed by the Company on behalf of its parent company, ARC Acquisition Group, Inc. and ARC Networks, Inc. ["Networks"] and the effect of allocation of expenses to Networks.

[4] Commitments

On October 15, 1993, the Company has entered into an employment contract with its President. The contract is for a five-year term. The aggregate base salary, to be adjusted for annual cost of living increases, is $120,000. In addition, the President shall be entitled to an annual bonus ranging from 3% to 5% of net income before taxes along with various other benefits.

The Company leases office space and several office machines under operating leases that expire in 1998. The following is an analysis of commitments as of December 31, 1993:

                                 Operating Leases         Employment Contracts

1994                             $         67,965           $      240,000
1995                                       73,081                  240,000
1996                                       38,868                  240,000
1997                                       28,121                  240,000
1998                                       31,553                  200,000
                                 ----------------           --------------
   Total                         $        239,588           $    1,160,000
   -----                         ================           ==============

[5] Contingencies

On May 14, 1991, the Government Printing Office wrote the Company asking that they be reimbursed a total of $296,292 for "unauthorized timework" on two programs. The Company has been in contact with the Department of Justice which has stated that they were declining prosecution of the Company regarding this matter. Management believes these claims are without merit and intends to contest these claims vigorously if reasserted by the Government Printing Office.

[6] Major Customer

Revenues from one customer amounted to$11,038,495 and comprised approximately 79% of the total revenues for the year ended December 31, 1993.

[7] Subsequent Events

On January 3, 1994, the Company entered into an employment contract with one of ITS senior vice presidents. The contract is for a five year term. The aggregate base salary, to be adjusted for annual cost of living increases, is $75,000. In addition, the senior vice president shall be entitled to an annual bonus ranging up to 3% of net income be for taxes along with various other benefits.


                           . . . . . . . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders of Trans Global Services, Inc.
   New York, New York


                  We have audited the accompanying statements of operations, changes in divisional equity, and cash flows of the International Technical Services Division of Job Shop Technical Services, Inc. for the period January 1 to November 21, 1994. These financial statements are the responsibility of the management of Job Shop Technical Services, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, changes in divisional equity and cash flows of the International Technical Services Division of Job Shop Technical Services, Inc. for the period January 1 to November 21, 1994, in conformity with generally accepted accounting principles.

                  The accompanying financial statements have been prepared using generally accepted accounting principles which has as one of its basic assumptions the recoverability of recorded asset amounts in the ordinary course of business. As more fully described in Note 7 to the financial statements, recorded asset amounts have been realized with the sale of substantially all of the Division's assets.

                  Also, as more fully described in Notes 5 and 7 to the financial statements, as part of the sale of the Division, the acquiror has assumed the payment of all of the Division's liabilities with the exception of amounts related to the 401[k] profit-sharing plan, which amount is reflected at $3,360,938, and includes an estimate for excise taxes of $361,393. There is ongoing litigation, and an investigation by a Federal governmental agency, regarding the alleged mismanagement of the 401[k] profit-sharing plan by the management of Job Shop Technical Services, Inc. The ultimate liability resulting from those matters cannot presently be determined. Accordingly, no provision for any liability that may result on adjudication has been made in the accompanying financial statements.


                                            MORTENSON AND ASSOCIATES, P. C.
                                            Certified Public Accountants.

Cranford, New Jersey
July 7, 1995

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF OPERATIONS FOR THE PERIOD JANUARY 1 TO NOVEMBER 21, 1994.
--------------------------------------------------------------------------------

Revenues                                                      $    39,519,655

Cost of Services Provided                                          37,009,818

   Gross Margin                                                     2,509,837

Operating Expenses:
   Selling Expenses                                                   949,863
   General and Administrative Expenses                              1,353,764

   Total Operating Expenses                                         2,303,627

   Operating Profit                                                   206,210

Other Expenses:
   Provision for Doubtful Accounts - Due from Affiliate             1,070,955
   Excise Taxes                                                       176,393
   Interest Expense                                                   871,114
                                                              ---------------
   Total Other Expenses                                             2,118,462

   Net [Loss]                                                 $    (1,912,252)
                                                              ===============

See Notes to Financial Statements.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

            STATEMENT OF CHANGES IN DIVISIONAL EQUITY FOR THE PERIOD
                        JANUARY 1 TO NOVEMBER 21, 1994.
--------------------------------------------------------------------------------


                                                               Accumulated
                                                                [Deficit]

Balance - January 1, 1994                                    $   (3,731,796)

Net [Loss]                                                       (1,912,252)

   Totals                                                    $   (5,644,048)
                                                             ==============

See Notes to Financial Statements.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS FOR THE PERIOD JANUARY 1 TO NOVEMBER 21, 1994.
--------------------------------------------------------------------------------

Operating Activities:
   Net [Loss]                                                  $    (1,912,252)
                                                               ---------------
   Adjustments to Reconcile Net [Loss] to
     Net Cash [Used for] Operating Activities:
     Depreciation and Amortization                                       9,647
     Provision for Doubtful Accounts - Accounts Receivable             198,317
     Provision for Doubtful Accounts - Due from Affiliate            1,070,955

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                                          (1,070,282)
       Deposits                                                           (828)

     Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                          (322,002)
       Payroll Taxes Payable                                          (185,366)
       Due to 401[k] Profit-Sharing Plan                             2,121,493
                                                               ---------------
     Total Adjustments                                               1,821,934

   Net Cash - Operating Activities                                     (90,318)
                                                               ---------------

Investing Activities:
   Net Advances to Affiliates                                         (709,426)
   Repayment - Due from Officer                                         49,477

   Net Cash - Investing Activities                                    (659,949)
                                                               ---------------

Financing Activities:
   Loans Payable - Factor                                            2,096,820
   Payments of Loans Payable - Bank                                 (1,347,820)
                                                               ---------------
   Net Cash - Financing Activities                                     749,000
                                                               ---------------
   Net [Decrease] in Cash                                               (1,267)

Cash - Beginning of Period                                              33,934
                                                               ---------------

   Cash - End of Period                                        $        32,667
                                                               ===============

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the period for:
     Interest                                                  $       571,114

See Notes to Financial Statements.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC. NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
[1] Organization, Line of Business and Significant Accounting Policies

[A] Organization - International Technical Services ["ITS"] is one of the divisions of Job Shop Technical Services, Inc. ["Job Shop"] and has no separate legal status or existence. The income and expenses in the divisional statement of operations relate to the operations of ITS.

The other division of Job Shop is the Computer Design Services Division ["CDS"]. The CDS division sells computer aided design systems.

[B] Line of Business - The ITS division provides engineering personnel primarily in the aerospace, marine, electronics and energy industries on a temporary basis to its customers located throughout the United States.

[C] Significant Accounting Policies

Receivables - Job Shop finances a majority of the receivables of the ITS division under an agreement entered into in August 1994. The agreement expires in August of 1995 and has maximum availability of funds of $2,500,000. Funds can be advanced in an amount equal to 85% of the total face amount of outstanding and unpaid receivables, with the factor having the right to reserve 15% of the outstanding and unpaid receivables financed. The interest rate is equal to the base lending rate of an agreed upon bank, which was 7.25% at November 21, 1994, plus 4.0% and a commission of 1.0% of the receivables financed. The factor has a security interest in all accounts receivables, contracts, personal property and fixtures of the Company.

Concentration of Credit Risk - The Company extends credit to customers which results in accounts receivable arising from its normal business activities. It routinely assesses the financial strength of its customers and based upon factors surrounding the credit risk of the customers believes that its accounts receivable credit risk exposure is limited.

Property and Equipment and Depreciation - Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Revenue Recognition - The ITS division records revenue as services are provided by engineering personnel.

Income Taxes - Job Shop is an S corporation under the provisions of the Internal Revenue Code and applicable state statutes and, accordingly, is not subject to federal and income based on income.

[2] Relationship with Corporate Entity and Affiliated Divisions

As indicated in Note 1, each of the two divisions of Job Shop operate in separate lines of business. The management of Job Shop believes that expenses recorded by each division are indicative of what such expenses would have been if each of the divisions operated as a stand-alone entity, and that no expense allocations, to either division, is required.

The charges by ITS to the CDS division arise primarily from payroll, payroll tax and employee benefit charges paid by the ITS division for employees of the CDS division. The ITS division acts as a common paymaster for both divisions. The accompanying statement of operations and [deficit] does not include any interest income charged by the ITS division to the CDS division on any balances due by the CDS division.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC. NOTES TO FINANCIAL STATEMENTS, Sheet #2
--------------------------------------------------------------------------------
[3] Provision for Doubtful Accounts - Due from Affiliate

As of July 7, 1995, the balance due to the ITS division from the CDS division has not been repaid. The management of the ITS division believes that such balance will not be repaid. Therefore, a provision for doubtful accounts of the total amount due of $1,070,955 has been provided in the statement of operations.

[4] Due to 401[k] Profit-Sharing Plan

The liability to the 401[k] profit-sharing plan consists of employees' compensation deferrals from June 1993 to November 21, 1994 which have not been remitted by Job Shop to the plan's trustee. The liability of $2,999,545 includes accrued interest of $350,877 on the employees' balances.

The above represents violations of the Employee Retirement Income Security Act of 1974, the Internal Revenue Code and other statutes, and could jeopardize the plan's qualified and tax exempt status.

A provision $176,393 for excise taxes relating to the above prohibited transactions is included in statement of operations. The total amount provided through November 21, 1994 for excise taxes is $361,393. See Note 5 for an action commenced by the employees of the division related to unremitted employees' compensation deferrals.

[5] Commitments and Contingencies

[A] Unremitted Federal Withholding and FICA Tax Liabilities - As of November 21, 1994, the Company had not remitted $2,000,000 of 1992 employees' federal and FICA withholding taxes, FICA taxes, interest and penalties, to the Internal Revenue Service. Pursuant to an agreement of sale of the assets of the business [See Note 7], this liability was assumed by the buyer and a repayment plan has been worked out between such buyer and the Internal Revenue Service. However, the Job Shop is liable for any payments not made by the buyer to the Internal Revenue Service.

[B] Leases - The division occupies space in various locations leased by Job Shop There is no formal lease agreement between Job Shop and the ITS division. However, the ITS division does pay rent due under such leases directly to various landlords under an informal agreement with Job Shop. Minimum lease payments required on leases with an initial or remaining term in excess of one year are as follows:

For the years ended
   December 31,
      1994                                           $           2,368
      1995                                                       8,016
      1996                                                       8,353
      1997                                                       2,109
                                                     -----------------

      Total                                          $          20,846
      -----                                          =================

Rent expense for the period January 1, 1994 to November 21, 1994 totaled $67,586. The lease for the New York office of Job Shop expired in December 1994 and was not renewed by the buyer of the assets of the business [See Note 7]. Subsequently, such buyer relocated its New York office to new premises.

INTERNATIONAL TECHNICAL SERVICES DIVISION OF JOB SHOP TECHNICAL SERVICES, INC. NOTES TO FINANCIAL STATEMENTS, Sheet #3
--------------------------------------------------------------------------------
[5] Commitments and Contingencies [Continued]

[C] Litigation - During January 1995 and as amended in March 1995, the employees of ITS filed a complaint against ITS and Job Shop, its president and others seeking $3,000,000 or more, plus interest, punitive damages and other equitable or remedial relief, removal of the plan administrator and trustee and the appointing of an independent administrator and a court-designated trustee. ITS, Job Shop and its president have denied any wrongdoing or liability, asserted cross-claims against codefendants for indemnity and other relief and are vigorously defending the action. The codefendants have denied any liability in regard to this. At this time, no determination of the likelihood of a favorable or unfavorable outcome can be made nor can any estimate of the amount or range of potential loss.

The Company is also a defendant in a action which alleges breach of contract, breach of fiduciary duty and fraud. ITS, Job Shop and its president are vigorously contesting this matter. At this time, no determination of the likelihood of a favorable or unfavorable outcome can be made.

[6] Economic Dependency

Revenues from three customers amounted to $20,780,918 and comprised approximately 52.6% of total revenues for the period January 1, 1994 to November 21, 1994.

[7] Subsequent Event

On November 21, 1994, pursuant to an asset purchase agreement dated as of August 19, 1994, among Job Shop, its sole stockholder and ITS Management Corp. [ITS Man. Corp.] a Delaware Corporation and wholly-owned subsidiary of the Consolidated Technology Group, Ltd. [Consolidated], ITS Man. Corp. acquired substantially all of the assets of Job Shop in exchange for 750,000 shares of Consolidated common stock valued at $281,250, and the assumption of certain scheduled liabilities. The principal liability assumed was a $2,000,000 obligation due to the Internal Revenue Service pursuant to a settlement arrangement which Job Shop had negotiated [See Note 5A]. The initial $500,000 payment was made in November 1994, the balance is due in 15 monthly installments of $100,000, commencing May 1995. The liability not assumed by the buyer is the amount due to the 401[k] profit-sharing plan [See Note 4]. This liability is subject to litigation as more fully described in Note 5C.


                                . . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholder of Job Shop Technical Services, Inc.
   Farmingdale, New York


                  We have audited the accompanying statements of operations, accumulated deficit, and cash flows of Job Shop Technical Services, Inc. for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Job Shop Technical Services, Inc. as of December 31, 1993, and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred a net loss of $2,272,614 for 1993 and has incurred substantial net losses for each of the past three years. Additionally, at December 31, 1993, the Company has a significant deficiency in shareholder's equity and negative working capital, these factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                  The Company is liable for unremitted payments to its 401(k) profit-sharing plan, as discussed in Note 5, and unremitted payroll taxes, as discussed in Note 6.


                                            EDWARD ISAACS & COMPANY LLP
                                            Certified Public Accountants.

New York, New York
May 16, 1994

JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Net Sales                                                      $    44,154,009
                                                               ---------------

Cost and Expenses:
   Cost of Sales                                                    40,342,491
   Selling Expenses                                                  2,328,071
   General and Administrative                                        1,653,901
   Interest - [Net of Interest Income of $17,663]                      260,590
                                                               ---------------
   Total Cost and Expenses                                          44,585,053

   Loss From Operations                                               (431,044)

Other Expenses                                                       1,841,570

   Net Loss                                                    $    (2,272,614)
                                                               ===============

See Independent Auditor's Report and Notes to Financial Statements.

JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF ACCUMULATED DEFICIT FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Balance - January 1, 1993, As Previously Reported              $   (2,015,847)

   Retained Earnings of Acquired Company*                             556,665

Balance - January 1, 1993, As Restated                             (1,459,182)

   Net Loss                                                        (2,272,614)

   Balance - December 31, 1993                                 $   (3,731,796)
                                                               ==============


*Reflects elimination of the intercompany payable to the Company of $1,954,779; the Company had provided an allowance for the full amount of the receivable.

See Independent Auditor's Report and Notes to Financial Statements.

JOB SHOP TECHNICAL SERVICES, INC.
--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 1993.
--------------------------------------------------------------------------------

Operating Activities:
   Net Loss                                                    $    (2,272,614)
   Adjustments to Reconcile Net Loss to Net Cash Used for
     Operating Activities:
     Depreciation and Amortization                                     128,165
     Loss on Settlement of Note Receivable                              83,432
     Reversal of Allowance for Doubtful Accounts                       (20,000)

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                                            (403,436)
       Inventory - Work-in-Progress                                   (115,334)
       Other Current Assets                                              1,103

     Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                         1,756,957
       Taxes Other Than on Income                                       57,460
       Duet to 401(k) Profit-Sharing Plan                              727,327
                                                               ---------------
   Net Cash Used in Operating Activities                               (56,940)
                                                               ---------------

Investing Activities:
   Capital Expenditures                                               (130,038)
   Payments Received on Note Receivable                                117,334
   Due from Shareholder                                                (49,477)
   Deposits                                                             (5,621)
                                                               ---------------
   Net Cash Used in Investing Activities                               (67,802)
                                                               ---------------

Financing Activities:
   Increase in Bank Debt                                               106,204
   Payments of Long-Term Debt                                         (123,056)

   Net Cash Used in Financing Activities                               (16,852)
                                                               ---------------
   Net Decrease in Cash                                               (141,594)

   Cash - Beginning of Year                                            180,352
                                                               ---------------

   Cash - End of Year                                          $        38,758
                                                               ===============

Supplemental Disclosures of Cash Flow Information:
   Cash paid during the year for:
     Interest                                                  $       278,253
     Income Taxes                                              $         2,787


See Independent Auditor's Report and Notes to Financial Statements.

JOB SHOP TECHNICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
[1] Going Concern Status

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates the Company continuing as a going concern. However, the Company has sustained substantial net losses in recent years and at December 31, 1993 has a significant deficiency in shareholder's equity and negative working capital.

Management believes that action presently being taken to bring about the Company's profitability and/or an infusion of new capital will enable the Company to continue as a going concern.

[2] Merger

On August 16, 1993, the Company acquired Computer Design Services, Inc. (CDS), a company owned by the shareholder of the Company, in a business transaction accounted for as though it were a pooling of interests. On the date of acquisition CDS was merged into the Company through the exchange of one share of the Company's common stock for all of the outstanding stock of CDS, which was immediately canceled. The accompanying financial statements for 1993 are based on the assumption that the companies were combined for the full year.

Summarized unaudited results of operations of the separate companies for the period from January 1, 1993 through August 16, 1993, the date of acquisition, were as follows:

                                     Job Shop Technical        Computer Design
                                       Services, Inc.           Services, Inc.

Sales                                $      28,062,000         $     1,696,000
Income (Loss) from Operations                  293,000                (437,000)
Net Loss                                      (382,000)               (437,000)

The summarized unaudited assets and liabilities of the separate companies on August 16, 1993, the date of acquisition, (excluding a payable to the Company of $1,954,779; the Company had provided an allowance for the full amount of the receivable) were as follows:

                                     Job Shop Technical        Computer Design
                                       Services, Inc.           Services, Inc.

Cash                                 $          21,000         $        67,000
Other Current Assets                         3,336,000                 234,000
Property, Plant and Equipment, Net              13,000                 304,000
Other Noncurrent Assets                        378,000                  39,000
                                     -----------------         ---------------
Subtotals                                    3,748,000                 644,000
Liabilities                                 (6,145,000)               (524,000)
                                     -----------------         ---------------
Shareholder's (Deficiency) Equity    $      (2,397,000)        $       120,000
---------------------------------    =================         ===============

JOB SHOP TECHNICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #2
--------------------------------------------------------------------------------
[3] Summary of Significant Accounting Policies

Company's Business - The Company has two divisions, International Technical Services and Computer Design Services.

International Technical Services provides engineering personnel primarily in the aerospace, marine, electronics and energy industries on a temporary basis to its customers located throughout the United States.

Computer Design Services principally sells computer aided design systems and provides necessary support and training to its customers who are located primarily on the east coast of the United States. The division recognizes income on contracts, which are all short-term, when the programs are completed. Costs to the point of completion are deferred and are included in work-in-progress inventory in the accompany balance sheet.

Depreciation - Depreciation is computed by the straight-line method over the estimated useful lives of the assets ranging from five to ten years.

Income Taxes - The Company is an S corporation under the provisions of the Internal Revenue Code and applicable state statutes and, accordingly, is not subject to federal and state income taxes.

[4] Note Receivable

In 1988, the Company received a promissory note relating to the sale of its Computer Systems Division. In 1990, the Company modified the terms of the note (including unpaid interest) from 60 payments of $4,249 to 120 payments of $3,180, commencing June 1, 1990, including interest at 10%. The balance of the note as of December 31, 1993 was $183,432. In December 1993, the Company accepted $100,000 in full settlement of the note and recorded a loss of $83,432 which is included in other deductions in the accompany statement of operations.

[5] Due to 401(k) Profit-Sharing Plan

The liability to the 401(k) profit-sharing plan consists of employees' compensation deferrals from June 1993 to December 1993 which have not been remitted by the Company to the plan's trustee. The liability of $878,052 includes interest accrued on the employees' balances.

During 1994, the Company has not made any payments to the Plan for the above liability and, in addition, approximately $1,400,000 of 1994 compensation deferrals have not been remitted. As of September 30, 1994, the liability to the 401(k) profit-sharing plan aggregated approximately $2,300,000.

The above represent violations of the Employee Retirement Income Security Act of 1974, the Internal Revenue Code and other statutes, and could jeopardize the Plan's qualified and tax exempt status.

A provision of $185,000 for excise taxes relating to the above prohibited transactions is included in other expenses in the accompanying 1993 statement of operations.

[6] Taxes Other than on Income

The liability for taxes other than on income includes approximately $2,587,000 of 1992 employees' federal withholding taxes and FICA tax liabilities, which have not been remitted to the Internal Revenue Service. A $1,008,000 provision for penalties and interest relating to this liability is included in other expenses in the accompanying 1993 statement of operations. The Company has paid $700,000 towards this liability, which has been applied to penalties and interest by the Internal Revenue Service, the remaining $308,000 of unpaid penalties and interest are included in accrued expenses.

JOB SHOP TECHNICAL SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #3
--------------------------------------------------------------------------------
[7] Other Expenses

Other expenses consists of the following:

Penalties and Interest on Payroll Taxes                      $       1,398,368
Excise Taxes (Note 5)                                                  185,000
Loss on Settlement of Note Receivable                                   83,452
Department of Labor Settlement*                                        174,750
                                                             -----------------

   Total                                                     $       1,841,570
   -----                                                     =================

* In 1993, the Company settled a dispute with the Department of Labor for $174,750 relating to an error in computing employees' overtime compensation.

[8] Commitments and Contingencies

[A] Leases - The Company leases its offices and certain equipment under leases expiring through July 1997. Total rent expense under operating leases was $247,688.

Future minimum annual rentals under operating leases with initial or remaining noncancellable lease terms in excess of one month in effect at December 31, 1993, are as follows:

1994                                                         $         188,320
1995                                                                   112,315
1996                                                                    76,315
1997                                                                    44,520
                                                             -----------------

    Total                                                    $         421,470
    -----                                                    =================

[B] 401(k) Profit-Sharing Plan - The Company maintains a noncontributory profit-sharing plan covering all employees who meet eligibility requirements. Annual contributions are at the discretion of the Board of Directors. No provision was made in 1993 (see Note 5).

[C] Major Customers - Three customers accounted for 52% of sales of the year ended December 31, 1993.

[9] Subsequent Events

Factoring Agreement - In April 1994, the Company entered into an agreement with a factor. The agreement provides for advances of up to 85% of eligible accounts receivable. A portion of the proceeds from these advances were used to liquidate the Company's loan payable to bank.

Sale of Assets - The Company is currently negotiating terms for the sale of its assets.


                               . . . . . . . . . .

No  dealer,  salesperson  or any other  person has
been authorized to give any information or to make
any representations  other than those contained in
this  Prospectus in connection with the offer made
by this  Prospectus,  and, if given or made,  such        1,000,000 Units
information or representations  must not be relied
on as having been  authorized by the Company or by
the   Underwriters.   This   Prospectus  does  not
constitute an offer to sell or a solicitation of Trans Global Services, Inc. an offer to buy any securities offered hereby to
any person in any jurisdiction in which such offer    (Each Unit Consists of
or solicitation was not authorized or in which the     one share of Series G
person  making such offer or  solicitation  is not     Convertible Preferred
qualified  to do so or to  anyone  to  whom  it is     Stock and one Series
unlawful  to  make  such  offer  or  solicitation.     E Redeemable Common
Neither the  delivery of this  Prospectus  nor any     Stock Purchase Warrant)
sale    made    hereunder    shall,    under   any
circumstances, create any implication that there has been no change in the circumstances of the Company of the facts herein set forth since the date of this Prospectus.


                    TABLE OF CONTENTS

                                              Page
                                              ----
Prospectus Summary...............................3
Risk Factors.....................................7
Market for Common Stock; Dividends..............13
Use of Proceeds.................................14
Capitalization..................................16
Selected Financial Data ........................17
Management's Discussion and Analysis of
Financial Condition and Results of Operations...18
Business........................................21
Management......................................25
Certain Transactions............................30           PROSPECTUS
Principal Stockholders..........................34
Description of Securities.......................35
Underwriting....................................39
Legal Matters...................................40
Experts.........................................41
Additional Information .........................41
Index to Financial Statements..................F-1


Until            , 1997  (25 days after  the  date
of  this   Prospectus)   all   dealers   effecting
transactions in the registered securities, whether
or not participating in the  distribution, may  be
required  to  deliver  a  Prospectus.  This  is in     Patterson Travis, Inc.
addition to the obligation of , 1997 dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                                             ,1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

    SEC registration fee                                             $7,612.11
    NASD registration fee                                             2,707.51
    Nasdaq listing fee                                               10,000.00
    Printing and engraving                                           25,000.00*
    Accountants' fees and expenses                                   75,000.00*
    Legal fees                                                      125,000.00*
    Transfer agent's and warrant agent's fees and expenses            5,000.00*
    Blue Sky fees and expenses                                       35,000.00*
    Representative's non-accountable expense allowance              180,000.00
    Representative's consulting fee                                 100,000.00
    Miscellaneous                                                    24,680.38*
                                                                   ------------
          Total                                                    $590,000.00*
                                                                   ============
---------
*      Estimated


Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits

     1.1(1)   Form of Underwriting Agreement.
     1.2(1)   Form of Unit Purchase Option.
     1.3(1)   Form of Selected Dealers Agreement.
     1.4(1)   Form of Financial Consulting Agreement.
     2.1(2)   Agreement (the "Agreement") dated as of March 31, 1995, by and among SIS Capital Corp., DLB, Inc., Joseph G. Sicinski and
              Concept Technologies Group, Inc., including exhibits thereto.
     2.2(2)   The Concept Disclosure Letter delivered pursuant to the Agreement.
     2.3(2)   The Trans Global Disclosure Letter delivered pursuant to the
              Agreement.
     2.4(3)   Asset purchase agreement dated August 19, 1994, among ITS
              Management Corp., Job Shop Technical Services, Inc. ("Job Shop")
              and Ralph Corace.
     2.5(3)   Disclosure letter of Job Shop dated August 19, 1994, as
              supplemented on September 10, 1994.
     3.1(1)   Restated Certificate of Incorporation
     3.2(1)   Certificate of Designation for the Series F Preferred Stock.
     3.3(1)   Form of Certificate of Designation for the Series G Convertible
              Preferred Stock.
     3.4(3)   By-Laws.
     4.1(1)   Form of Warrant Agreement among the Registrant and American Stock
              Transfer & Trust Company, as Warrant Agent, to which the form of
              Series E Redeemable Common Stock Purchase Warrant is included as an exhibit.
     5.1      Opinion of Esanu Katsky Korins & Siger.
    10.1(1)   Employment agreement dated September 1, 1996, between the
              Registrant and Joseph G. Sicinski.
    10.2(3)   Management services agreement dated January 1, 1995 between Trans
              Global Services, Inc. and The Trinity Group, Inc.
    10.3(5)   1995 Long-Term Incentive Plan.
    10.4(6)   1993 Stock Option Plan.
    10.5(6)   1995 Incentive Stock Plan.
    10.6(3)   Agreement dated as of September 30, 1995 between SIS Capital Corp.
              and the Registrant.
    10.7(3)   Agreement dated as of September 30, 1995 between Consolidated
              Technology Group Ltd., WWR Technology, Inc. and the Registrant.
    10.8(3)   Form of Series A Common Stock Purchase Warrants.
    10.9(3)   Form of Series B Common Stock Purchase Warrants.
    10.10(3)  Form of Series C Common Stock Purchase Warrants.
    10.11(6)  Form of Callable Common Stock Purchase Warrants issued in the
              Registrant's initial public offering.
    10.12(6)  Form of Registrant's Warrant.
    10.13(6)  Form of August Financing Warrants.
    10.14(6)  Form of October Bridge Financing Warrants.

    10.15(6)  Form of Consulting Warrant.
    10.16(1)  Form of Subscription Agreement.
    10.17(1)  Form of Offshore Securities Subscription Agreement.
    10.18(1)  Form of Series D Common Stock Purchase Warrant.
    10.19(1)  Payment agreement between the Internal Revenue Service and
              Resource Management International, Inc.
    10.20(1)  Amendment dated as of January 1, 1997 between the Registrant and
              The Trinity Group, Inc.
    10.21(1)  Agreement dated February 3, 1995 between the Registrant and Metro
              Factors, Inc.
    10.22(1)  Letter agreement dated January 29, 1997 and February 5, 1997 between the Registrant and Metro.
    11.1(1)   Computation of loss per share.
    24.1(1)   Consent of Moore Stephens, P.C.
    24.2(1)   Consent of Edward Isaacs & Company LLP.
    24.3      Consent of Esanu Katsky Korins & Siger (included in Exhibit 5.1).
    25.1(1)   Powers of attorney.
    27.1(1)   Financial data schedule.

(1)   Previously filed.
(2) Filed as an exhibit to the Current Report on Form 8-K of Consolidated Technology Group Ltd., Commission File No. 0-4186, for the report date of April 19, 1995 and incorporated herein by reference.
(3) Filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.
(4)   To be filed by amendment.
(5) Filed as a exhibit to the Registrant's definitive proxy material for its special meeting of stockholders for November 1996 and incorporated herein by reference.
(6) Filed as an exhibit to the Registrant's Registration Statement on Form SB-2, File No. 33-73178 and incorporated herein by reference.

(b)  Financial Statement Schedules

         None

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 13th day of February, 1997.

                                               TRANS GLOBAL SERVICES, INC.


                                               By: LEWIS S. SCHILLER
                                                  ------------------
                                                   Lewis S. Schiller
                                                   Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated..


        Signature                            Title
        ---------                            -----

 LEWIS S. SCHILLER*                  Chairman of the Board, Chief
-------------------                  Executive Officer and Director
Lewis S. Schiller                    (Principal Executive Officer)

 GLEN R. CHARLES*                    Treasurer and Chief Financial
-----------------                    Officer (Principal Financial
Glen R. Charles                      and Accounting Officer)

 JOSEPH G. SICINSKI*                 Director
--------------------
Joseph G. Sicinski                                   *By: LEWIS S. SCHILLER
                                                         ------------------
 NORMAN J. HOSKIN*                   Director            Lewis S. Schiller
------------------                                       Attorney-in-fact
Norman J. Hoskin                                         February 13, 1997

 E. GERALD KAY*                      Director
---------------
E. Gerald Kay

Exhibit 5.1

                                                                     Exhibit 5.1

                                February 7, 1997


Securities and Exchange Commission                                    20529-04
450 Fifth Street  N.W.
Washington, D.C.  20549

                         Re: Trans Global Services, Inc.
                             File No. 333-14289
                             ---------------------------

Gentlemen:

         We refer to the above-captioned registration statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Trans Global Services, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission.

         We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. We have also assumed the filing of the Certificate of Designation for the Series G Convertible Redeemable Preferred Stock ("Series G Preferred Stock") in substantially the form filed as an exhibit to the Registration Statement.

         Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and, in the case of the Series G Preferred Stock and the Common Stock, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Legal Matters" in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                                Very truly yours,


                                                ESANU KATSKY KORINS & SIGER